Exhibit 10.1

DEBTOR-IN-POSSESSION LOAN AGREEMENT

among

GREENWOOD FINANCIAL INC. AND CERTAIN AFFILIATES,
as Borrowers

ORLEANS HOMEBUILDERS, INC.,
as Parent

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

WELLS FARGO SECURITIES, LLC,
as Lead Arranger and Bookrunner

and

THE LENDERS PARTY HERETO

$120,000,000

Dated as of April 21, 2010

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SECTION 4.	CONDITIONS OF LENDING	49
4.1	Agreement to Make Available the Commitments, Loans, Letters of Credit and Tri-Party Agreements	49
4.2	Availability of Letters of Credit and Tri-Party Agreements	55
4.3	Conditions Precedent to Revolving Loans	55
SECTION 5.	REPRESENTATIONS AND WARRANTIES	56
5.1	Use of Proceeds	56
5.2	Incorporation, Good Standing, and Due Qualification	56
5.3	Power and Authority; No Conflict	57
5.4	Legally Enforceable Agreement	57
5.5	Financial Statements; Accuracy of Information.	57
5.6	Conflicts	58
5.7	Consents	58
5.8	Litigation	58
5.9	Other Agreements	58
5.10	No Defaults and Outstanding Judgments or Orders	59
5.11	Taxes	59
5.12	Debt	59
5.13	ERISA	59
5.14	Ownership and Liens	59
5.15	Representations and Warranties as to Real Estate	60
5.16	Representation and Warranties as to other Collateral	61
5.17	No Violation of Law	61
5.18	Compliance with Covenants	61
5.19	Securities Activities	62
5.20	DIP Representations	62
5.21	CRO	62
SECTION 6.	AFFIRMATIVE COVENANTS	62
6.1	Reporting Requirements	62
6.2	Payment of Taxes	64
6.3	Access to Properties, Books and Records; Inspections	65
6.4	Maintenance of Records	65
6.5	Maintenance of Existence	65
6.6	Insurance	65
6.7	ERISA	68
6.8	Accounts	68

6.9	Compliance with Laws	68
6.10	Payment of Debt	68
6.11	Maintenance of Properties	68
6.12	Deposit Accounts, Securities Accounts and Cash Management Systems	68
6.13	Tax Refunds	69
6.14	Monitoring of Expenses	69
6.15	Budget Compliance	69
6.16	Other Actions	70
6.17	Reduction of Letters of Credit	70
6.18	Further Assurances	70
6.19	Landlord Waivers	70
SECTION 7.	NEGATIVE COVENANTS	71
7.1	Creation of Debt	71
7.2	Grant of Liens; Equitable Lien; Negative Pledge; Restrictions	71
7.3	Mergers	71
7.4	Asset Sales	71
7.5	Transactions With Affiliates	72
7.6	Use of Proceeds	72
7.7	Restricted Payments	72
7.8	Amendments of Documents Relating to Subordinated Debt	72
7.9	Nature of Business	72
7.10	Subrogation	73
7.11	Investments; Acquisitions	73
7.12	ERISA and Other Compensation Arrangements	73
7.13	Compensation	73
7.14	DIP Financing	74
7.15	Alteration of Rights of Lenders	74
7.16	Chapter 11 Claims	74
7.17	Reclamation Claims; Bankruptcy Code § 546(c) Agreements.	74
7.18	506(c) Claims	74
7.19	Other Payments	74
7.20	Construction	75
SECTION 8.	FINANCIAL COVENANTS	75
8.1	Real Estate Acquisitions	75
8.2	Minimum Collateral Value Ratio	75
8.3	Limitation on Holdings of Cash and Cash Equivalents	75

SECTION 9.	EVENTS OF DEFAULT	75
SECTION 10.	REMEDIES	79
10.1	Remedies of Lenders	79
10.2	Effect of Delay	80
10.3	Acceptance of Partial Payment	80
10.4	Application of Proceeds	80
10.5	Other Available Remedies	80
10.6	Waiver of Marshalling of Assets	80
10.7	Waiver of Counterclaim	81
10.8	Relief from Stay	81
10.9	Further Remedies	81
10.10	Credit Bidding	81
SECTION 11.	THE AGENT	82
11.1	Appointment	82
11.2	Delegation of Duties	82
11.3	Exculpatory Provisions	82
11.4	Reliance by Agent	83
11.5	Non-Reliance on Agent and Other Lenders	83
11.6	Indemnification	84
11.7	Consequential Damages	84
11.8	Agent in Its Individual Capacity	84
11.9	Resignation or Removal of Agent as Agent	84
11.10	Authority	85
11.11	Borrower Default	85
11.12	Lender Default	86
11.13	Ratable Sharing	87
11.14	Documentation	87
SECTION 12.	MISCELLANEOUS	88
12.1	Modifications; Amendments, Waivers and Consents	88
12.2	Binding Nature	88
12.3	Governing Law	89
12.4	Time of Performance	89
12.5	Severability	89
12.6	Captions	89
12.7	Computations	89
12.8	Continuing Obligation	89

12.9	Assignment and Participation	89
12.10	Notices	92
12.11	Cumulative Remedies	96
12.12	Third Party Beneficiaries	96
12.13	Entire Agreement	96
12.14	Counterparts	96
12.15	Expenses and Indemnification.	97
12.16	Relationship of Parties	99
12.17	Damage Waiver	99
12.18	Publicity	99
12.19	No Implied Waiver	99
12.20	USA Patriot Act	99
12.21	Conflict; Construction of Documents; Reliance	100
12.22	Jurisdiction	100
12.23	Waiver of Jury Trial	100
12.24	Interim Loan Documents; No Novation or Impairment of Security Interests	101
12.25	General Acknowledgments	101
12.26	Releases	101

Exhibits

A	-	Form of Term Note
B	-	Form of Revolving Note
C	-	Form of Request for Revolving Loan
D	-	Form of Application and Agreement for Irrevocable Standby Letter of Credit
E	-	Form of Budget
F	-	Form of Compliance Certificate
G	-	Form of Assignment and Assumption
H	-	Form of Common Interest and Confidentiality Agreement
I	-	Final Order

Schedules

1(a)	-	Schedule of Borrowers
1(b)	-	Schedule of Allocated Values
2.1	-	Schedule of Commitments
2.2(a)	-	Schedule of Letters of Credit and Tri-Party Agreements
3.4	-	Schedule of Guideline Prices
5.2	-	Schedule of Ownership and Jurisdiction of Organization
5.14	-	Schedule of Real Estate
5.15	-	Schedule of New Jersey Real Estate Subject to Obligation to Remediate Discharge of Hazardous Substance

v

5.16	-	Schedule of Intellectual Property
7.8	-	Schedule of Existing Cost-Sharing Partnerships
7.20	-	Schedule of Units Upon Which Construction May Occur

DEBTOR-IN-POSSESSION LOAN AGREEMENT

This Debtor-in-Possession Loan Agreement (this “Agreement”), made as of the 21st day of April, 2010, by and among GREENWOOD FINANCIAL, INC., a Delaware corporation (“Master Borrower”), ORLEANS HOMEBUILDERS, INC. (“Parent”), each of the other Subsidiaries of Parent identified on Schedule 1(a) that is attached hereto as borrowers (together with Master Borrower and Parent, each a “Borrower” and, collectively, the “Borrowers”), the Lenders who are or may become a party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent for the Lenders (“Agent”).

BACKGROUND

A.          Pursuant to that certain Amended and Restated Revolving Credit Loan Agreement dated as of December 22, 2004 (the “Original Credit Agreement”), executed by Master Borrower, certain of the other Borrowers, Agent and certain of the Lenders, such Lenders agreed to provide a credit facility to Borrowers on the terms and conditions contained in the Original Credit Agreement to finance Borrowers’ acquisition of residential real estate and construction activities.

B.           Pursuant to that certain Amended and Restated Revolving Credit Loan Agreement dated as of January 24, 2006 (as amended prior to the date hereof, the “Amended Credit Agreement”), executed by Master Borrower, certain of the other Borrowers, Agent and certain of the Lenders, such Lenders agreed to amend and restate the Original Credit Agreement on the terms and conditions contained in the Amended Credit Agreement.

C.           Pursuant to that certain Second Amended and Restated Revolving Credit Loan Agreement dated as of September 30, 2008 (as amended prior to the date hereof, the “Pre-Petition Credit Agreement”), executed by Master Borrower, certain of the other Borrowers, Agent and certain of the Lenders (the “Pre-Petition Lenders”), such Pre-Petition Lenders agreed to amend and restate the Amended Credit Agreement on the terms and conditions contained in the Pre-Petition Credit Agreement.

D.          The Pre-Petition Credit Agreement matured on December 20, 2009 and the Borrowers thereunder were unable to repay the Pre-Petition Balance at such time.

E.           Certain Borrowers and Parent requested, and Agent and Pre-Petition Lenders agreed, to enter into a limited waiver on December 18, 2009 to provide the parties until February 12, 2010 to establish the terms and conditions under which the Agent and Pre-Petition Lenders might extend the maturity of the Pre-Petition Credit Agreement and no such agreement was reached.

F.           On March 1, 2010 (the “Petition Date”), the Borrowers each filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code which are being jointly administered under Case No. 10-10684 (collectively, the “Bankruptcy Cases”) and are pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

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G.           On March 3, 2010 (the “Interim Order Date”), the Bankruptcy Court entered that certain Interim Order Pursuant to Bankruptcy Code Section 105, 361, 362, 363, 364 and 507 and Bankruptcy Rules 2002, 4001 and 9014 (I) Authorizing the Borrowers (A) to obtain Post-Petition Financing and (B) to use Cash Collateral and (II) Granting (A) Adequate Protection to Pre-Petition Secured Parties and (B) Related Relief (together with all exhibits and schedules thereto, collectively, the “Interim Order”), which among other things approved certain interim financing pursuant to the terms and conditions of the term sheet (the “Term Sheet”) and letter agreement (the “Letter Agreement”, together with the Interim Order and the Term Sheet, the “Interim Loan Documents”).

H.           The Borrowers, the Lenders, and the Agent desire to set forth the terms and conditions under which the Lenders will make available to the Borrowers certain credit facilities to be used for the purposes specified in this Agreement and amend and restate the Interim Loan Documents;

I.            Borrowers desire to secure all of the Indebtedness hereunder and under the other Loan Documents with a first priority Lien on all of its real, personal and mixed property.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the parties hereto agree to amend and restate the Interim Loan Documents as follows:

SECTION 1.	DEFINITIONS

1.1         Definitions.  In addition to other words and terms defined elsewhere in this Agreement, as used in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent.

“Advisory Agent” means Capstone Advisory Group LLC or any successor satisfactory to Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means Wells Fargo Bank, National Association, in its capacity as agent for Lenders, and any successor thereto appointed pursuant to Section 11.9.

“Agreement” means this Debtor-in-Possession Loan Agreement, and any schedules, exhibits, riders, extensions, supplements, amendments, or modifications to this Debtor-in-Possession Loan Agreement.

“Allocated Value” means the value attributed to Projects in the Borrowing Base Certificate delivered pursuant to Section 4.1(c)(viii) and set forth on Schedule 1(b).

“Alternate Interest Rate” means, at any time, the per annum rate of interest that is equal to the sum of (A) the higher of (i) the Prime Rate, (ii) the rate that is 1.50% in excess of the 1-month LIBOR Rate, (iii) the rate that is 1.50% in excess of the Federal Funds Rate, or (iv) two percent (2%) plus (B) the Applicable Spread in effect on such day.  Any change in the Base Rate due to a change in the Prime Rate, the LIBOR Rate or the Federal Funds Rate shall be effective on the effective date of such change.

“Amended Credit Agreement” has the meaning assigned to such term in the Recitals to this Agreement.

“Applicable Spread” means the following amounts per annum:

Term Loan Margin	Revolving Loan Margin
3.50%	8.50%

“Appraisal” means an appraisal or re-appraisal of the Appraised Value of Real Estate  that (i) is directed to Agent, and (ii) contains terms and conditions satisfactory to Agent and (iii) conforms in all respects to Title X of the Federal Financial and Institutional Reform, Recovery and Enforcement Act of 1989 (FIRREA).

“Appraised Value” means, with respect to the Real Estate in any Project, the value thereof as determined on an “as completed, fair market value” basis pursuant to Section 3.2; provided that until Agent has determined the Appraised Value pursuant to Appraisals ordered pursuant to Section 3.2(b), the Appraised Value of a Project shall be deemed to be its Allocated Value.

“Approved Bank” any commercial bank incorporated under the laws of the United States or any state thereof, having capital and unimpaired surplus in excess of $1,000,000,000.

“Approved Fund” means, with respect to any Lender, any Fund that is administered or managed by (i) such Lender, (ii) an Affiliate of such Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale by any Borrower (other than to another Borrower) to any Person of (i) any of the stock of any Borrower or its Subsidiaries, (ii) substantially all of the assets of any division or line of business of any Borrower, or (iii) any other assets (whether tangible or intangible) of any Borrower.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.9(b), and accepted by Agent), in substantially the form of Exhibit G attached hereto.

“Authorized Signer” means any of the Persons listed on the certificate to be delivered to Agent at Closing in accordance with Section 4.1(a)(iv) or on any replacement certificate with respect thereto subsequently delivered to Agent at any time.

“Avoidance Actions” means all causes of action for preferences, fraudulent conveyances, and other avoidance power claims, including, without limitation, any recoveries under Sections 506(c), 542, 545, 547, 548, 549, 550, 552(b) and 553 of the Bankruptcy Code and other avoidance or similar actions under the Bankruptcy Code , whether received by judgment, settlement or otherwise.

“Bankruptcy Cases” has the meaning assigned to such term in the Recitals to this Agreement.

“Bankruptcy Code” means 11 U.S.C. § 101 et. seq., as amended from time to time.

“Bankruptcy Court” has the meaning assigned to such term in the Recitals to this Agreement.

“Borrower” has the meaning assigned to such term in the Introductory Paragraph of this Agreement.

“Budget” has the meaning assigned to such term in Section 3.1(a).

“Budget Availability” means, at any time, the amount determined pursuant to Section 3.1 scheduled to be made available for operations until the next Revolving Loan, based on the most recently delivered Budget, plus, to the extent available, the Excess Variance Amount.

“Business” means the improvement of land in the States of Pennsylvania, New Jersey, New York, Illinois, Virginia, North Carolina, South Carolina and Florida with residential dwellings, and the sale of such dwellings.

“Business Day” means any day other than a Saturday, a Sunday, a public holiday under the laws of the Commonwealth of Pennsylvania or of the State of North Carolina or another day on which banking institutions in such jurisdictions are authorized or obligated to close.

“Capital Lease” means all leases that have been or should be capitalized on the books of the lessee in accordance with GAAP.

“Capital Stock” means the capital stock of or other equity interests in a Person, including the common or preferred equity interest in a corporation, the membership interests in a limited liability company and the partnership interests (general or limited) in a partnership and any equivalent ownership interest in any other Person, as well as all warrants, rights or options to purchase or acquire any of the foregoing.

“Carve-Out” has the meaning assigned to such term in the Final Order.

“Carve-Out Collateral Account” has the meaning assigned to such term in Section 2.12(e).

“Cash” means money, currency or a credit balance in an unrestricted Deposit Account or a Securities Account controlled by a Borrower.

“Cash Collateral Account” means, collectively, any and all Deposit Accounts of the Borrowers other than the Revolving Loan Collateral Account, the Letter of Credit Collateral Account, and the Carve-Out Collateral Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition, (ii) time deposits, certificates of deposit or bankers’ acceptances of any Approved Bank, with such deposits, acceptances or certificates having maturities of not more than one (1) year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (i) or (ii) and entered into with any Approved Bank, (iv) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor’s (“S&P”) or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”), and in each case maturing not more than one year after the date of acquisition, and (iv) investments in money market funds or mutual funds, at least ninety five percent (95%) of whose assets consist of securities and other obligations of the type described in clause (i) through (iv) above, that has net assets of not less than $1,000,000,000, and has the highest rating obtainable from either S&P or Moody’s.  All such Cash Equivalents must be denominated solely for payment in Dollars.  Overnight deposits and demand deposits maintained in the ordinary course of business shall be considered cash.

“Change of Control” means the occurrence of one or more of the following events:

1.           the occurrence of a change in the composition of the Board of Directors of Parent such that a majority of the members of Board of Directors are not a member who (i) was a member of such Board of Directors on the Closing Date or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the members who were either members of such Board of Directors on the Closing Date or whose nomination or election was previously so approved; or

2.           Mitchell Arden ceases to be the CRO of Parent and he is not replaced within five (5) Business Days by a Person satisfactory to Agent and Majority Revolving Lenders.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing” and “Closing Date” means the date on which each of the Loan Documents has been executed and delivered by all of the parties thereto and all of the conditions contained in Section 4.1 have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, at any time, all of the real, personal and mixed property in which a Lien is purported to be granted pursuant to the Orders or any Collateral Documents as security for the Indebtedness, including without limitation, inventory, accounts receivable, chattel paper, contract rights, documents, equipment, fixtures, deposit accounts, general intangibles (including, without limitation, all tax refunds, copyrights, licensing agreements, patents, trademarks, and trade names), instruments, real property, securities and other investment property, all cash collateral, Avoidance Actions and proceeds of all of the foregoing, wherever located.

“Collateral Documents” means the Security Agreements, the Mortgages, the Control Agreements and all other instruments or documents delivered by any Borrower pursuant to this Agreement or any of the other Loan Documents in order to grant to Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Borrower as security for the Indebtedness.

“Collateral Value Ratio” means, as of any date of determination, the ratio of (a) aggregate Appraised Value (based on the most recent Appraisal) of all Real Estate minus Cost-to-Complete (excluding on a Project level basis where Allocated Value is used) and minus the Appraised Value of Units or Lots sold, to (b) the sum of (x) outstanding Revolving Loans plus outstanding Term Loans plus (y) the face amount of any issued Letters of Credit minus (z) Cash Collateral held in the Revolving Loan Collateral Account, the Letter of Credit Collateral Account, the Cash Collateral Account, and the Carve-Out Collateral Account; provided that the following limitations shall apply:

(i)           Generally.  The amount of Appraised Value attributable to Projects in any jurisdiction in which the liens of Mortgages are limited to a stated amount that is less than the Commitments shall at no time exceed such stated amount (which shall not be an aggregate amount) contained in each of the then-outstanding Mortgages in such jurisdiction (that is, for example, if there are five (5) Mortgages encumbering Projects in Florida, each with a stated principal amount of $75,000,000, the maximum Appraised Value, at any time, on account of Florida Projects would be $75,000,000).

(ii)         New York.  The amount of Appraised Value attributable to any Project in the State of New York shall at no time exceed the stated amount of the Mortgage that encumbers such Project.

(iii)        Purchase Money Mortgages.  The aggregate amount of Appraised Value shall at all times be reduced by the then-outstanding aggregate principal balance of all purchase money mortgages encumbering Projects that are Permitted Liens and that do not secure the Indebtedness.

(v)         Documentation.  No Appraised Value shall be attributed to a Project that has not satisfied the requirements of Section 4.1(d).

“Commitments” means the aggregate Term Loan Commitments and the Revolving Loan Commitments.

“Committee” means the official committee of unsecured creditors duly appointed in the Bankruptcy Cases.

“Compliance Certificate” means a certificate in the form attached hereto as Exhibit F.

“Common Interest and Confidentiality Agreement” means that certain Common Interest and Confidentiality Agreement entered into by the Lenders effective as of the Closing Date substantially in the form of Exhibit H attached hereto, as amended from time to time.

“Company Certified” means reviewed by the CRO and certified by the CFO or other authorized officer acceptable to the Agent that such information is true and correct to the best of such certifying officer’s knowledge.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means an agreement, satisfactory in form and substance to Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Agent’s security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by Agent as to disposition of funds in such account, without further consent by any Borrower.

“Cost Incurred” means:

(a)         With regard to the Appraised Value of finished Units, the total amount incurred to date to construct the Unit; and

(b)         With regard to the Appraised Value of Lots of Improved Land, the then-current book value thereof, determined in accordance with GAAP.

“Cost-to-Complete” means:

(a)         With regard to the Appraised Value of finished Units, the total budgeted cost of constructing the vertical structure of the Unit equal to (i) the base budget for the Unit type plus (ii) the higher of customized changes from the base budget actually proposed by the buyer and customized changes estimated by management based on historical experience, less Cost Incurred; and

(b)         With regard to the Appraised Value of Lots of Improved Land, the total budgeted cost of land improvement (it being understood that total budgeted costs exclude contingencies), less Cost Incurred.

“CRO” means Mitchell Arden, in his capacity as Chief Restructuring Officer of Parent or any replacement officer satisfactory to Agent and Majority Revolving Lenders.

“Debt” means, for any Person as of any date, without duplication, all (i) indebtedness or liability for borrowed money; (ii) obligations, whether or not for money borrowed (a) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (b) evidenced by bonds, debentures, notes or similar instruments, or (c) constituting purchase money indebtedness, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (iii) lease obligations and obligations that are treated as capitalized leases under GAAP; (iv) reimbursement obligations under surety bonds, letters of credit and/or tri-party agreements issued with respect to Improvements (whether or not the same have been presented for payment); (v) reimbursement obligations under Financial Letters of Credit and surety bonds (regardless of whether the same have been presented for payment); (vi) obligations, contingent or otherwise, under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement if the transaction giving rise to such obligation (a) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease under GAAP and (b) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of a Person; (vii) liabilities arising under any “swap agreement” (as that term is defined in 11 U.S.C. § 101, as heretofore or hereafter amended; and (viii) without duplication, all liabilities of third parties of the type described in (i)–(vii), inclusive, that are guaranteed by or otherwise recourse to a Person, whether or not the obligations have been assumed.

“Defaulting Lender” has the meaning assigned to such term in Section 11.12.

“Default Rate” means a rate of interest that is equal to the applicable Interest Rate otherwise payable with respect to Loans plus two and one-quarter percent (2.25%) per annum.

“Deficiency Claim” means the unsecured portion of any claim the Agent or Lenders have against the Borrowers relating to the Pre-Petition Debt or the Indebtedness.

“Deposit Account” means a demand, time, savings, passbook or like account with a federally insured bank or savings and loan association, other than an account evidenced by a negotiable certificate of deposit.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Eligible Assignee” means (i) a Lender, an Affiliate of a Lender, an Approved Fund, and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include (v) any Person with net assets of less than $500,000,000, (w) Parent or any of Parent’s Affiliates, (x) any Person taking directions from or working in concert with Parent or any of Parent’s Affiliates, (y) any competitor of Parent or its Affiliates in the homebuilding industry or any Affiliate of such competitor, or (z) any natural Person.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Condition” means (i) the presence or likely presence of any Hazardous Substance under conditions indicating an existing, past, or a material threat of Release at, to, or from structures on property or the environment, regardless of whether the presence or likely presence of such Hazardous Substance is in compliance with Environmental Law; (ii) any condition in air, soil, surface water or ground water which adversely affects a work place where a business operation occurs or an actual or intended residence, (iii) any damage to a natural resource; and (iv) any contamination which must be assessed, investigated, or remediated under any of the Environmental Laws.

“Environmental Law” means any presently existing or hereafter enacted or decided federal, state or local statutory or common law relating to pollution or the protection of human health or the environment, including without limitation, any common law of nuisance or trespass, any judicial or administrative order, decree or consent order pertaining to any Environmental Condition, and any law or regulation relating to emissions, discharges, releases or threatened release of any Hazardous Substance into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

“Environmental Report” means any Phase I or Phase II environmental site assessment, preliminary assessment report, site investigation, remedial investigation workplan, or remedial action work plan or remediation report that is (i) prepared with respect to any lots within any of the Projects, or for any of the Projects, in accordance with any Environmental Law applicable at the time of preparation and the Agent’s then-current protocol for environmental studies of land for residential development by a qualified environmental engineer, geologist or hydrogeologist acceptable to Agent in its reasonable business judgment, (ii) in the case of any Phase I environmental site assessment, dated not earlier than twelve (12) months prior to the acquisition by any of the Borrowers or any affiliate of the Borrowers of the property assessed by such Phase I environmental site assessment, (iii) in the case of any Phase I environmental site assessment prepared after November 1, 2005, prepared in accordance with the standards and practices for all appropriate inquiries codified at 40 C.F.R. Part 312, and (iv) if not addressed to Agent, as agent for the Lenders, accompanied by a reliance letter (in form acceptable to Agent in good faith) addressed to Agent as agent for the Lenders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“ERISA Affiliate” means any trade or business (whether or not incorporated), which together with any Borrower (or some or all of them) would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) maintained by a member bank of the Federal Reserve System.

“Event of Default” means any of the events specified in Section 9.

“Excess Variance Amount” has the meaning assigned to such term in Section 6.15(a).

“Excluded Taxes” means, with respect to Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder (i) income and franchise taxes imposed on (or measured by) its net income or net profits (or franchise taxes imposed in lieu of net income taxes) imposed on Agent, such Lender or other recipient as a result of a present or former connection between Agent, such Lender or such other recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Agent or such Lender having executed, delivered or performed its obligations or received a payment hereunder, or enforced, this Agreement, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction (iii) any withholding tax that is imposed on amounts payable to Agent, such Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.15(a), and (iv) Taxes attributable to such Lender’s failure to comply with Section 2.15(e).

“Federal Funds Rate” means for any day the rate per annum, based on a year of 360 days and actual days elapsed, and rounded upward to the nearest 1/100th of one percent (0.01%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date; provided that, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Rate for the last day on which such rate was announced.

“Final” shall mean, as to any order, that such order is no longer subject to review, reversal, modification or amendment by appeal or writ of certiorari.

“Final Order” shall mean an order of the Bankruptcy Court substantially in the form of Exhibit I attached hereto.

“Financial Statements” mean the reports of financial condition required to be delivered pursuant to Sections 6.1(a), 6.1(b) and 6.1(c).

“Fiscal Quarter” means each of the three (3) month periods that ends on the last day of the third (3rd), sixth (6th), ninth (9th) and twelfth (12th) months of a Fiscal Year.

“Fiscal Year” means the period of twelve (12) consecutive calendar months on the basis of which Parent reports its income for GAAP purposes, which twelve (12) month period currently ends on each June 30.

“Foreign Lender” means any Lender that is organized, or lending through a branch that is organized, under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that (i) is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business, or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above.

“Funding Date” means the Business Day on which an Revolving Loan is made.

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as in effect on the date hereof or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination and which are applied on a consistent basis.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Substance” means any substance, the possession, release, manufacture, storage, use, generation, treatment, disposal, transportation or other management of which is regulated by or pursuant to any Environmental Law and shall include, without limitation, (i) any substance defined as hazardous by or pursuant to the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.; (ii) any oil as defined by the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.; (iii) any hazardous, toxic, residual, industrial, municipal, or universal waste or substance; (iv) any pollutant; (v) any contaminant; (vi) any chemical; and (vii) any radioactive materials.

“Home Sale Order” means that certain Final Order authorizing the Borrowers (a) to contract and close on sales of homes; (b) to honor deposits and other contractual obligations; (c) to sell homes free and clear of all liens, claims, encumbrances, and other interests; (d) to establish procedures for the resolution of lien and other claims; and (e) to use proceeds of home sales in accordance with lien procedures.

“Improved Land” means land that (i) has received all Governmental Approvals necessary for immediate development as for-sale residential housing, other than building permits, provided that land that has received all such Governmental Approvals except for state- and federally-issued permits (but not local subdivision and land development approvals, which may, however, be conditioned upon the receipt of state- and federally-issued permits) and that Borrower in good faith believes will be issued within 120 days may be treated as Improved Land until such permits are issued but only if such permits are issued within such period of 120 days, and (ii) is fully developed with Improvements that have been completed (other than the finish paving of streets).

“Improvements” means the site improvements required for the development, improvement and sale of a Project, including, but not limited to, roads, curbs, sidewalks, storm water drainage lines and facilities and water and sewer lines and facilities.

“Indebtedness” means all obligations owing to the Agent or Lenders, or any of them, under this Agreement, the Term Notes, the Revolving Notes (including, but not limited to, the repayment of the Loans and all interest and other charges due thereon and hereunder), and all other Loan Documents, whether for past, present or future advances, renewals, extensions, modifications, interest, late charges, costs and fees of any type or otherwise.

“Indemnified Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Intellectual Property” means all patents, trademarks, trademarks, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of the Borrowers.

“Interest Rate” means, on any day, the sum (expressed as a per annum rate of interest) of (i) the LIBOR Market Index Rate as of such day plus (ii) the Applicable Spread in effect on such day.

“Interim Loan Documents” has the meaning set forth in the Recitals hereto.

“Interim Order” has the meaning assigned to such term in the Recitals hereto.

“Interim Order Date” means March 3, 2010.

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the opinion of Agent, desirable in order to create or perfect Liens on, or evidence the interest of Agent and Lenders in, any IP Collateral.

“Investment” means (i) any direct or indirect purchase or other acquisition by any Borrower of, or of a beneficial interest in, any Securities (other than Cash or Cash Equivalents) of any other Person, (other than a Borrower) (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Borrower from any Person (other than a borrower), of any equity Securities of such Person or (iii) any direct or indirect loan, advance or capital contribution by any Borrower to any other Person (other than a Borrower), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“Issuance Fee” means the fee payable by Borrowers pursuant to Section 2.7(c).

“Issuer” means (i) Agent and (ii) each Approved Bank that has heretofore issued a Letter of Credit or executed a Tri-Party Agreement hereunder.

“Joint Venture” means an entity that is engaged principally in the business of for-sale residential real estate and in which Parent, directly or indirectly, owns at least a 30% interest.

“Last Reported Fiscal Quarter” means, on any date, the later of (i) the Fiscal Quarter most recently concluded that ended at least 50 days before such date or (ii) the most recent Fiscal Quarter with respect to which Borrowers have delivered to Agent a report as required by Section 6.1(b).

“Lender” means each Person executing this Agreement as a Lender, as set forth on the signature pages hereto, and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 12.9; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Lending Office” means with respect to a Lender, the office, branch, subsidiary or affiliate of such Lender identified in the questionnaire delivered by such Lender to Agent or otherwise selected by such Lender pursuant to Section 2.19 hereof.

“Letter of Credit” means letters of credit issued or to be issued by Issuer for the account of a Borrower pursuant to Section 2.2(a).

“Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.12(c).

“Letter of Credit Fee” means the fee payable by Borrowers pursuant to Section 2.7(c).

“Letter of Credit Sublimit” means $15,000,000.

“LIBOR Market Index Rate” means, for any day, the greater of (x) two percent (2%) and (y) a rate per annum determined in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

1-month LIBOR Rate
1.0 – Eurocurrency Reserve Requirements

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Limited Unsecured Claim Payment” means the payment or distribution made in the Bankruptcy Cases, whether such payment is made pursuant to a Reorganization Plan or otherwise, of the first $4,000,000 derived solely from the proceeds of any Avoidance Actions to or for the benefit of unsecured creditors.

“Loan” or “Loan(s)” means, individually or collectively, the Term Loans and the Revolving Loans.

“Loan Document(s)” means this Agreement, the Notes, the Collateral Documents, the Letters of Credit and Tri-Party Agreements and all documents executed in connection with the Loans evidenced by this Agreement and the Notes, and may include, without limitation, all certificates issued with respect to any of the foregoing and any renewals or modifications thereof.

“Loan Fees” means the various fees payable by Borrowers from time to time pursuant to Section 2.7.

“London Business Day” means any Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London and in Charlotte, North Carolina.

“Lot” or “Lots” shall mean the portions of Real Estate that have been approved for construction thereon of a single family Unit.

“Majority Lenders” means, at any date, any combination of Lenders whose Pro Rata Shares aggregate more than fifty percent (50%) of the aggregate Term Loan Exposure for all Lenders plus the aggregate Revolving Loan Exposure of all Lenders.

“Majority Revolving Lenders” means, at any date, any combination of Revolving Lenders whose Pro Rata Shares aggregate more than fifty percent (50%) of the aggregate Revolving Loan Exposure of all Revolving Lenders.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Master Borrower” has the meaning assigned to such term in the Introductory Paragraph to this Agreement.

“Material Adverse Effect” means, with respect to the Borrowers, or any of them, from and after the Petition Date, a material and adverse effect upon the business, properties, assets, operations, condition (financial or otherwise) or prospects of the Borrowers and their respective subsidiaries taken as a whole, or upon their ability to perform their respective obligations under the Loan Documents in accordance with their respective terms.

“Maturity Date” means the earliest to occur of (i) March 1, 2011, (ii) the effective date of an approved Reorganization Plan, (iii) conversion of the Bankruptcy Cases to a Chapter 7 proceeding or (iv) any other termination of this Agreement in accordance with the Final Order or this Agreement.

“Mortgage” or “Mortgages” means the mortgages or deeds of trust (as appropriate for the jurisdiction in which the Project subject thereto is located) granted to Agent (for the ratable benefit of the Lenders) or to a wholly-owned subsidiary of Agent as trustee for Agent (for the ratable benefit of the Lenders), which shall be security for the repayment of the Indebtedness, and shall constitute first priority lien(s) upon the Project(s), subject to Permitted Priority Liens.  The Mortgages shall be in a form prepared by and acceptable to Agent.

“Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA and defined in Section 3(37) of ERISA that covers employees of either of a Borrower or any ERISA Affiliate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such sale, net of any bona fide direct costs incurred in connection with such sale, including (i) transfer taxes or similar taxes customarily paid by seller, and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt (other than the Indebtedness) that is (a) secured by a Permitted Priority Lien on the asset being sold (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Borrower and (c) approved by the Agent, (iii)  from any Asset Sale outside the ordinary course of business, payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt (other than the Indebtedness) that is (a) secured by a Permitted Priority Lien on an asset that was previously sold for which a claim had not been filed at the time of the relevant Asset Sale, and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Borrower, and (iv) such other customary expenses set forth on HUD closing statement paid or credited by a Borrower as seller (including, but not limited to, sales commissions, settlement charges, real estate taxes, sales incentives and credits, recording fees, escrows for uncompleted items, and title company charges); provided that in the case of any sale of any Real Estate, Lot or Unit, the amounts in clause (iv) shall not exceed ten percent (10%) of the gross Cash payment for such asset without the consent of Agent (such consent not to be unreasonably withheld).

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by any Borrower or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of any Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by any Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of such Borrower or such Subsidiary in respect thereof.

“New York Mortgage” means each Mortgage that encumbers a Project located in the State of New York.

“Notes” means the Term Notes and the Revolving Notes; “Note” means any of such Notes.

“1-month LIBOR Rate” means, with respect to each day, the rate for Dollar deposits of one-month maturity as reported on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such day or if such day is not a London Business Day, then the immediately preceding London Business Day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation).

“Orders” means, collectively, the Interim Order and Final Order.

“Organizational Documents” means, with respect to any entity, the documents pursuant to which a Person is organized, including without limitation, its articles of incorporation, by-laws, partnership agreement, certificate of limited partnership, limited liability company organization or formation agreement, limited liability company certificate or articles of formation and trust indenture, as appropriate to the entity.

“Original Credit Agreement” has the meaning defined in the Recitals to this Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, assessments, charges or similar levies imposed by any Governmental Authority arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” means Orleans Homebuilders, Inc., a Delaware corporation.

“Participant” has the meaning set forth in Section 12.9(d) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Critical Vendor Payment” means an account payable permitted to be paid under Section 7.19(c).

“Permitted Debt” means:

(i)             the Indebtedness;

(ii)            normal operating liabilities such as trade accounts payable, taxes payable, and lease obligations as of the Closing Date, and customer deposits under agreements of sale for the purchase of Real Estate, Units or Lots in the ordinary course of business;

(iii)           reimbursement obligations under surety bonds, Letters of Credit or Tri-Party Agreements (whether or not the same have been presented for payment);

(iv)           purchase money mortgages and other Debt in existence on the Closing Date and set forth on Schedule 7.1, each as in effect, and in the principal amount outstanding, on the Closing Date;

(v)           obligations constituting deposits under agreements of sale for Units; and

(v)           other Debt secured by Permitted Priority Liens not otherwise described above.

“Permitted Liens” means:

(i)             Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business, the payment of which is not, at the time, required by Section 6.2;

(ii)            Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by Borrower in for construction thereon and of Units, and none of which is violated in any material respect by existing or proposed structures or land use;

(iii)           Liens, security interests or mortgages in favor of Agent for the benefit of the Lenders to secure the Indebtedness;

(iv)           Liens securing Permitted Debt set forth on Schedule 7.1 and subordinated to the extent required/permitted pursuant to the Final Order;

(v)           attachments, judgments and other similar Liens arising in connection with court proceedings, to the extent such Lien does not constitute an Event of Default;

(vi)           Statutory rights of set-off, revocation, refund, chargeback or similar rights or remedies of banks and other similar financial institutions arising under deposit agreements or under the Uniform Commercial Code as to Deposit Accounts or Securities Accounts (including funds or other assets credited thereto or funds maintained therewith);

(vii)          Licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of any Borrower or resulting in a material diminution in the value of any Collateral as security for the Indebtedness;

(viii)        any interest or title of a lessor or sublessor under any lease not prohibited by this Agreement;

(ix)           Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code and other banker’s Liens arising by operation of law;

(x)            statutory Liens arising in the ordinary course of business in favor of landlords (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(xi)           Liens consisting of deposits securing the payment and performance of real estate and other personal property leases not prohibited by the terms hereof or by any other Loan Document incurred in the ordinary course of business, so long as no foreclosure, sale or similar proceedings have been commended with respect to any portion of the Collateral on account thereof; and

(xii)          other Permitted Priority Liens not otherwise described above.

“Permitted Priority Liens” means any unpaid and allowed liens that (a) attached or were eligible to attach on the Petition Date and that under applicable law are senior to, and (i) have not been subordinated to or (ii) are avoidable pursuant to an Avoidance Action, the liens and security interests of the Pre-Petition Lenders and are perfected prior to the Petition Date or that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code and (b) has been determined to be valid and enforceable pursuant to the terms of the Home Sale Order.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Plan” means any plan to provide benefits other than salary for services rendered, or any other benefit arrangement, obligation, or practice established, maintained, or to which contributions have been made by either of the Borrower or any ERISA Affiliate.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prescribed Laws” means, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT ACT), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other statutes and laws relating to money laundering or terrorism.

“Petition Date” has the meaning assigned to such term in the Recitals of this Agreement.

“Pre-Petition Balance” or “Pre-Petition Debt” means all unpaid, interest, fees and costs owing by certain Borrowers to the Agent and the Lenders under the Pre-Petition Loan Documents in the aggregate amount of approximately $337,956,029.99.

“Pre-Petition Credit Agreement” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Pre-Petition Lenders” shall have the meaning assigned to such term in the Recitals of this Agreement.

“Pre-Petition Loan Documents” shall mean the Pre-Petition Credit Agreement and each of the other documents executed in connection therewith.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Project” means, at any time, a tract of Real Estate comprising an identifiable community of Lots that is marketed as a community and that is then owned by a Borrower.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitments or the Term Loan of any Term Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Term Lender by (y) the aggregate Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Revolving Lender or any Letters of Credit issued or participations therein deemed purchased by any Revolving Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Revolving Lender by (y) the aggregate Revolving Loan Exposure of all Revolving Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 12.9.  The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii) and (iii) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“Real Estate” means all land, fee simple title to which is now or hereafter owned by a Borrower, together with all Improvements and Units now or hereafter constructed thereon.

“Refund Collateral” has the meaning assigned to such term in the Security Agreement.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Substances), including the movement of any Hazardous Substances through the air, soil, surface water or groundwater.

“Relevant Accounting Period” means, at any time, the period of four (4) consecutive Fiscal Quarters, the last of which is the Last Reported Fiscal Quarter.

“Reorganization Plan” shall mean a plan of reorganization for the Borrowers proposed pursuant to the Bankruptcy Code.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC has been waived under applicable regulations.

“Requisite Revolving Lenders” means, at any date, any combination of Revolving Lenders whose Pro Rata Shares aggregate more than sixty six and two thirds percent (66 2/3%) of the aggregate Revolving Loan Exposure of all Revolving Lenders.

“Request for Revolving Loan” means a written notice from a Borrower to Agent, in the appropriate form that is attached hereto as Exhibit C, requesting that an Revolving Loan in a specified amount be advanced to such Borrower on a specified Funding Date.

“Revolving Loan Collateral Account” has the meaning assigned to such term in Section 2.12(b).

“Revolving Loan Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans to Borrowers under Section 2.1(b) and to honor drawings and demands under Letters of Credit and Tri-Party Agreements issued or executed under Section 2.2, in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Revolving Loan Exposure”, with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) the aggregate amount of such Lenders’ Pro Rata Share in any outstanding Letters of Credit or Tri-Party Agreements or any unreimbursed drawings under any Letters of Credit or Tri-Party Agreements.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loans” means the Loans made by Revolving Lenders to Borrowers pursuant to Section 2.1(b).

“Revolving Loan Sublimit” means $20,000,000, unless increased to $25,000,000 pursuant to Section 2.1(b)(iii).

“Revolving Loan Termination Date” has the meaning assigned to such term in Section 2.1(b)(i).

“Revolving Notes” means each of the promissory notes made by Borrowers, payable to the order of each Lender and substantially in the form of Exhibit B hereto, evidencing the Revolving Loans, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“RICO” means the Racketeer Influenced and Corrupt Organization Act, as amended by the Comprehensive Crime Control Act of 1984, 18 USC §§1961-68, as amended from time to time.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Security Agreement” means the Security Agreement among the Borrowers and Agent pursuant to Section 4.1(a)(ii).

“Special Purpose Collateral Account” means each of the Revolving Loan Collateral Account, the Letter of Credit Collateral Account, the Cash Collateral Account, and the Carve-Out Collateral Account.

“Subordinated Debt” means (i) Debt for borrowed money, the repayment of which by its terms is subordinated to the Indebtedness on terms and conditions satisfactory to Agent, (ii) the Debt incurred pursuant to that certain Junior Subordinated Indenture dated as of September 20, 2005, among OHI Financing, Inc., Parent and Wilmington Trust Company, including the guaranty of such Debt by Parent, and (iii) the Debt incurred pursuant to that certain Junior Subordinated Indenture dated as of August 3, 2009, between OHI Financing, Inc., as Issuer, and The Bank of New York Mellon, as Trustee, including the guaranty of such Debt by Parent.

“Subsidiary” means, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the governing body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Superpriority Claims” shall mean Indebtedness or other claims arising out of credit obtained or debt incurred by the Borrowers having priority in accordance with the provisions of Section 364(c)(1) of the Bankruptcy Code or any or all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a Tranche 1 Term Lender and a Tranche 2 Term Lender.

“Term Loan Commitment” means a Tranche 1 Term Loan Commitment and a Tranche 2 Term Loan Commitment.

“Term Loan Exposure”, with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Term Loans, the amount of that Lender’s Term Loan Commitment, and (ii), after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

“Term Loans” means the Tranche 1 Term Loans and the Tranche 2 Term Loans.

“Term Note” means each of the promissory notes made by Borrowers, payable to the order of each Term Lender and substantially in the form of Exhibit A hereto, evidencing the Term Loans, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Tranche 1 Term Lender” means a Lender that has a Tranche 1 Term Loan Commitment and/or that has an outstanding Tranche 1 Term Loan.

“Tranche 1 Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make Tranche 1 Term Loans to Borrowers under Section 2.1(a), in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Tranche 1 Term Loans” means the Loans made by Tranche 1 Term Lenders to Borrowers pursuant to Section 2.1(a).

“Tranche 2 Term Lender” means a Lender that has a Tranche 2 Term Loan Commitment and/or that has an outstanding Tranche 2 Term Loan.

“Tranche 2 Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make Tranche 2 Term Loans to Borrowers under Section 2.1(a), in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Tranche 2 Term Loans” means the Loans made by Tranche 2 Term Lenders to Borrowers pursuant to Section 2.1(a).

“Tri-Party Agreement” means a tri-party agreement issued or to be issued by Issuer for the account of a Borrower pursuant to Section 2.2(a).

“Unit” or “Units” means an attached or detached for-sale single-family residential housing facility or an individual condominium dwelling.

“Unused Fee” means the fee payable by Borrowers pursuant to Section 2.7(b).

“Up-Front Fee” has the meaning assigned to such term in Section 2.7(a).

1.2           Construction of Terms.  Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole and “or” has the inclusive meaning represented by the phrase “and/or.”  References in this Agreement to “determination” by Agent or Lenders include good faith estimates by Agent or Lenders (in the case of quantitative determinations) and good faith beliefs by the Agent or Lenders (in the case of qualitative determinations). The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The Section and other headings contained in this Agreement preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.  Reference to any Article, Section, Schedule and Exhibit are to this Agreement, unless otherwise specified.  All definitions of, and references to, any Loan Document mean the Loan Document that is identified herein, as the same may from time to time be amended in accordance with the provisions of this Agreement and the subject Loan Document.  The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

1.3           Accounting Reports and Principles.  The character or amount of any asset, liability, account or reserve and of any item of income or expense to be determined, and any consolidation or other accounting computation to be made, and the construction of any definition containing a financial term, pursuant to this Agreement or any other Loan Document, shall be construed, determined or made, as the case may be, in accordance with GAAP, consistently applied, unless such principles are inconsistent with any express provision of this Agreement.

1.4           Business Day; Time.  Whenever any payment or other obligation hereunder, whether under a Note or under another Loan Document, is due on a day other than a Business Day, such shall be paid or performed on the Business Day next following the prescribed due date, except as otherwise specifically provided for herein to the contrary, and such extension of time shall be included in the computation of interest and charges.  Any reference made herein or in any other Loan Document to an hour of day shall refer to the then prevailing Eastern time, unless specifically provided herein to the contrary.

SECTION 2.	AMOUNT AND TERMS OF THE COMMITMENTS, LOANS, LETTERS OF CREDIT AND TRI-PARTY AGREEMENTS.

2.1	The Commitments.

(a)                 Term Loans.

(i)             Tranche 1 Term Loans.  Subject to the terms and conditions set forth herein, each Tranche 1 Term Lender severally, in accordance with its respective Pro Rata Share, shall extend to Borrowers an amount not exceeding such Lender’s Pro Rata Share of the aggregate amount of the Tranche 1 Term Loan Commitments to be used for the purposes identified in Section 2.3(a).  All Tranche 1 Term Loans shall be deemed to have been made on the Interim Order Date.  The amount of each Tranche 1 Term Lender’s Tranche 1 Term Loan Commitment as of the Closing Date is set forth opposite such Tranche 1 Term Lender’s name on Schedule 2.1 annexed hereto and the aggregate amount of the Tranche 1 Term Loan Commitments is $40,000,000; provided that the amount of the Tranche 1 Term Loan Commitment of each Lender shall be adjusted from time to time as required to give effect to any assignment of such Tranche 1 Term Lender’s Term Loan Commitment pursuant to Section 12.9.  Master Borrower (for the benefit of the Borrowers) may make only one borrowing under the Tranche 1 Term Loan Commitments.  Amounts borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.

(ii)            Tranche 2 Term Loans.  Subject to the terms and conditions set forth herein, each Tranche 2 Term Lender severally, in accordance with its respective Pro Rata Share, shall extend to Borrowers an amount not exceeding such Lender’s Pro Rata Share of the aggregate amount of the Tranche 2 Term Loan Commitments to be used for the purposes identified in Section 2.3(a).  All Tranche 2 Term Loans shall be deemed to have been made on the Interim Order Date.  The amount of each Tranche 2 Term Lender’s Tranche 2 Term Loan Commitment as of the Closing Date is set forth opposite such Tranche 2 Term Lender’s name on Schedule 2.1 annexed hereto and the aggregate amount of the Tranche 2 Term Loan Commitments is $40,000,000; provided that the amount of the Tranche 2 Term Loan Commitment of each Lender shall be adjusted from time to time as required to give effect to any assignment of such Tranche 2 Term Lender’s Term Loan Commitment pursuant to Section 12.9.  Master Borrower (for the benefit of the Borrowers) may make only one borrowing under the Tranche 2 Term Loan Commitments.  Amounts borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed.

(iii)           Notwithstanding anything contained in the Pre-Petition Loan Documents, each Borrower and each Lender acknowledges and agrees that the right of the Lenders to participate in the Term Loans and any compensation or payment that may be received by such Lenders incremental to that which would have been received had such Term Loans remained Pre-Petition Debt are hereby authorized as compensation for, in consideration for, and solely on account of the agreement of such Lender to make and/or consent to the Loans and the Loan Documents and not as adequate protection for, repayment of, or otherwise on account of, any Pre-Petition Debt.

(b)                 Revolving Loans.

(i)             Subject to the terms and conditions set forth herein, commencing on the Closing Date and expiring on the earliest of: (x) the occurrence of an Event of Default or (y) the Business Day immediately preceding the Maturity Date (the “Revolving Loan Termination Date”), each Revolving Lender shall extend to the Borrowers from time to time in accordance with the terms hereof an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes described in Section 2.3(b); provided that outstanding principal amount of Revolving Loans (not resulting from the draw of a Letter of Credit or Tri-Party Agreement) shall not exceed, and the Revolving Lenders shall not be required to make Revolving Loans (not resulting from the draw of a Letter of Credit or Tri-Party Agreement) in excess of, the Revolving Loan Sublimit.  The amount of each Revolving Lender’s Revolving Loan Commitment as of the Closing Date is set forth opposite such Revolving Lender’s name on Schedule 2.1 annexed hereto.  As of the Closing Date, the aggregate Revolving Loan Commitment is $40,000,000, which is comprised of the Revolving Loan Sublimit plus the Letter of Credit Sublimit; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted from time to time as required to give effect to any assignment of such Revolving Lender’s Revolving Loan Commitment pursuant to Section 12.9 and shall be reduced from time to time by the amount of any reductions thereto made pursuant to Section 2.9.  Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Termination Date and all Revolving Loans and all other amounts outstanding hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than the Maturity Date (other than amounts that may be drawn under Letters of Credit, if any, whose expiration date is beyond the Maturity Date in accordance with Section 2.2(b)(iii) hereof).  The parties acknowledge and agree that any Revolving Loans advanced to the Borrowers as “Revolving Loans” under the Interim Loan Documents shall be deemed a part of the outstanding principal balance of the Revolving Loans under this Agreement as of the Closing Date.  Borrowers may borrow, repay and re-borrow Revolving Loans at any time and from time to time prior to the Maturity Date.

(ii)           Notwithstanding anything herein to the contrary, at no time shall Revolving Lenders be obligated to make any Revolving Loan if, as a result thereof, (i) the amount of the requested Revolving Loan would exceed the then-current Budget Availability, (ii) the aggregate outstanding principal balance of all Revolving Loans (including the amount of any requested Revolving Loan hereunder but excluding any Revolving Loans made as a result of a drawing under a Letter of Credit or Tri-Party Agreement) would exceed the Revolving Loan Sublimit, or (iii) the sum of (x) the aggregate outstanding principal balance of all Revolving Loans (including the amount of any requested Revolving Loan hereunder) plus (y) the aggregate maximum exposure of Revolving Lenders pursuant to then-outstanding Letters of Credit and Tri-Party Agreements plus (z) any Revolving Loans made as a result of a drawing under a Letter of Credit or Tri-Party Agreement, would exceed the Revolving Loan Commitments then in effect; provided that Borrowers may request an amount in excess of the amount required to be borrowed as projected by the Budget to cover such Defaulting Lender’s share of the requested Loan in order that the requested amount of an Revolving Loan hereunder less the amount of such Defaulting Lender(s)’s Pro Rata Share thereof is an amount that would satisfy the aforesaid conditions; provided, however, that for the avoidance of doubt, no Lender shall be required to fund any amount in excess of its Pro Rata Share of the Revolving Loan Commitment.

(iii)           Notwithstanding the foregoing, the Revolving Loan Sublimit may be increased up to $25,000,000 if the following conditions are met: (x) the Agent receives a written notice from the CRO requesting such increase of the Revolving Loan Sublimit, (y) the Agent shall have received a written certification by the CRO that no Event of Default or Potential Event of Default has occurred and is continuing, and (z) Majority Revolving Lenders consent in writing to such increase.

2.2         Letters of Credit.

(a)           Amount and Availability of Letters of Credit and Tri-Party Agreements.  Subject to the terms and conditions set forth herein, Borrowers may request, and Agent, pursuant to this Section 2.2(a) shall issue or execute on behalf of the Revolving Lenders Letters of Credit or Tri-Party Agreements issued as a replacement or extension of any Letter of Credit or Tri-Party Agreement identified on Schedule 2.2(a), in each case so long as such Letter of Credit is related to a Project that secures the Indebtedness and satisfies the requirements of Section 4.1(d).  The Letters of Credit and Tri-Party Agreements listed on Schedule 2.2(a) issued under the Pre-Petition Credit Agreement in the aggregate face amount of $369,610.22 are hereby deemed Letters of Credit and Tri-Party Agreements under this Agreement.  No Letter of Credit or Tri-Party Agreement shall be issued or executed by Agent if, as a result thereof the aggregate liability of Agent and all other Issuers under all Letters of Credit and Tri-Party Agreements then outstanding or in effect (together with the amount of any requested Letter of Credit or Tri-Party Agreement and the amount of any drawings honored under any Letter of Credit or Tri-Party Agreement issued hereunder) would exceed the Letter of Credit Sublimit or (y) the sum of (1) the aggregate outstanding principal balance of all Revolving Loans plus (2) the aggregate maximum exposure of Revolving Lenders pursuant to then-outstanding Letters of Credit and Tri-Party Agreements (including the amount of any requested Letter of Credit or Tri-Party Agreement) would exceed the Revolving Loan Commitments then in effect.

(b)           Letters of Credit and Tri-Party Agreements Generally.

(i)            The terms of all Letters of Credit and Tri-Party Agreements, and all documents ancillary thereto, shall be subject to Agent’s and Issuer’s prior approval.

(ii)           At least five (5) Business Days prior to the date that any Borrower desires Agent to issue a Letter of Credit, such Borrower shall deliver to Agent and Issuer a completed and executed Application and Agreement for Irrevocable Standby Letter of Credit (each a “Letter of Credit Application”) in the form attached hereto as Exhibit D or such other form satisfactory to Issuer.

(iii)           No Letter of Credit shall be issued or renewed or Tri-Party Agreement executed or maintained for a term that extends beyond March 1, 2011 unless (a) all Revolving Lenders so agree in writing and in their sole discretion and (b) at the time of such issuance or renewal, Borrowers deliver to the Agent immediately available same day funds equal to 105% of Issuer’s maximum exposure under all outstanding Letters of Credit and Tri-Party Agreements that expire after March 1, 2011, which funds shall be held by Agent as cash collateral in the Letter of Credit Collateral Account for Borrowers’ reimbursement obligations and other Indebtedness, or (c) at the time of such issuance or renewal, with respect to any such Letter of Credit or Tri-Party Agreement that expires after the Maturity Date, Borrowers deliver a back-to-back letter of credit issued by an Approved Bank with a face amount of 105% of the Issuer’s maximum exposure under all outstanding Letters of Credit and Tri-Party Agreements that expire after March 1, 2011.

(iv)         No Letter of Credit shall be issued or renewed or Tri-Party Agreement executed or maintained while any Revolving Lender is a Defaulting Lender unless the Borrowers have delivered to Agent immediately available same day funds equal to each such Defaulting Lender’s Pro Rata Share of such Letter of Credit or Tri-Party Agreement, to be held as cash collateral in the Letter of Credit Collateral Account for Borrowers’ reimbursement obligations and other Indebtedness; provided that Borrowers shall not be required to comply with this Section 2.2(b)(iv) if there is an amount in the Letter of Credit Collateral Account sufficient to cover all exposure of Issuer to such Defaulting Lender under or pursuant to this Agreement.

(v)          Each Revolving Lender hereby unconditionally agrees to make a Revolving Loan to reimburse Issuer for any drawings honored under any Letter of Credit or Tri-Party Agreement issued hereunder in an amount equal to such Revolving Lender’s Pro Rata Share of such drawing.

(vi)         Any Cash or Cash Equivalent received by a Borrower from a beneficiary of a Letter of Credit or Tri-Party Agreement in exchange for the issuance of such Letter of Credit or Tri-Party Agreement which is issued as a replacement or extension of any Letter of Credit or Tri-Party Agreement identified on Schedule 2.2(a), shall be paid to the Agent who will distribute and apportion among those Pre-Petition Lenders that were Non-Defaulting Lenders based on their Pro Rata Share of the amount of the related Loan or Letter of Credit Advance (as defined under the Pre-Petition Credit Agreement) such Pre-Petition Lenders funded.

2.3         Use of Proceeds.

(a)           Term Loans.  The proceeds of the Term Loans shall be used to repay a corresponding amount (on a dollar-for-dollar basis) of the outstanding Pre-Petition Balance owing to each Term Loan Lender.

(b)           Revolving Loans.  The proceeds of the Revolving Loans shall be used by Borrowers in accordance with the initial Budget with modifications as approved by Agent pursuant to Section 3.1 and for the specific uses set forth in each Request for Revolving Loan.

2.4         Loans and Advances

(a)           Loans Generally.  Loans shall be made by Term Lenders and Revolving Lenders simultaneously and proportionately to their Pro Rata Shares, it being understood that the obligations of Term Lenders and Revolving Lenders to advance funds to Borrowers hereunder are several and independent and that no Lender shall be responsible for the Pro Rata Share of Loans of any Defaulting Lender, nor shall the Commitment of any Lender be increased or decreased as a result of the failure of any Defaulting Lender to make advances or otherwise perform hereunder.

(b)           Revolving Loans.  Borrowers may request Revolving Loans not more frequently than once a day (unless otherwise approved by Agent), commencing on the first Business Day after the Closing Date.

(c)           Request for Revolving Loan.

(i)           Subject to the provisions of this Section 2, whenever a Borrower desires to request a Revolving Loan under this Agreement, such Borrower shall deliver to Agent a properly completed Request for Revolving Loan, executed by an Authorized Signer, no later than 11:00 A.M. at least two (2) Business Days in advance of the proposed Funding Date.  The Request for Revolving Loan shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Revolving Loan, (iii) those specific items in the Budget for which the Revolving Loan will be used and sufficient evidence of such items including, without limitation, receipts and invoices and other documentation consistent with past practice and additional supporting documentation requested by Agent, (iv) with respect to construction expenses, a description of construction progress made since the prior Request for Revolving Loan for such construction and the status of completion of such Project, and (v) a reconciliation describing the manner in which Revolving Loans made pursuant to the previous Request for Revolving Loan were spent compared to the proposed use as set forth in such previous Request for Revolving Loan.  Revolving Loans shall be in integral multiples of $200,000 but may not be in an amount less than $50,000.  Each request for an Revolving Loan shall include a representation that all Revolving Loans made as a result of the previous Request for Revolving Loan were, or prior to the applicable Funding Date will be, disbursed in a manner materially consistent with such Request for Revolving Loan and that any payments made to any trade creditor with respect to pre-petition payables were Permitted Critical Vendor Payments and that all payments were made in accordance with the Budget in compliance with Section 6.15.  Each Request for Revolving Loan shall be delivered to Agent at 201 S. College Street, 8th Floor, Charlotte, NC  28288-5708, Attention: Syndication Agency Services, facsimile 704-383-7989, with a copy to Agent at 301 South College Street, Charlotte, NC  28202, Attention:  Nathan Rantala, Director, e-mail Nathan.Rantala@Wachovia.com (or to such other addresses or facsimile numbers or electronic mail addresses as Agent may from time-to-time advise Borrowers by written notice).  Agent shall endeavor to review and approve each Request for Revolving Loan not later than (1) Business Day prior to the Funding Date (such approval not to be unreasonably withheld or delayed), and Agent shall endeavor to advise Borrowers of its approval or rejection of such Request for Revolving Loan (and the reason therefor) as soon as reasonably possible; provided that failure to advise Borrowers of such rejection shall not be deemed an approval of such Request for Revolving Loan.

(ii)          Prior to the funding of any Revolving Loan, Borrowers shall notify Agent regarding any matters known to Borrowers which are included in those matters that Borrowers are required to certify as true and correct in the applicable Request for Revolving Loan in the event that such certifications will no longer be true and correct as of the applicable Funding Date.  The acceptance by Borrowers of the proceeds of any Revolving Loan shall constitute a re-certification by Borrowers, as of the applicable Funding Date, as to the matters to which Borrowers are required to certify in the applicable Request for Revolving Loan.

(d)          Request for Letters of Credit and Tri-Party Agreements.  Borrowers shall give Agent written notice (effective upon receipt) of a Borrower’s request for issuance of a Letter of Credit or execution of a Tri-Party Agreement hereunder, specifying the purpose of the Letter of Credit or Tri-Party Agreement, the amount thereof and the date such Borrower desires it be issued or executed.  Each such request shall be delivered to Agent only at Agent’s office identified in Section 12.10 (or to such other address as Agent may from time-to-time advise Master Borrower by written notice), accompanied by a draft of the proposed Letter of Credit or Tri-Party Agreement (which must be reasonably acceptable to Agent) together with the other documents required pursuant to Section 2.2(b) hereof, all of which shall be delivered to Agent at least five (5) Business Days in advance of the date Borrower desires the Letter of Credit or Tri-Party Agreement to be issued or executed.  Each Letter of Credit or Tri-Party Agreement shall be subject to the limitations and requirements provided in this Agreement.

(e)          Funding of Revolving Loans.

(i)           By 3:00 P.M. on the day Agent approves a Request for Revolving Loan for a Revolving Loan pursuant to Section 2.4(c)(i), Agent shall notify each Revolving Lender by facsimile or electronic (e-mail) transmission of the proposed borrowing.  Except as provided in Section 2.4(c)(ii), not later than noon on the Funding Date specified in the Request for Revolving Loan, each Revolving Lender shall wire transfer to such account of Agent as Agent shall designate an amount in immediately available funds equal to the amount of each Revolving Lender’s Pro Rata Share of the Revolving Loan to be made to or for the account of Borrowers on such Funding Date.  Agent shall cause such Revolving Loans to be made available to the requesting Borrower on the Funding Date pertaining thereto by depositing the amount thereof in the a Cash Collateral Account designated by the requesting Borrower.

(ii)          Each Revolving Lender shall make the amount of its Pro Rata Share of the Revolving Loan available to Agent, in same day funds, not later than noon on the Funding Date, by wire transfer to Syndication Agency Services, 201 S. College Street, Charlotte, North Carolina, ABA #053 000 219, Account #5000000061196, Ref. Orleans Homebuilders, Inc. (or to such other account as Agent may from time to time advise the Revolving Lenders by written notice).  Unless Agent shall have been notified by any Revolving Lender prior to any Funding Date in respect of any requested Revolving Loan that such Lender does not intend to make available to Agent such Revolving Lender’s Pro Rata Share of the requested Revolving Loan on such Funding Date, Agent may assume that such Revolving Lender intends to honor Agent’s demand and Agent in its sole discretion may, but shall not be obligated to, make available to the requesting Borrower a corresponding amount on such Funding Date by depositing the proceeds thereof in the designated Cash Collateral Account of the requesting Borrower with Agent.  In such event, if a Revolving Lender fails to make its Pro Rata Share of the requested Revolving Loan available to Agent on the Funding Date, then such Revolving Lender agrees to pay to Agent forthwith on demand, such Revolving Lender’s Pro Rata Share of the Revolving Loan so advanced, with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Agent, at in the case of a payment to be made by such Revolving Lender, the Federal Funds Rate.  If such Revolving Lender pays its Pro Rata Share of such Revolving Loan to Agent, then the amount so paid shall constitute such Revolving Lender’s Revolving Loan.  Notwithstanding the foregoing, Agent shall have no obligation to make Revolving Loans to Borrowers in excess of amounts received from Revolving Lenders pursuant to this Section 2.4(e) and nothing in the foregoing shall relieve any Lender of any liability for its failure to fund a Revolving Loan as required by this Agreement.

(f)           Drawings and Reimbursement of Letters of Credit.

(i)           In determining whether to honor any drawing under any Letter of Credit or Tri- Party Agreement by the beneficiary thereof, the Issuer shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.  As between Borrowers and any Issuer, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit or Tri-Party Agreements issued by such Issuer by, the respective beneficiaries of such Letters of Credit or Tri-Party Agreements.  In furtherance and not in limitation of the foregoing, such Issuer shall not be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit or Tri-Party Agreement, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or Tri-Party Agreement or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit or Tri-Party Agreement to comply fully with any conditions required in order to draw upon such Letter of Credit or Tri-Party Agreement; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or Tri-Party Agreement or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit or Tri-Party Agreement of the proceeds of any drawing under such Letter of Credit or Tri-Party Agreement; or (viii) any consequences arising from causes beyond the control of such Issuer, including any act or omission by a government authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

(ii)           In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this Section 2.4(f), any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Borrowers.

(iii)         Notwithstanding anything to the contrary contained in this Section 2.4(f)(iii), Borrowers shall retain any and all rights each may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

(iv)         In the event an Issuer has determined to honor a drawing under a Letter of Credit or Tri- Party Agreement issued by it, such Issuer shall (A) first, obtain reimbursement from the Letter of Credit Collateral Account, and (B) second, to the extent there are not sufficient funds in the Letter of Credit Collateral Account, immediately notify Borrowers and Agent, and Borrowers shall reimburse such Issuer (x) if such notice is received on or before 10:30 A.M. on the date of such drawing, on such date and (y) if such notice is received after 10:30 A.M. on the date of such drawing, on the next Business Day, in each case in dollars and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrowers shall have notified Administrative Agent and such Issuing Lender prior to 11:00 A.M. on the date such drawing is honored that Borrowers intend to reimburse such Issuer for the amount of such payment with funds other than the proceeds of Revolving Loans, Borrowers shall be deemed to have given a timely Request for Revolving Loan to Agent requesting Revolving Lenders to make Revolving Loans on the Funding Date in an amount equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.3, Revolving Lenders shall, on the Funding Date, make Revolving Loans in the amount of such payment, the proceeds of which shall be applied directly by Agent to reimburse such Issuer for the amount of such payment; and provided further that if for any reason proceeds of Revolving Loans are not received by such Issuer on the Funding Date in an amount equal to the amount of such payment, Borrowers shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received.  Nothing in this Section 2.4(f)(iv) shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Borrowers shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this Section 2.4(f)(iv).

(v)         Notwithstanding the foregoing, the amount of Revolving Loans funded with respect to a particular drawing shall be reduced by the amount available in the Letter of Credit Collateral Account, which shall be used by to reimburse the Issuer pursuant to Section 2.4(e) and reduce the Borrowers’ funding obligations under immediately preceding clause (iv) in an amount equal to such reimbursement from the Letter of Credit Collateral Account.

(vi)         Further, notwithstanding the foregoing, if any Letter of Credit or Tri-Party Agreement was issued, renewed, executed or maintained while any Lender was a Defaulting Lender, then (x) the Agent shall apply cash collateral from the Letter of Credit Collateral Account as reimbursement of such Defaulting Lender’s Pro Rata Share of such Letter of Credit or Tri-Party Agreement and (y) the Revolving Loan deemed made pursuant to Section 2.2(f)(iv) shall be apportioned among those Revolving Lenders that were Non-Defaulting Lenders at the time the subject Letter of Credit or Tri-Party Agreement was issued, renewed, executed or maintained based on their Pro Rata Share of the amount of the Letter of Credit or Tri-Party Agreement issued, such that the Issuer is completely reimbursed for the payment made under such Letter of Credit or Tri-Party Agreement.

(vii)        By 3:00 P.M. on the day Agent has actual knowledge that a drawing or a demand for payment has been or will be made under a Letter of Credit or Tri-Party Agreement, Agent shall notify each Revolving Lender by facsimile or electronic (e-mail) transmission of the proposed drawing or demand.  Not later than noon on the anticipated date of the honoring of any drawing or demand, as specified in Agent’s notice to the Lenders, each Revolving Lender shall wire transfer to such account of Agent as Agent shall designate an amount in immediately available funds equal to the amount of each Revolving Lender’s Pro Rata Share of the drawing for the account of Issuer on such Funding Date.  Agent shall cause such Revolving Loans to be made available to the requesting Issuer on the Funding Date pertaining thereto by depositing the amount thereof in the designated account of Issuer.

(viii)       Each Revolving Lender shall make the amount of its Pro Rata Share of the drawing available to Agent, in same day funds, not later than noon on the Funding Date, by wire transfer to Syndication Agency Services, 201 S. College Street, Charlotte, North Carolina, ABA #053 000 219, Account #5000000061196, Ref. Orleans Homebuilders, Inc. (or to such other account as Agent may from time to time advise the Revolving Lenders by written notice).  Agent shall have no obligation to reimburse Issuer in excess of amounts received from Revolving Lenders pursuant to this Section 2.4(f)(viii) and nothing in the foregoing shall relieve any Lender of any liability for its failure to fund a Revolving Loan as required by this Agreement.

(ix)          The obligation of Borrowers to reimburse each Issuer for payments under the Letters of Credit and Tri-Party Agreements issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to Section 2.4(f) and the obligations of Revolving Lenders under Section 2.4(f) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(1)           any lack of validity or enforceability of any Letter of Credit or Tri-Party Agreement;

(2)           the existence of any claim, set-off, defense or other right which Borrowers or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit or Tri-Party Agreement (or any Persons for whom any such transferee may be acting), any Issuer or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Borrowers, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrowers or one of its Subsidiaries and the beneficiary for which any Letter of Credit or Tri-Party Agreement was procured);

(3)           any draft or other document presented under any Letter of Credit or Tri-Party Agreement proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(4)           payment by the applicable Issuer under any Letter of Credit or Tri-Party Agreement against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit or Tri-Party Agreement;

(5)           any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrowers or any of their Subsidiaries;

(6)           any breach of this Agreement or any other Loan Document by any party thereto;

(7)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(8)           the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuer under the applicable Letter of Credit or Tri-Party Agreement shall not have constituted gross negligence or willful misconduct of such Issuer under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

(g)           Loans Attributable to New York Projects.  Following the recording of a Mortgage that encumbers a Project in the State of New York (each a “New York Mortgage”) the amount of each Loan thereafter made (until the aggregate amount of such Loans equals the “Secured Amount” (as defined in such Mortgage)) shall be deemed to have been advanced under, and secured by, such New York Mortgage.  The portion of the Indebtedness secured by such New York Mortgage shall be reduced only by the last and final sums that Borrowers repay with respect to the Indebtedness (as provided in this Section 2.4(g)) and, from and after the date on which the aggregate amount of the Indebtedness first equals or exceeds the Secured Amount, the portion of the Indebtedness secured by such New York Mortgage shall not be reduced by any intervening repayments of the Indebtedness by Borrowers until such time as the aggregate outstanding Indebtedness has been reduced to an amount less than the Secured Amount.  So long as the outstanding balance of the Indebtedness exceeds the Secured Amount of a New York Mortgage, any payments and repayments of the Indebtedness shall not be deemed applied against, or to reduce, the portion of the Indebtedness secured by such New York Mortgage and such payments shall be deemed to reduce only such portions of the Indebtedness as are secured by Mortgages encumbering real property located outside of the State of New York, except as provided in the next sentence of this Section 2.4(g).  If at any time when more than one New York Mortgage is in effect a payment of the Indebtedness is made such that the outstanding principal amount of the Indebtedness would be less than the Secured Amount of any New York Mortgage, the amount of such payment shall be deemed applied in reduction of the Secured Amount of such New York Mortgage as shall be specified by Agent by written notice to Master Borrower.

2.5          Interest Rate.

(a)           Subject to the provisions of Sections 2.13 and 2.16, each Loan shall bear interest at the applicable Interest Rate then in effect.  The Interest Rate shall change (i) automatically from time to time effective as of the effective date of each change in the LIBOR Market Index Rate, and (ii) to the extent allowed by law, on the effective date of any change in the highest lawful rate.

(b)           Interest payable on the Loans shall be calculated on the basis of a 360-day year but charged for each year or portion thereof that any Loan remains outstanding.

2.6          Default Rate.  Any principal amount not paid when due (at the Maturity Date, by acceleration or otherwise) shall bear interest thereafter until paid in full (before or after judgment), payable on demand, at the Default Rate.

2.7          Fees Payable by Borrowers.  Borrowers agree to pay to the Agent, for the account of Lenders, as consideration for the agreement of the Lenders to make available the Commitments, the following Loan Fees:

(a)           Up-Front Fee.  On the Interim Order Date, Borrowers shall have paid to Agent for the account of those Revolving Lenders executing this Agreement an amendment fee (the “Up-Front Fee”) equal to 1.50% (that is, 150 “basis points”) of the aggregate amount of such Revolving Lender’s Pro Rata Share of the Revolving Loan Commitments as of the Interim Order Date.

(b)           Unused Fee.

(i)           Commencing on April 15, 2010 (or within three (3) days upon receipt of invoice, whichever is later), and continuing on the 15th day of each succeeding month thereafter through and including the month(or within three (3) days upon receipt of invoice, whichever is later) in which the Maturity Date occurs and on the Maturity Date, Borrowers shall pay, to Agent for the account of the Revolving Lenders an unused fee (the “Unused Fee”) in arrears through (and including) the last day of the immediately preceding calendar month, at the rate of 1.00% per annum (that is, 100 “basis points”) on the average daily unused portion of the Revolving Loan Commitment (excluding the amount of outstanding Letters of Credit and Tri-Party Agreements).

(ii)           The Unused Fee shall be calculated on the basis of a 360-day year.  Unused Fees shall be allocated to the Revolving Lenders in accordance with their respective Pro Rata Shares at the time payment of each Unused Fee is due.

(c)           Letters of Credit and Tri-Party Agreement Fee.  Borrowers shall pay quarterly, in arrears on the fifteenth (15th) day of each Fiscal Quarter during such time that any Letter of Credit or Tri-Party Agreement remains outstanding, a fee (the “Letter of Credit Fee”) based on the amount available to be drawn under such Letter of Credit or Tri-Party Agreement during the preceding Fiscal Quarter.  Such fee shall be calculated on the basis of a 360-day year at the per annum rate equal to the Applicable Spread applicable to Revolving Loans.  From the Letter of Credit Fee (and for the avoidance of doubt does not constitute an additional amount to be paid by Borrowers), each Issuer shall also receive a Letter of Credit and Tri-Party Agreement issuance fee (the “Issuance Fee”) calculated at the rate of 0.125% per annum (that is, 12.5 “basis points”) of the amount of such Issuer’s exposure under the Letters of Credit and Tri-Party Agreements executed by such Issuer for so long as any portion of such Letters of Credit and Tri-Party Agreements remain undrawn, and the balance of all such fees paid by Borrowers shall be allocated to the Revolving Lenders in accordance with their respective Pro Rata Shares at the time payment such fees is due.  The provisions of this Section 2.7(c) shall supersede all agreements heretofore made with regard to fees pertaining to Letters of Credit and Tri-Party Agreements identified on Schedule 2.2(a) between any Borrower and the Issuers thereof.  In addition to the Issuance Fee, and not to be paid from the Letter of Credit Fee, Borrowers shall also pay to each Issuer, for its own account, such Issuer’s letter of credit issuance, renewal, amendment, delivery and billing fees that are such Issuer’s standard fees pertaining thereto at the time a Letter of Credit is issued, renewed or amended.

(d)           Unpaid Loan Fees.  In the event that Borrowers fail to pay the same when due, Revolving Lenders may disburse any Loan Fees then due, in whole or in part, either on the dates as provided above or at any time or times thereafter, without the consent of Borrowers and without receiving a Request for Revolving Loan and such disbursements shall be deemed to be Revolving Loans.  If any such Loan Fee is advanced in the manner described in the preceding sentence, interest at the Interest Rate as provided herein shall accrue upon the Revolving Loan made in connection with unpaid Loan Fees.

2.8           Repayment.

(a)           Interest.

(i)           Term Loans.  Commencing on April 15, 2010 (or within three (3) days upon receipt of invoice, whichever is later), and continuing on the fifteenth (15th) day of each succeeding month (or within three (3) days upon receipt of invoice, whichever is later) thereafter through and including the month in which the Maturity Date occurs and on the Maturity Date, the Borrowers shall pay to the Agent interest at the applicable Interest Rate, in arrears through (and including) the last day of the immediately preceding calendar month, on the aggregate outstanding principal balance of the Term Loans.

(ii)          Revolving Loans.  Commencing on April 15, 2010 (or within three (3) days upon receipt of invoice, whichever is later), and continuing on the 15th day of each succeeding month (or within three (3) days upon receipt of invoice, whichever is later) thereafter through and including the month in which the Maturity Date occurs and on the Maturity Date, the Borrowers shall pay to the Agent interest at the applicable Interest Rate, in arrears through (and including) the last day of the immediately preceding calendar month, on the aggregate outstanding principal balance of the Revolving Loans.

(b)           Term Loan Principal.

(i)           Borrowers shall prepay the principal amount of the Term Loans, as required from time to time pursuant to Section 2.10.

(ii)          The entire outstanding principal balance of all Term Loans, together with all accrued interest thereon and other amounts payable by Borrowers pursuant to this Agreement, shall be due and payable without notice or demand on the Maturity Date.

(c)           Revolving Loan Principal.

(i)           Borrowers shall prepay the principal amount of the Revolving Loans as required from time to time pursuant to Section 2.10.

(ii)          The entire outstanding principal balance of all Revolving Loans, together with all accrued interest thereon and other amounts payable by Borrowers pursuant to this Agreement, shall be due and payable without notice or demand on the Maturity Date.

2.9          Commitment Reductions.

(a)           Voluntary Reduction of Revolving Loan Commitments.  Master Borrower shall have the right, at any time after the Closing Date, to terminate, upon not less than ten (10) days’ prior written notice to Agent, or to reduce, upon not less than three (3) Business Days’ prior written notice to Agent, the Revolving Loan Commitments, provided that the Revolving Loan Commitments may not be so reduced by Master Borrower to an amount that is less than the sum of the aggregate principal balance of all Revolving Loans then outstanding plus 105% of the aggregate amount of liabilities under all outstanding Letters of Credit and Tri-Party Agreements.  Any voluntary termination or reduction in the Revolving Loan Commitments shall permanently reduce the Revolving Loan Commitments.  If Borrowers desire to reduce the Revolving Loan Commitments as aforesaid, Borrowers shall execute and deliver to Agent such documents and instruments as Agent shall reasonably require in connection with such reduction.  Each such reduction of the Revolving Loan Commitments shall not result in a reduction of the Letter of Credit Sublimit.  For the avoidance of doubt, subject to the terms of this Section 2.9(a), the Master Borrower shall have the right to specifically reduce the Letter of Credit Sublimit to an amount not less than 105% of the aggregate amount of liabilities under all outstanding Letters of Credit and Tri-Party Agreements.

(b)           Pro Rata Reductions of Revolving Loan Commitments.  Any reduction of the Revolving Loan Commitments pursuant to this Section 2.9 shall be in proportion to each Revolving Lender’s Pro Rata Share.

                2.10          Prepayments.

(a)           Voluntary Prepayments.  Borrowers may make prepayments (full or partial) with respect to the Indebtedness from time to time without penalty or premium to be applied to the Indebtedness in accordance with Section 2.10(b)(vi).  The acceptance by Lenders of any prepayment at a time when an Event of Default has occurred and is continuing shall not constitute a waiver, release or accord and satisfaction thereof or of any rights in respect thereto by the Agent or Lenders.

(b)           Mandatory Prepayments.

(i)           Drawing under Letter of Credit or Tri-Party Agreement.  If a Revolving Loan is made or a drawing is made under any Letter of Credit or Tri-Party Agreement and any Revolving Lender fails to deliver to Agent, as required by the terms of this Agreement, such Revolving Lender’s Pro Rata Share of the Revolving Loan, if any, that results from such a drawing and no other Revolving Lender or Lenders elect to fund the Defaulting Lender’s share of such Revolving Loan, Borrowers shall, within one (1) Business Day after notice from Agent, pay to Agent for the account of Issuer the amount of such Defaulting Lender’s Pro-Rata Share of the Revolving Loan or drawing, net of any amount in the Letter of Credit Collateral Account relating to such Defaulting Lender and the subject Letter of Credit or Tri-Party Agreement.  No payment by Borrowers of a Defaulting Lender’s Pro Rata Share of a Revolving Loan shall be deemed to constitute a cure of the default by the Defaulting Lender of its obligations under this Agreement to fund its Pro Rata Share of each Revolving Loan.  Any amount payable by any Borrower pursuant to a drawn Letter of Credit or Tri-Party Agreement shall be automatically added to the Budget to the extent the performance subject to such Letter of Credit or Tri-Party Agreement is not already in the Budget and shall be deemed to be a modification approved by Agent and the applicable Lenders.

(ii)          Revolving Loans, Letters of Credit and Tri-Party Agreements in Excess of Revolving Loan Sublimit or Revolving Loan Commitments.

(1)           At any time the unpaid principal balance of outstanding Revolving Loans (excluding Loans resulting from a drawing under a Letter of Credit or Tri-Party Agreement) exceeds the Revolving Loan Sublimit, Borrowers (without any requirement of notice from Agent or any Lender) shall promptly (but not later than one (1) Business Day thereafter) make a principal payment on account of the Revolving Loans in an amount that reduces the outstanding principal balance of all Revolving Loans to an amount that is equal to or less than the Revolving Loan Sublimit.

(2)           At any time that the unpaid principal balance of outstanding Revolving Loans plus all liability under Letters of Credit and Tri-Party Agreements exceeds the Revolving Loan Commitments, Borrowers (without any requirement of notice from Agent or any Lender) shall promptly (but not later than one (1) Business Day thereafter) make a principal payment on account of the Revolving Loans in an amount that reduces the outstanding principal balance of all Revolving Loans plus all exposure under Letters of Credit and Tri-Party Agreements to an amount that is equal to or less than the Revolving Loan Commitments.

(iii)         Refund Collateral.  Within one (1) Business Day after the date of receipt of any Refund Collateral by Agent or any Borrower, the Borrowers shall prepay the Loans in an aggregate amount equal to the Refund Collateral.  Agent shall provide notice of receipt of such Refund Collateral to Master Borrower.

(iv)         Prepayments from Net Insurance/Condemnation Proceeds.  Within one (1) Business Day after the date of receipt by Agent or any Borrower of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans pursuant to the provisions of Section 6.6(m), Borrowers shall prepay the Loans in such amount.

(v)         Net Asset Sale Proceeds.  On the date of receipt by Agent or any Borrower of any Net Asset Sale Proceeds, Borrowers shall prepay the Loans in the amount of such Net Asset Sale Proceeds.

(vi)        Application of Proceeds.  Subject to the terms of the Orders, the payments required to be made pursuant to this Section 2.10 and elsewhere hereunder shall be applied in the following order:

(1)           with respect to any Asset Sale outside of the ordinary course, to the outstanding principal amount of, premium or penalty, if any, and interest on any Debt that is secured by a Permitted Priority Lien;

(2)           to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Agent in connection therewith, and all amounts for which Agent is entitled to compensation (including the fees described in Section 2.7 and costs of Appraisals), reimbursement and indemnification under any Loan Document and all advances made by Agent thereunder for the account of the applicable Borrower, and to the payment of all costs and expenses paid or incurred by Agent in connection with the Loan Documents, all in accordance with Sections 11.6 and 12.15 and the other terms of this Agreement and the Loan Documents;

(3)           to repay accrued and currently due and payable interest on the Revolving Loans;

(4)           to repay accrued and currently due and payable interest on the Term Loans (pari passu as between the Tranche 1 Term Loans and Tranche 2 Term Loans);

(5)           with respect to the proceeds of any Asset Sale in the ordinary course, to be held by Agent until no later than 4:00 P.M. of each Friday to fund any Request for Revolving Loan;

(6)           to repay principal amounts outstanding under the Revolving Loans;

(7)           to fund the Carve-Out Collateral Account to provide Cash Collateral for the Carve-Out until the amount in such account is equal to the Carve-Out;

(8)           to fund the Letter of Credit Collateral Account to provide Cash Collateral for issued but undrawn, or the future issuance of, Letters of Credit and Tri-Party Agreements until the amount in such account is equal to the aggregate amount of the Letter of Credit Sublimit;

(9)           to fund the Revolving Loan Collateral Account to provide Cash Collateral for the Revolving Loan Commitments (excluding the amount in the Letter of Credit Collateral Account) until the amount in such account is equal to the Revolving Loan Commitments (excluding the amount in the Letter of Credit Collateral Account);

(10)         to repay principal amounts pari passu as between Tranche 1 and Tranche 2 outstanding under the Term Loans;

(11)         to repay Pre-Petition Debt; and

(12)         to the payment to or upon the order of such Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.11         General Payment Provisions.

(a)           Manner, Time and Application of Payment.  All payments of principal, interest and fees hereunder and under the Notes shall be made when due by Borrowers without notice, set-off or counterclaim and in immediately available same day funds and delivered to Agent not later than 1:00 P.M. eastern time on the date due for the account of Lenders.  Funds received by Agent after that time shall be deemed to have been paid by Borrowers on the next succeeding Business Day.  All such payments shall be made by wire transfer to the account identified in Section 2.4(e)(ii), or to such other account as Agent may from time to time specify by written notice to Borrowers.  Unless Agent shall have received notice from Master Borrower prior to the date on which any payment is due hereunder or under the Notes to the effect that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on the date such payment is due and may, in reliance upon such assumption, distribute to the Lenders their Pro Rata Share of any such payment.  If Agent makes such distribution to Lenders and Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, at the Federal Funds Rate, for each day from and including the date such amount is made to it to but excluding the date of payment to Agent.

(b)           Apportionment of Payments.  Aggregate principal and interest payments made by Borrowers in respect of Loans shall be apportioned proportionately to each Lender in accordance with each Lender’s respective Pro Rata Share of the applicable type of Loan.  Agent shall, within one (1) Business Day, distribute to each Lender its Pro Rata Share of all payments received by Agent for the benefit of Lenders, and if any such payment is not so distributed, Agent shall pay to the intended recipient thereof interest on the unpaid amount thereof at the Federal Funds rate until such payment is paid.

(c)           Conditional Payment.  Borrowers agree that checks and other instruments received by Agent on behalf of Lenders or by any Lender in payment of or on account of the Indebtedness constitute only conditional payment until such items are actually paid to Agent or such Lender.

(d)           Charging Accounts.  Whenever Borrowers are obligated, pursuant to Section 2 hereof, or pursuant to the Notes or any other Loan Document, to make payments of any nature to Agent or Lenders, Agent shall be entitled, and each Borrower, by its execution of the Notes, authorizes Agent, to withdraw against any Depository Account, the amount of such fees, expenses, interest or other amounts due.  Agent shall deliver to the subject Borrower a notice setting forth, in reasonable detail, the amount of the fees, expenses and/or payments paid by such withdrawal, and the name or number of the account or accounts from which the withdrawal was made. Any such charge shall be subject to the provisions of Section 11.14 hereof relating to the sharing of recoveries among Lenders.

2.12          Payment Administration and Cash Management.

(a)           Cash Management.  The Borrowers shall implement a cash management system acceptable to the Agent.  The Borrowers shall, among other things: (i) deposit all Cash and other Cash Equivalents owned by the Borrowers in one or more depository accounts with the Agent (the “Depository Accounts”); (ii) indicate to all appropriate parties that funds from any Asset Sale shall be delivered directly to Agent; (iii) direct all of Borrowers’ account debtors to deposit any and all proceeds of Collateral into the Depository Accounts; (iv) irrevocably authorize and direct any banks which currently maintain the Borrowers’ initial receipt of cash, checks and other items to promptly wire transfer all available funds to a Depository Accounts and to close all such accounts other than the Depository Accounts; and (v) promptly cause to be deposited all proceeds of Collateral received by any of the Borrowers, and remit all cash and other monies, as and when received, into the Depository Accounts.

(b)           Revolving Loan Collateral Account.  Agent is hereby authorized to establish and maintain a Special Purpose Collateral Account number 2000033159395 designated as “Greenwood Financial Revolving Loan Collateral Account” (the “Revolving Loan Collateral Account”).

(c)           Letter of Credit Collateral Account.  Agent is hereby authorized to establish and maintain a Special Purpose Collateral Account number 2000033159434 designated as “Greenwood Financial Letter of Credit Collateral Account” (the “Letter of Credit Collateral Account”).

(d)           Cash Collateral Account.  Agent is hereby authorized to establish and maintain a Special Purpose Collateral Account number 2000033159418 designated as “Greenwood Financial Cash Collateral Account” (the “Cash Collateral Account”).

(e)           Carve-Out Collateral Account.  Agent is hereby authorized to establish and maintain a Special Purpose Collateral Account number 2000033159405 designated as “Greenwood Financial Carve-Out Collateral Account” (the “Carve-Out Collateral Account”).

(f)           Reserved.

(g)           Special Purpose Collateral Accounts.  Each Special Purpose Collateral Account shall be a blocked established and maintained by Agent at its office at 201 S. College Street, 8th Floor, Charlotte, NC 28288-5708, Attention: Syndicated Agency Services, facsimile 704-383-7989 as under the sole dominion and control of Agent.  All amounts at any time held in a Special Purpose Collateral Account shall be beneficially owned by the Borrower named as the owner thereof but shall be held in the name of Agent hereunder, as a funding source as set forth herein and as collateral security for the Indebtedness upon the terms and conditions set forth herein.  The Borrowers shall have no right to withdraw, transfer or, except as expressly set forth herein, otherwise receive any funds deposited into any Special Purpose Collateral Account.  Anything contained herein to the contrary notwithstanding, each Special Purpose Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or government authority, as may now or hereafter be in effect.  All deposits of funds in any Special Purpose Collateral Account shall be made by wire transfer (or, if applicable, by intra-bank transfer from another account of Borrowers) of immediately available funds, in each case addressed in accordance with instructions of Agent.  Borrowers shall, promptly after initiating a transfer of funds to any Special Purpose Collateral Account, give notice to Agent by telefacsimile of the date, amount and method of delivery of such deposit.  Cash held by Agent in any Special Purpose Collateral Account shall not be invested by Agent but instead shall be maintained as a cash deposit in such Special Purpose Collateral Account pending application thereof as elsewhere provided in this Agreement.  To the extent permitted under Regulation Q of the Board of Governors of the Federal Reserve System, any Cash held in any Special Purpose Collateral Account shall bear interest at the standard rate paid by Agent to its customers for deposits of like amounts and terms.  Subject to Agent’s rights hereunder, any interest earned on deposits of Cash in any Special Purpose Collateral Account shall be deposited directly in, and held in, such Special Purpose Collateral Account.

2.13          LIBOR Provisions.

(a)           Inability to Determine Interest Rate.  If at any time Agent shall have reasonably determined (which determination shall be conclusive and binding upon Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the 1-month LIBOR Rate, Agent shall give facsimile, telephonic or written notice thereof to Master Borrower and the Lenders as soon as practicable thereafter. If such notice is given, and until such notice has been withdrawn by Agent, all Loans shall bear interest at the Alternate Interest Rate rather than by reference to the LIBOR Market Index Rate.

(b)           Illegality or Impracticality.  If any Lender reasonably determines that maintenance of its Loans on which interest is charged at a rate based on the LIBOR Market Index Rate at a Lending Office would (i) violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then Agent shall give facsimile, telephonic or written notice thereof to Master Borrower and the Lenders as soon as practicable thereafter. If such notice is given, and until such notice has been withdrawn by Agent, all Loans shall bear interest at the Alternate Interest Rate rather than by reference to the LIBOR Market Index Rate.

2.14          Notes.  The obligation of Borrowers to repay all Tranche 1 Term Loans, and all interest and other charges thereon, may be evidenced by the Tranche 1 Term Notes.  The obligation of Borrowers to repay all Tranche 2 Term Loans, and all interest and other charges thereon, may be evidenced by the Tranche 2 Term Notes.  The obligation of Borrowers to repay all Revolving Loans, and all interest and other charges thereon, may be evidenced by the Revolving Notes.  If so requested by any Lender by written notice to Master Borrower (with a copy to Agent) at least two (2) Business Days prior to the Closing Date or at any time thereafter, Borrowers shall execute and deliver to each Lender one Tranche 1 Term Note in the principal amount of such Lender’s Tranche 1 Term Loan Commitment, one Tranche 2 Term Note in the principal amount of such Lender’s Tranche 2 Term Loan Commitment, and one Revolving Note in the principal amount of such Lender’s Revolving Loan Commitment.

2.15	Taxes.

(a)           Any and all payments by or on account of any obligation of Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrowers shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15), Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Borrowers shall indemnify Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Master Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to Master Borrower (with a copy to Agent), at the time such Lender becomes a party to this Agreement and at any other time or times reasonably requested by Master Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Master Borrower as will permit such payments to be made without withholding or at a reduced rate.  Agent and each Lender that is a “United States person,” as defined in Section 7701(a)(30) of the Code (other than Persons that are corporations or otherwise exempt from United States backup withholding Tax), shall deliver at the time(s) and in the manner(s) prescribed by applicable law, to Master Borrower and Agent (as applicable), a properly completed and duly executed United States Internal Revenue Service Form W-9, or any successor form, certifying that such Person is exempt from United States backup withholding Tax on payments made hereunder.

(f)           If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 2.15, it shall pay to Master Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender, as the case may be, and without interest (other  than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers, upon the request of Agent or such Lender, agree to repay the amount so paid over to Master Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.15 shall not be construed to require Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Master Borrower, any Borrower or any other Person.

2.16	Increased Costs; Capital Adequacy.

(a)           If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Eurocurrency Reserve Requirements); (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any participation in any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Taxes payable by such Lender); or (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.16(a) or 2.16(b) and delivered to Master Borrower shall be conclusive absent demonstrable error.  Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Master Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

2.17        Survival of Indemnity.  The obligations of Borrower under Sections 2.15 and 2.16 shall survive payment of the Indebtedness and termination of the Agreement.

2.18        Replacement of Lenders.  If any Lender requests compensation under Section 2.16, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then Borrowers may, at their sole expense and effort, upon notice by Master Borrower to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.9 hereof), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that: (i) Agent shall have received from the assigning Lender or assignee the assignment fee specified in Section 12.9 of the Agreement; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with applicable law.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

2.19	Lending Office.

(a)           Each Lender may book its Pro Rata Share of Loans at any Lending Office selected by such Lender and may change its Lending Office from time to time. All terms of this Agreement shall apply to any such Lending Office and the Loans and Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Office.  Each Lender may, by written notice to Agent and Master Borrower, designate replacement or additional Lending Offices through which Loans will be made by it and for whose account Loan payments are to be made.

(b)           If any Lender requests compensation under Section 2.16, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender, unless directed by Master Borrower not to do so, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 3.	MATTERS RELATING TO REAL ESTATE

3.1	Budget.

(a)                 Initial Budget.  The Borrowers’ initial budget regarding its use of Revolving Loans (as updated pursuant to Section 3.1(c), the “Budget”) shall be the Budget delivered on the Closing Date and is attached hereto as Exhibit E.  Each Budget shall be for the thirteen (13) weeks following the date of delivery of such Budget.  All updated versions of the Budget shall be approved by the CRO, satisfactory to Agent and modeled on the form attached hereto as Exhibit E.

(b)                 Content of Budget.  The Budget shall set forth for each week of the 13-week period detail relating to the Business, including the costs and timing of payment of such costs pertaining to the construction and sale of Real Estate, Lots and Units.  The associated underlying assumptions for the Borrowers’ anticipated uses of the Revolving Loans shall be subject to approval by the Agent.  For the avoidance of doubt, initially and all updates of the Budget must be satisfactory to Agent in all respects, including the amount and the proposed recipient of any proposed payment or use of cash collateral or proceeds of Revolving Loans.  Among other things, the Budget shall include:

(i)           anticipated receipts from the retail sale of Units, from bulk sales of Lots and Units, and from other Asset Sales;

(ii)          payments of accounts payable that are Permitted Critical Vendor Payments;

(iii)         overhead and administrative expenses to include insurance, utilities, rents, leases, sales, marketing and other general and administrative costs;

(iv)         periodic advances for payroll, commissions and other compensation-related costs;

(v)          real estate taxes, insurances, homeowners association costs and other recurring community-related costs and other costs that are the obligation of the Borrowers;

(vi)         Cost-to-Complete of Units for which construction is permitted under Section 7.20;

(vii)        costs required for the preservation of entitlements and platments;

(viii)       limited amounts for costs associated with sales and marketing of Lots or Units;

(ix)         amounts necessary to fund the Carve-Out Collateral Account equal to the amount of the Carve-Out;

(x)          restructuring costs to include Borrowers professionals, professionals of the Committee and other bankruptcy and financing costs;

(xi)         a best estimate of the forecasted week ending book balance of cash; and

(xii)        sufficient information to identify and quantify the cash flow impact of planned cost savings, a critical vendor program, headcount reductions and other milestones, to the extent submitted by the CRO pursuant to Section 3.3(b)(iv).

(c)           Modifications to the Budget.  The Budget shall be updated from time to time by delivering an updated Budget pursuant to Section 6.1(f).  Revisions to the Budget may include provisions for customer changes and upgrades, updated Cost-to-Complete, bulk sales of Lots or Units or condemnations.  Revisions to the Budget must be approved by the Agent in every respect.

3.2	Appraisals.

(a)           New Appraisals.  Agent shall order (with the Borrowers’ cooperation) updated appraisals for all Projects and the Borrowers shall (i) respond and cooperate with any information or document requests made by any appraiser completing an Appraisal on behalf of the Agent within five (5) Business Days of such request and (ii) to pay any and all appraisal costs of Agent.  Each new Appraisal shall be ordered and reviewed by the Agent.  The final Appraisal amount shall be determined by the Agent in accordance with Section 3.2(c).  The time period for compliance with this Section 3.2(a) as provided in the first sentence hereof is in lieu of any notice or grace periods contained in this Agreement or in any other Loan Documents.

(b)           Re-Appraisals.  Notwithstanding the foregoing, Agent, at its discretion, shall have the right to obtain new Appraisals of all or any portion of the Projects (a) whenever an Event of Default has occurred and is continuing, (b) as required by the then current regulatory requirements generally applicable to real estate loans of the categories made under this Agreement, as reasonably interpreted by the Agent, (c) at any time following a condemnation of more than an immaterial portion of a Project, as determined in good faith by the Agent and (d) upon any material adverse change with respect to a Project, as determined in good faith by the Agent.

(c)           Generally.  Borrowers acknowledge that the Agent may make changes or adjustments to the values set forth in any Appraisal as may be required by the Agent’s appraisal department in the exercise of its good faith business judgment, and that the Agent is not bound by the value set forth in any Appraisal performed pursuant to this Agreement and does not concur with or make any representations or warranties with respect to any Appraisal.  Borrowers further agree that Lenders shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value.  All Appraisal costs shall be paid for by Borrowers as incurred.

3.3	Sale of Assets.

(a)           Generally.  All sales of Real Estate, Lots or Units shall be made through a title company or closing agent or attorney and the Net Asset Sale Proceeds shall be paid directly to Agent for application pursuant to Section 2.10(b).

(b)           Requirements. Borrowers shall comply with the following requirements relating to the general sale process for assets:

(i)           Engage in weekly meetings and/or teleconferences (each a “Weekly Status Meeting”) on Tuesday of each week with Agent, Advisory Agent, the Revolving Lenders who wish to participate, and their respective representatives, commencing on April 20, 2010 in which Agent and Advisory Agent are provided with a status report on the assets, the Sale process, the Budget and other matters reasonably requested by the Agent and other Lenders.

(ii)          Deliver to Agent, weekly in advance of each Weekly Status Meeting, all expressions of interest (whether verbal or in writing), commitments or contractual documents from any party interested in purchasing any of the Borrowers assets outside of the ordinary course of business.

(iii)         Make available to Agent and its Advisory Agent, on the Interlinks datasite related to the Sale process, due diligence materials made available to potential buyers for assets, in each case received through such date and excluding individual retail sales of Units.

(iv)         Not later than April 30, 2010 the CRO shall furnished to Agent each in form and substance satisfactory to Agent: (A) its recommendation with respect to operating systems, internal controls, staff reductions and senior management of the Borrowers and their subsidiaries which shall be satisfactory to the Agent in the good faith exercise of its judgment; and the Borrowers shall, to the extent acceptable to the Borrowers, diligently effect such recommendations; and (B) a long-term “wind down” budget for all operations.

(v)         At least one (1) Business Day (or such shorter time period approved by Agent) prior to any sale commitment deadline for any particular sale of assets in the ordinary course of business, Parent shall cause the CRO to deliver to the Agent and its Advisory Agent a draft HUD closing statement with Borrowers’ best estimate of closing costs and net sale proceeds evidencing that the Borrowers are in compliance with Section 3.4(b).

(vi)         Not later than three (3) Business Days after a sale Borrowers shall, or shall cause, a final executed HUD to be delivered to Agent evidencing that the Borrowers are in compliance with Section 3.4(b) together with confirmation of the wire payment of any sale proceeds.

3.4	Marketing and Sale of Assets

(a)           Marketing of Assets.

(i)           Parent shall cause the CRO to manage the sale of all assets of the Borrowers and shall, in his or her discretion as set forth in the wind-down plan (if she or he believes it is economically beneficial), engage unrelated, third-party real estate brokers acceptable to the Agent to sell the Projects.  The Agent shall have reasonable access to Borrowers’ management who will be responsible for the sales process as well as any real estate brokers that are engaged.  The CRO shall make its commercially reasonable best efforts to sell all the assets as soon as practical on commercially reasonable terms and prices.

(b)           Sale of Assets. Borrowers may sell Lots or Units in Projects in the ordinary course of business pursuant to agreements of sale.  Sales of Lots and Units shall meet the following criteria:

(i)           Any single Lot or Unit shall not be sold without the Agent’s prior written consent if (x) Borrowers have not delivered information required pursuant to Section 3.3(b)(v) and (y) the gross sale price on the HUD Statement would be less than seventy percent (70%) of the greater of (A) the list price based on Borrower’s guidelines price set forth on Schedule 3.4 as of the Closing Date or (B) contracted sale price in the current agreement of sale for such Lot or Unit as of the Closing Date.

(ii)          Closing and settlement costs, including but not limited to ordinary course brokerage costs (if any), legal, property transfer taxes and other professional fees, shall not exceed ten percent (10%) of the gross sale price without the consent of Agent (not to be unreasonably withheld).

(iii)         Net Asset Sale Proceeds shall be applied to the Revolving Loans pursuant to Section 2.10(b).

3.5           Advisors.  The Borrowers will continue to engage a mergers and acquisitions advisor and a restructuring advisor acceptable to the Agent unless Majority Revolving Lenders provide written notice to Borrowers that such engagement is no longer needed, with the estimated costs funded under the Budget.

SECTION 4.	CONDITIONS OF LENDING

4.1           Agreement to Make Available the Commitments, Loans, Letters of Credit and Tri-Party Agreements.  The effectiveness of this Agreement is subject to the conditions precedent that Agent and Lenders shall have received on or before the date hereof  all of the following collateral documents, each in form and substance satisfactory to the Agent:

(a)           Delivery of the following documents, dated as of the Closing Date unless otherwise noted:

(i)           If requested pursuant to Section 2.14, the Notes, duly executed by the Master Borrower and by each other Borrower;

(ii)          The Security Agreement, duly executed by each Borrower in favor of Agent for the ratable benefit of the Lenders;

(iii)         Certified copies of all corporate, limited partnership and limited liability company action (as appropriate) taken by the Borrowers, including resolutions of their respective Boards of Directors, authorizing the execution, delivery and performance of the Loan Documents to which each is a party;

(iv)         An incumbency and signature certificate (dated as the date of this Agreement) of the Secretaries, general partners, managers or members (as appropriate) of each Borrowers, certifying the names and true signatures of the officers or other authorized Persons of such Borrowers authorized to sign the Loan Documents to which it is a party;

(v)          A copy of the Organizational Documents of each Borrowers, certified as true and correct by its respective Secretary, general partner, manager or members; and

(vi)        A Subsistence Certificate for each Borrowers, issued as of a recent date, from the state of such entity’s formation and all jurisdictions in which such Borrowers is required to register as a foreign corporation, limited partnership or limited liability company;

(b)           To the extent not addressed in the Final Order, an Opinion directed to Agent and the Lenders and issued by the counsel to the Borrowers (who must be an independent attorney-at-law licensed to practice in Pennsylvania) that (i) the Borrowers are duly organized, validly existing, and in good standing in the state of such entity’s formation, (ii) each Borrowers has the power to enter into the transactions contemplated by this Agreement and by the Loan Documents; (iii) the transactions contemplated by this Agreement and the Loan Documents specified in the opinion do not violate any provision of any Organizational Document; (iv) the Loan Documents have been executed and delivered by, and constitute the valid and binding obligations of, each Borrowers (to the extent executed thereby), enforceable in accordance with their terms, except as limited by applicable bankruptcy or other laws affecting creditor’s rights generally; and (v) such other matters relating to the transactions contemplated herein as Agent or Agent’s counsel may reasonably request;

(c)           On or before the Closing Date, Agent and Lenders shall have received:

(i)           Draft annual financial statements for the Fiscal Year ended June 30, 2009, Company Certified that they fairly present, in all material respects, the financial condition of the Borrowers as at the dates indicated and the results of their operations and their cash flows for the periods indicated (other than impairments for each of the periods), subject to changes resulting from audit and normal year-end adjustments, together with schedules detailing impairments by community (i.e., Project) on a book value and borrowing base value for such periods; provided, however, that such schedules will not be Company Certified;

(ii)          Draft unaudited quarterly financial statements for the Fiscal Quarter ended September 30, 2009 and December 31, 2009 (other than impairments for each of the periods), Company Certified that, in all material respects present the financial condition of the Borrowers as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, together with schedules detailing impairments by community (i.e., Project) on a book value and borrowing base value for such periods; provided, however, that such schedules will not be Company Certified;

(iii)         Monthly financial statements for the month ended December 31, 2009, January 31, 2010 and February 28, 2010, Company Certified that, in all material respects present the financial condition of the Borrowers as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

(iv)         A Company Certified detailed report, as of the last day of the previous month, listing all (A) unsold Lots, (B) Units for under construction (spec, model, & sold units) as permitted under the terms of this Agreement, (C) a count and listing of new agreements of sale and cancellations of agreements of sale during such month, (D) a count and listing of closings of any sale of Lots or Units (including spec, models and sold Lots, Units and values), (E) Backlog, spec and model inventory by division (North, South, Midwest, Florida), and (F) Costs-to-Complete detail by Project;

(v)          Payables detail and aging (including any disputed payables) as of December 31, 2009, the Petition Date and March 31, 2010, Company Certified;

(vi)         Weekly report of Cash and Cash Equivalents as of the Closing Date, including all days since the most recently delivered report, Company Certified;

(vii)        Budget approved by the CRO and in form and substance satisfactory to Agent and Revolving Lenders, certified by the CRO that it is based upon good faith estimates and assumptions believed by Parent to be reasonable at the time made, it being recognized by Revolving Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results; and

(viii)       The Borrowing Base Certificate delivered pursuant to the terms the Pre-Petition Credit Agreement on March 15, 2010, Company Certified.

(d)           On or before the Closing Date, with respect to each Project (other than Real Estate subject to a purchase money mortgage constituting a Permitted Priority Lien), Borrowers shall have delivered or cause to be delivered to Agent (or, if required by any applicable rule or regulation by which Lenders are governed, Agent shall have obtained) each of the following:

(i)           If requested by Agent, a Mortgage, or an amendment thereto, for the ratable benefit of the Lenders, for such Project, executed and acknowledged by the Borrower that is the owner thereof, which shall be a first lien (subject only to Permitted Liens) on the Project in an amount not less than the aggregate Commitments, plus any interest and other charges due thereon; provided that if the Project is located in Florida, New York, Virginia or another jurisdiction that imposes taxes upon the recording of, or requires documentary stamps to be affixed to, Mortgages, the amount of the Mortgages in such jurisdictions may be limited in amount as from time to time designated by Master Borrower and approved by Agent, and such Mortgages may be effected by the subject Borrower and Agent executing a mortgage modification, spreader and reaffirmation agreement, in form acceptable to Agent, whereby the lien of an existing Mortgage is spread to encumber such Project;

(ii)          If requested by Agent, a collateral assignment to Agent, for the ratable benefit of the Lenders, of all Governmental Approvals (to the extent assignable), contracts and agreements to which such Project is subject, in form acceptable to Agent in good faith, executed by the Borrower that is the owner of such Project;

(iii)         If requested by Agent, evidence as required by applicable banking regulations that no part of the Project on which any Unit is to be constructed is located in a flood plain or, if such evidence is not provided, a policy and certificate of flood insurance covering the Project, naming the Agent as insured;

(iv)         The standard form of mortgagee title insurance policy issued by First American Title Insurance Company or another title insurance company satisfactory to the Agent or appropriate endorsements to any existing title policy, issued in favor of the Agent, for the ratable benefit of the Lenders, but at the Borrower’s expense insuring the Mortgage on such Project, in an amount determined by Borrowers and Agent in good faith, as a first lien on the Real Estate included in such Project, free and clear of all prior Liens and encumbrances (other than Liens and encumbrances in favor of the Agent), subject only to such title conditions and Permitted Liens as may have been approved by the Agent.  The policy of title insurance shall include such endorsements or additional coverage as determined by Agent to be necessary (which may include (if available) Pennsylvania Endorsements 100, 300, 710, 1010 and 1110 or their equivalents from other jurisdictions);

(v)          If requested by Agent, copies of any subdivision or land development plans applicable to such Project and evidence of the final approval and recordation of such plans;

(vi)         Evidence that the Borrower has procured insurance policies as required by the terms of Section 6.6 and copies of all such insurance policies;

(vii)        If requested by Agent, a survey or other plan reasonably acceptable to Agent of the Real Estate included in such Project, showing any encroachments by or on the Real Estate and the location of all easements and rights-of-way affecting such Real Estate, all present and proposed utility lines, encroachments and building set-back lines;

(viii)       An environmental indemnity agreement with respect to such Project, executed by the Borrower and Parent, in form reasonably acceptable to Agent;

(ix)         A Phase I environmental site assessment for such Project which (i) is dated not earlier than twelve (12) months before the date that the Project was acquired by the Borrower; (ii) meets the ASTM International Standard for a Phase I environmental site assessment in effect as of the date of the environmental site assessment and, in the case of any Phase I environmental site assessment prepared after November 1, 2005, meets the standards and practices for all appropriate inquires set forth at 40 C.F.R. Part 312; (iii) indicates that the Real Estate is not subject to any Environmental Conditions; (iv) does not reveal any violation of any applicable Environmental Law; and (v) does not show the presence of any used, in use or closed underground storage tanks in the Real Estate;

(x)           If requested by Agent, (i) copies of all Governmental Approvals theretofore issued with respect to such Project, including permits, use registrations and approvals required under any law (including, without limitation thereto, planning, zoning, subdivision and building laws) for construction of the Units and Improvements and use thereof by the Borrower or by the purchasers thereof, and such other evidence as the Agent may require that the Units and use thereof contemplated by the Borrower, are permitted by and comply with all applicable laws including, without limitation thereto, zoning ordinances, and (ii) a certification by the appropriate Borrower that all Governmental Approvals required for the lawful commencement of construction of Units thereon (other than building permits for such Units) have been issued and continue to be in full force and effect and available to the appropriate Borrower; and

(xi)          Such other information and documents that the Agent may reasonably request.  The failure of the Agent to demand a certain type of information or document in regard to a Project will not constitute a waiver by the Agent of its right to demand that type of information or document in the future.

(e)           On or before the Closing Date, one or more promissory notes, in form and substance satisfactory to Agent, evidencing each item of Debt arising out of any loan owed by any Borrower to another Borrower and all such security agreements, documents and instruments that may be necessary or, as reasonably determined by the Agent, desirable in order to create in favor of Agent, for the benefit of Lenders, a valid and (upon the delivery to Agent of each such promissory note) perfected first priority security interest in such promissory note, subject only to Permitted Priority Liens;

(f)            On or before the Closing Date, Borrowers shall have delivered to the Agent:

(i)           Certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Agent) representing all Capital Stock pledged pursuant to the Security Agreement;

(ii)          Duly completed UCC financing statements and fixture filings, or amendments thereto, with respect to all personal and mixed property Collateral of the Borrowers, for filing in all jurisdictions as may be necessary or, in the opinion of Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

(iii)         Duly completed UCC termination statements, and authorization of the filing thereof from the applicable secured party, as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement;

(iv)         If requested by Agent, Control Agreements with financial institutions and other Persons in order to perfect Liens in respect of Deposit Accounts, Securities Accounts and other Collateral pursuant to the Collateral Documents;

(v)         Original Pineland Development certificates, duly signed by the Applicable Borrower in blank;

(vi)         Assignment of life insurance proceeds;

(vii)        All such security agreements, documents and instruments, and duly completed UCC financing statements and such federal and state forms that may be necessary or, as reasonably determined by the Agent, desirable in order to create in favor of Agent, for the benefit of Lenders, a valid and (upon such filing and recording or filing) perfected first priority security interest in all income tax refunds and proceeds thereof received by, or payable to, any Borrower after the Closing Date, subject only to Permitted Priority Liens;

(viii)       This Agreement, duly executed by each Borrower, Agent, and each Revolving Lender; provided, however, that Term Lenders shall be bound by and deemed a party to this Agreement upon the receipt by the Agent of such Term Lender’s signature page to this Agreement so long as such signature page is received on or before 5:00 P.M. Friday, April 23, 2010; provided, further, that delivery of, or failure to deliver, signature pages by any Term Lender shall not otherwise affect the effectiveness of this Agreement with respect to any other party who has delivered a signature page; and

(ix)          Such other and further documents as may be required reasonably by the Agent or Lenders in order to consummate the transactions contemplated hereunder.

(g)           Implementation of the cash management system pursuant to Section 2.12 to the satisfaction of Agent;

(h)           On or before the Closing Date, Borrowers shall have paid to Agent, for distribution (as appropriate) to Agent and Lenders, the fees payable on or before the Closing Date referred to in Section 2.7;

(i)            On the Closing Date, Borrowers shall have paid (i) to Agent, all of Agent’s outstanding expenses under the Loan Documents, including inspection and appraisal costs, (ii) to Reed Smith LLP and Schnader Harrison Segal and Lewis LLP, counsel to Agent, all fees and expenses invoiced through the Closing Date; and (iii) to Capstone Advisory Group LLC, financial advisor to the Agent, all fees and expenses invoiced through the Closing Date;

(j)            Other than the filing of the Bankruptcy Cases, no material adverse change in Borrowers’ assets, liabilities, business, financial condition, business prospects, or results of operations (when taken as a whole) since the Petition Date;

(k)           Other than the filing of the Bankruptcy Cases, as to Borrowers, there shall exist no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that is not subject to the automatic stay and in Agent’s judgment (a) would be expected to have a Material Adverse Effect on Borrower and its Subsidiaries (when taken as a whole), or (b) would be expected to materially and adversely affect the Loan Documents or the transactions contemplated thereby;

(l)            The Board of Directors of Parent shall have appointed a CRO acceptable to the Agent and Majority Revolving Lenders who shall be given executive decision making authority with no requirement that such officer report to any person other than the Board of Directors; and

(m)           The Bankruptcy Court shall have entered the Final Order authorizing the financing of Borrowers as set forth in Loan Documents, which shall be Final and in full force and effect.

4.2          Availability of Letters of Credit and Tri-Party Agreements.  The agreement of the Lenders to cause Agent to issue any Letter of Credit or Tri-Party Agreement is subject to the following conditions precedent, any of which may be waived by the Agent, at its sole discretion:

(a)           The requesting Borrower shall have delivered to Agent executed (and, if necessary, notarized) copies of the following (all of which shall be in a form and contain such terms as shall be acceptable to the Agent, in its sole discretion):

(i)           A Letter of Credit Application, if required;

(ii)           Copies of all financial security agreements, development agreements or similar documents, under which the obligations of the requesting Borrower are to be secured by the requested Letter of Credit or Tri-Party Agreement.  Such documents must be in a form satisfactory to the Agent; and

(iii)          Such other information and documents that Agent may reasonably request.  It is understood that the failure of Agent to demand a certain type of information or document in regard to the issuance of a Letter of Credit or Tri-Party Agreement will not constitute a waiver by Agent of its right to demand that type of information or document in the future.

(b)           The Project for which the Letter of Credit or Tri-Party Agreement has been requested is in an Approved Jurisdiction.

(c)           On the date of issuance of such Letter of Credit or Tri-Party Agreement, all conditions precedent described in Section 4.3 shall be satisfied to the same extent as if the issuance of such Letter of Credit or Tri-Party Agreement were the making of a Loan and the date of issuance of such Letter of Credit or Tri-Party Agreement were a Funding Date.

4.3           Conditions Precedent to Revolving Loans.  The obligation any Revolving Lender to make any Revolving Loan shall be subject to the further conditions precedent that, on the applicable Funding Date:

(a)           All of the conditions, agreements and covenants set forth in this Agreement to be satisfied on or before the Funding Date by any Borrower have been satisfied;

(b)           No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Request for Revolving Loan that would constitute an Event of Default or a Potential Event of Default;

(c)           The representations and warranties of the Borrowers herein or in any of the Loan Documents shall be true, correct and complete in all material respects on and as of the Funding Date with the same force and effect as if made on and as of such date, except for those that relate to a specific date which shall be true, correct and complete as of such date; provided that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition;

(d)           Other than the filing of the Bankruptcy Cases, as to Borrowers, there shall exist no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that is not subject to the automatic stay and in Agent’s judgment (a) would be expected to have a material adverse effect on Borrowers assets, liabilities, business, financial condition, business prospects, or results of operations or which could impair Borrowers ability to perform satisfactorily under the Loan Documents, or (b) would be expected to materially and adversely affect the Loan Documents or the transactions contemplated thereby;

(e)           Immediately prior to such Revolving Loan the Borrowers shall not have Investments in Cash and Cash Equivalents in excess of $5,000,000 in the aggregate on a consolidated basis, and after giving effect to such Revolving Loan (including the amount of such Revolving Loan), in each case exclusive of Cash or Cash Equivalents in any Special Purpose Collateral Accounts (other than the Cash Collateral Account in which such $5,000,000 is maintained);

(f)           The requesting Borrower shall have delivered a Request for Revolving Loan pursuant to Section 2.4(c) including a certification, in form and substance acceptable to the Agent, executed by the CRO confirming the statements made in paragraphs (a) through (e) above to be true, complete and accurate and that the conditions set forth therein have been satisfied; and

(g)           Agent shall have received such other approvals, opinions, or documents as the Agent may in good faith request.

SECTION 5.	REPRESENTATIONS AND WARRANTIES

In addition to the representations and warranties contained in any other Loan Documents, Borrowers hereby make the following representations and warranties to Agent and the Lenders:

5.1          Use of Proceeds.  The proceeds of Revolving Loans have been used for the purposes in Sections 2.3(a).

5.2          Incorporation, Good Standing, and Due Qualification.  Each Borrower is either a corporation, limited partnership or limited liability company, duly incorporated or organized, validly existing, and in good standing under the laws of the state of its formation, has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in, and is duly qualified as a foreign corporation, limited partnership or limited liability company and in good standing under the laws of each other jurisdiction in which such qualification is required.  Schedule 5.2 correctly sets forth the ownership interest of each Borrower and each of its Joint Ventures and Subsidiaries and the jurisdiction of organization of each Borrower and each of its Joint Ventures and Subsidiaries.

5.3          Power and Authority; No Conflict.  The execution, delivery, and performance by the Borrowers of the Loan Documents to which they are parties have been duly authorized by all necessary corporate, partnership or limited liability company action, as appropriate, and do not and will not (i) require any consent or approval of the shareholders, partners or members of any such entity; (ii) contravene such entity’s Organizational Documents; (iii) violate any provision of or cause or result in a breach of or constitute a default under any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such entity; (iv) cause or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which such entity is a party or by which it or its properties may be bound or affected or; (v) cause or result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by such Borrower except as contemplated by this Agreement.

5.4          Legally Enforceable Agreement.  This Agreement is, and each of the other Loan Documents executed by the Borrowers when delivered under this Agreement will be, legal, valid, and binding obligations of the Borrowers, enforceable against it or them in accordance with the respective terms thereof, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

5.5          Financial Statements; Accuracy of Information.

(a)           The Financial Statements of the Borrowers for the period ending June 30, 2009, September 30, 2009 and December 31, 2009 delivered to Agent and Lenders are true and correct and represent fairly their financial positions as of the date thereof  (other than impairments for each of the periods as well as future impairments) and the results of their operations or affairs for the period indicated, and show (including the footnotes) all known liabilities, direct or contingent, of the Borrowers as of the date thereof, all in accordance with GAAP consistently applied. Since the date of such Financial Statements, no event or change (other than in connection with the maturing of the Pre-Petition Credit Facility and the commencement of the Bankruptcy Cases) has occurred that has resulted in or evidences a Material Adverse Effect and, since such date, no Borrower has incurred, other than in the ordinary course of business, any indebtedness, liabilities, obligations or commitments, contingent or otherwise. No information, exhibit, or report furnished by any Borrower to Agent or the Lenders in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading. All projections delivered by Borrowers to Agent were made on a reasonable basis and in good faith.  Except as disclosed to Agent in writing, no Borrower has any material contingent liabilities (including liabilities for taxes), unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments.

(b)          No representation or warranty made by any Borrower under this Agreement or any other Loan Document is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty of statement not misleading).  The Borrowers have disclosed to Agent in writing every fact which could reasonably be expected to have a Material Adverse Effect on the Borrowers taken as a whole, or which so far as any Borrower can now foresee is reasonably possible in the future and would have a Material Adverse Effect, on the business, operations or financial condition of the Borrowers taken as a whole or the ability of the Borrowers taken as a whole to perform their respective obligations under this Agreement or any other Loan Document.

(c)           All information, financial statements, exhibits, and reports furnished by any Borrower to Agent or the Lenders in connection with this Agreement and the borrowings contemplated hereby are, and all such information, financial statements, exhibits and reports hereafter furnished by any Borrower to Agent or the Lenders will be, true and correct in every material respect on the date so furnished for the periods covered thereby, and no such information, financial statements, exhibit or report contains or will contain, with respect to Borrowers taken as a whole, any material misstatement of fact or omits or will omit to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

5.6          Conflicts.  The execution, delivery and performance of this Agreement and the Loan Documents will not violate any provision of any indenture, agreement, or other instrument to which any Borrower, or any of their respective properties or assets are bound, and will not be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement, or other instrument, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of said properties or assets.

5.7          Consents.  No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or a filing with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign is necessary to the valid execution and delivery by any Borrower of this Agreement and the other Loan Documents to which each is a party including without limitation, approval of the Bankruptcy Court pursuant to the Orders which are in full force and effect as of the Closing Date (copies of which have been delivered to the Lenders on or before the Closing Date).

5.8          Litigation.  Other than the filing of the Bankruptcy Cases, as to Borrowers, there shall exist no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that is not subject to the automatic stay and in Agent’s judgment (a) would be expected to have a Material Adverse Effect on any Borrower, or (b) would be expected to materially and adversely affect the Loan Documents or the transactions contemplated thereby.

5.9           Other Agreements.  No Borrower is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could reasonably be expected to have a Material Adverse Effect.  No Borrower is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party and which default could reasonably be expected to have a Material Adverse Effect.

5.10        No Defaults and Outstanding Judgments or Orders.  Each Borrower has satisfied, and none is in default with respect to, any final, unappealed and unstayed judgment, writ, injunction or decree of any court or arbitrator, and none of them is in default of any rule or regulation (if such default could reasonably be expected to have a Material Adverse Effect) of any federal, state, municipal, or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign by which it is bound.

5.11         Taxes.  Each Borrower has filed or caused to be filed all federal, state, and local Tax returns and reports required to have been filed and has paid or has caused to be paid all Taxes (including interest and penalties imposed thereon) required to have been paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower has set aside on its books adequate reserves in conformity with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.12        Debt.  No Borrower has any Debt, except Permitted Debt that is (i) disclosed in the Financial Statements or (ii) which arose or accrued after the date of the most recent Financial Statements and has been disclosed in writing to Agent.

5.13        ERISA.  Each Borrower is in compliance in all material respects with all applicable provisions of ERISA, the Code, all other applicable requirements of law.  Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; to the best of any Borrower’s knowledge after due inquiry, no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; no Borrower or any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; each Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of any Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA; and no Borrower or ERISA Affiliate has incurred any liability to the PBGC under ERISA.

5.14        Ownership and Liens.  The Borrowers have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in Section 5.5 or in the most recent financial statements delivered pursuant to Section 6.1, in each case except for assets disposed of since the date of such financial statements as permitted under Section 7.4.  Each such property is free and clear of all liens other than Permitted Liens and liens the enforcement of which are stayed in connection with the Bankruptcy Cases.  A list of all Real Estate owned by any Borrower is set forth on Schedule 5.14 hereto, as updated pursuant to Section 6.1(d) and any purchases and sales since the most recent update pursuant to Section 6.1(d).

5.15        Representations and Warranties as to Real Estate.  As to Real Estate:

(a)           No Violations Relating to the Real Estate.  No Borrower has knowledge of any violation, nor is there any notice or other record of violation of any zoning, subdivision, environmental, building or other statute, ordinance, regulation, restrictive covenant or other restriction applicable to the Real Estate, except for violations, if any, which Borrowers have disclosed in writing to Agent and are proceeding in good faith to remove or correct or which is subject to contest by applicable proceedings timely commenced and diligently pursued to conclusion and which non-compliance could not reasonably be expected to have a Material Adverse Effect on the Borrowers.

(b)           Liens.  There exist no liens, encumbrances or other charges against the Real Estate, or any portion thereof, or any property relating thereto, including statutory and other liens of mechanics, workmen, contractors, subcontractors, suppliers, taxing authorities and others, except for Permitted Liens and liens the enforcement of which are stayed in connection with the Bankruptcy Cases.

(c)           Compliance with Laws.  The Real Estate is being and (to the knowledge of any Borrower with respect to dates prior to ownership by a Borrower) has been operated in all material respects, in compliance with applicable federal and state laws and regulations (including but not limited to environmental laws and regulations) and with local ordinances, and all permits required thereunder have been obtained and complied with in all material respects.

(d)           Environment.  The Borrowers have duly complied with, and their businesses, operations, assets, equipment, property, leaseholds, or other facilities (including, but not limited to, the Real Estate) are in material compliance with, the provisions of all federal, state, and local Environmental Laws, and all health, and safety laws, codes and ordinances, and all rules and regulations applicable to Projects promulgated thereunder.  Except as set forth in the Environmental Reports heretofore delivered to Agent, no Borrower has received notice of, or knows of, or suspects the existence of any Environmental Condition which is or may be a violation of, any Environmental Law or any other federal, state, or local health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities (including, but not limited to, the Real Estate) with which it has not complied (subject to the prosecution of a good faith contest of any such notice that has not heretofore been determined adversely to such Borrower).  Except as set forth in Schedule 5.15 annexed hereto, none of the Borrowers own, lease, occupy or have any legally cognizable interest in any Real Estate which is located in New Jersey and which is, pursuant to N.J.S.A. 58:10B-1.3(a), subject to any obligation to remediate the discharge of a Hazardous Substance.

(e)           Security Requirements.  Borrowers have delivered all documents and met all conditions required under Section 4.1(d).

5.16	Representation and Warranties as to other Collateral.

(a)           Intellectual Property.  As of the Closing Date, the Borrowers own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to have a Material Adverse Effect.  No claim has been asserted against any Borrower and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor do Borrowers know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to have a Material Adverse Effect.  The use of such Intellectual Property by the Borrowers does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  All federal, state and foreign registrations of and applications for Intellectual Property, and all unregistered Intellectual Property, that are owned or licensed by any Borrower on the Closing Date are described on Schedule 5.16 annexed hereto.

(b)           Governmental Authorizations.  No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Borrower of the Liens purported to be created in favor of Agent pursuant to any of the Collateral Documents or (ii) the exercise by Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Collateral Documents, approvals, permits and other authorizations that may be required to develop, construct, market and sell Units, and except as may be required, in connection with the disposition of any Capital Stock pledged as Collateral, by laws generally affecting the offering and sale of securities or in connection with a judicial foreclosure.

(c)           Absence of Third-Party Filings.  Except such as may have been filed in favor of Agent as contemplated by the Collateral Documents and to evidence Permitted Liens, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in any IP Filing Office.

(d)           Margin Regulations.  The pledge of the Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(e)           Information Regarding Collateral.  All information supplied to Agent by or on behalf of any Borrower with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17        No Violation of Law.  No Borrower has engaged in any conduct or taken or omitted any act in violation of RICO or of any Prescribed Law.

5.18        Compliance with Covenants.  As of the date this representation is made or deemed made, each Borrower is in compliance with applicable covenants contained in Section 8 hereof.

5.19	Securities Activities.

(a)           No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(b)           Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of any Borrower alone or of the Borrowers on a consolidated basis) subject to the provisions of Sections 7.2 or 7.11 or subject to any restriction contained in any agreement or instrument, between any Borrower and any Lender or any Affiliate of any Lender, relating to Indebtedness, will be Margin Stock.

5.20        DIP Representations.

(a)           The Final Order continues to remain effective.

(b)           The CRO has disclosed any material assumptions with respect to the Budget.

The delivery to Agent of each Request for Revolving Loan and request for the issuance of a Letter of Credit or Tri-Party Agreement shall constitute the representation and warranty of Borrowers that the conditions contained in Sections 4.1, 4.2 and 4.3 are satisfied as of such date, except for those that relate to a specific date which shall be true and correct as of such earlier date.

5.21        CRO.  The Board of Directors of Parent has duly appointed the CRO and the CRO has been given executive decision making authority with no requirement that the CRO report to any Person other than the Board of Directors.

SECTION 6.	AFFIRMATIVE COVENANTS

In addition to the covenants contained in the Loan Documents, Borrowers hereby covenant and agree that, so long as Lenders have any obligation to make Revolving Loans or issue Letters of Credit or Tri-Party Agreements hereunder, or any Loan is outstanding, Borrowers shall perform all covenants in this Section 6:

6.1          Reporting Requirements.  Each Borrower shall furnish, or cause to be furnished, to Agent and Agent shall furnish to Lenders:

(a)           For each Fiscal Year, as soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, unaudited Financial Statements of Parent (which shall include a consolidated balance sheet and a consolidated statement of operations) through the end of such Fiscal Year, and a consolidated statement of cash flow for such Fiscal Year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal year and all prepared in accordance with GAAP consistently applied and Company Certified that they fairly present, in all material respects, the financial condition of the Borrowers as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

(b)          For each Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2010, as soon as available, and in any event within sixty (60) days after the close of each of the first three Fiscal Quarters and ninety (90) days after the close of each fourth Fiscal Quarter (or within five (5) Business Days after Parent files its Annual Report on Form 10-K for such Fiscal Year, commencing for the Fiscal Year ending June 30, 2010, if earlier), unaudited management-prepared quarterly Financial Statements of Parent (which shall include a Consolidated Balance Sheet and a Consolidated Statement of Operations) as of the end of each Fiscal Quarter, all in reasonable detail and prepared in conformity with GAAP, applied on a basis consistent with that of the preceding Fiscal Year. Such statements shall be Company Certified that they fairly present, in all material respects, the financial condition of the Borrowers as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments as well as any change in held for use/sale methodology.

(c)           As soon as available, and in any event within twenty (20) days after the close of each month, unaudited management-prepared monthly and year-to-date consolidated financial statements of Parent (which shall include a consolidated balance sheet and a consolidated statement of operations) as of the end of each month, all in reasonable detail and prepared in conformity with the Parent’s prior internal monthly reporting practices, Company Certified that they fairly present, in all material respects, the financial condition of the Borrowers as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

(d)          Within twenty (20) days of the end of each month, an updated Schedule 5.14 and a current, detailed report listing all (A) unsold Lots, (B) Units for under construction (spec, model, & sold units) as permitted under the terms of this Agreement, (C) new agreements of sale and cancellations of agreements of sale during such month, (D) closings of any sale of Lots or Units (including spec, models and sold Lots, Units and values), (E) Backlog, spec and model inventory by division (North, South, Midwest, Florida), and (F) Costs-to-Complete detail by Project, Company Certified.

(e)           Within twenty (20) days after the end of each month, a consolidated list of all accounts payable of any Borrower, and an aging report of such accounts payable, Company Certified as to its correctness.

(f)           Not later than six weeks from the Closing Date and at the end of each six-week period thereafter on the Tuesday of each such week (or more frequently as reasonably requested by Agent), an updated Budget, certified by the CRO that is based upon good faith estimates and assumptions believed by Parent to be reasonable at the time made and reconciliation of weekly variances from the previous Budget, certified as to its correctness by the CRO.

(g)           Weekly, on each Tuesday after the Closing Date, a report reflecting the balances of Cash and Cash Equivalents in all accounts of the Borrowers for each day of the previous week, certified as to its correctness by the CRO.

(h)          As soon as practicable in advance of filing with the Bankruptcy Court all material motions, proposed orders and other pleadings related to the Bankruptcy Cases generally, the Loans or which could impact the Budget or a sale of the Borrowers’ assets outside of the ordinary course of business (which must in all respects be in form and substance reasonably satisfactory to the Agent, including any proposed “stalking horse” which must also be reasonably satisfactory to the Majority Revolving Lenders), any Reorganization Plan, and/or any disclosure statement related to such plan.

(i)           Promptly upon the occurrence thereof, notification of (i) the institution of any material litigation or the commencement of any material administrative proceedings against a Borrower, (ii) the entry of any judgment against any Borrower in an amount in excess of $250,000, (iii) any notices and copies thereof of any and all motions, claims, hearings or other proceedings filed with or scheduled to be heard by the Bankruptcy Court, or (iv) the happening of any other event which could reasonably be expected to have a Material Adverse Effect upon the Borrowers.

(j)           Upon the occurrence of an Event of Default, a written notice setting forth the details of such Event of Default and the action which is proposed to be taken by the Borrowers with respect thereto.

(k)           As soon as possible and in any event within five (5) days after any Borrower knows that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC, any Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, Borrowers will deliver to Agent a certificate of the CRO setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action such Borrower proposes to take with respect thereto.

(l)           Together with each delivery of Financial Statements pursuant to Section 6.1(c), Borrowers shall submit to Agent a Compliance Certificate, in the form attached hereto as Exhibit F and executed by the CRO, confirming whether the Borrowers are in compliance with the financial covenants of Section 8 as of the dates provided herein for compliance.

(m)          Such other information respecting the condition or operations, financial or otherwise, of Borrowers as the Agent (or any Lender acting through Agent) may from time to time reasonably request.

6.2          Payment of Taxes.  Subject to Bankruptcy Code limitations, each Borrower shall (i) duly pay and discharge or cause to be paid and discharged, before the same shall become delinquent, all Taxes, assessments, levies and other governmental charges, imposed upon such Borrower or its properties, sale and activities, or any part thereof, or upon the income or profits therefrom, and (ii) within thirty (30) days after any request therefor by Agent, deliver to Agent a receipt from the applicable Governmental Authority evidencing said payment, provided, however, that any such Tax, assessment, levy and other governmental charge need not be paid if the validity or amount thereof is being properly contested in good faith by appropriate proceedings and if such Borrower has set aside on its books adequate reserves in conformity with GAAP, and provided, further, that such Borrower will pay all such Taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

6.3          Access to Properties, Books and Records; Inspections.

(a)           Borrowers shall (i) permit any of the officers, employees or representatives of Agent or  of any Lender (if accompanied by an officer, employee or representative of Agent) to visit and inspect any of the properties of Borrowers and (ii) permit any officers, employees or representatives of Agent to examine Borrowers’ books and records and make extracts therefrom and discuss the affairs, finances, and accounts of Borrowers with representatives thereof, during normal business hours, and as often as Agent may reasonably request upon prior telephone notice or at any time from time to time after an Event of Default.

(b)          The CRO shall provide Agent and Lenders access to information (including historical information) and personnel, including, without limitation, regularly scheduled meetings (at times as mutually agreed) with senior management and other company advisors and the Agent and consultants to the Agent (including Advisory Agent and counsel to Agent), and such consultants shall be provided with access to all information and to other internal meetings regarding strategic planning, cash and liquidity management, operational and restructuring activities, in each case, as it may reasonably request.

(c)           Inspection of Projects.  Borrowers shall cooperate with or allow for Agent, by its employees and independent contractors, to conduct monthly (or more frequently if requested by the Agent) appraisals and collateral examinations (and the Borrowers agree to cooperate fully with any such collateral examinations).  The reasonable costs and expenses of such appraisals and collateral examinations shall be Borrowers’ expense.

6.4          Maintenance of Records.  Borrowers shall keep adequate records and books of account, in which complete entries were made in accordance with generally accepted accounting principals consistently applied, reflecting all financial transactions of Borrowers.

6.5          Maintenance of Existence.  Each Borrower shall preserve and maintain its existence and good standing in the jurisdiction of its formation, and qualify and remain qualified as a foreign entity in each jurisdiction in which such qualification is required.

6.6          Insurance.  Each Borrower shall take out, maintain and keep in force,  policies of insurance on the following terms:

(a)           Insurance against loss to each Project on a “Special Perils” policy form, covering insurance risks no less broad than those covered under a Standard Multi Peril (SMP) policy form, which contains the most recent Commercial ISO “Causes of Loss-Special Form,” in commercially reasonable amounts and with endorsements as heretofore customarily maintained by subsidiaries of Parent, issued by insurers licensed in the jurisdiction in which each Project is located and that satisfy Agent’s then-current standards for property insurers and complying with the requirements of the Mortgages.

(b)          Commercial general liability insurance against death, bodily injury and property damage arising on, about or in connection with each Project, with limits not less than those heretofore maintained by subsidiaries of Parent and written on the most recent Standard “ISO” occurrence basis form or equivalent form, excess umbrella liability coverage with limits not less than those heretofore maintained by subsidiaries of Parent and completed operations coverage for a period of one year after construction of Units, issued by insurers licensed in the jurisdiction in which each Project is located and that satisfy Agent’s then-current standards for liability insurers.

(c)           Worker’s compensation insurance in an amount not less than those that are statutorily required in each jurisdiction in which the Borrowers operate.

(d)           During the making of any alterations or improvements to any Project, insurance covering claims based on the owner’s or employer’s contingent liability not covered by the insurance provided in Section 6.6(b) above.

(e)           Insurance against loss or damage by flood or mud slide in compliance with the Flood Disaster Protection Act of 1973, as amended from time to time, covering each Project that is now, or at any time while the Indebtedness remains outstanding shall be, situated in any area which an appropriate governmental authority designates as a special flood hazard area, in amounts equal to the full replacement value of all above grade structures located or to be constructed in such special flood hazard area.

(f)           Warranty insurance for all homes to be sold after the Petition Date.

(g)           Such other insurance relating to the Projects and the uses and operation thereof as Agent may, from time to time, reasonably require, including, but not limited to products liability and workers’ compensation insurance.

(h)           Directors’ and officers’ liability insurance in the forms, and in amounts not less than that which is now carried by the Borrowers.

(i)           All insurance shall:  (i) be carried in companies with a Rating of A- or better and a Financial Size Category of Class IX or higher, as set forth in the most recently published Best’s Key Rating Guide, or otherwise acceptable to Agent; (ii) in form and content acceptable to Agent; and (iii) provide thirty (30) days’ (ten (10) days’ for non-payment of any premium) advance written notice to Agent before any cancellation, material modification or notice of non-renewal.  All physical damage policies and renewals shall contain a mortgage clause acceptable to Agent, naming Agent as mortgagee, which clause shall expressly state that any breach of any condition or warranty by any Borrower shall not prejudice the rights of Agent under such insurance, and a loss payable clause in favor of Agent for personal property, contents, inventory, equipment, loss of rents and business interruption.  All liability policies and renewals shall name Agent and each Lender as an additional insured.  No additional parties shall appear in the mortgage or loss payable clause without Agent’s prior written consent.  All deductibles shall be in amounts acceptable to Agent.  In the event of the foreclosure of any Mortgage or any other transfer of title to any Borrower in full or partial satisfaction of the Indebtedness, all right, title and interest of each Borrower in and to all insurance policies and renewals thereof then in force shall pass to such purchaser or grantee.  If the insurance, or any part thereof, shall expire, or be withdrawn, or become void or unsafe by reason of any Borrower’s breach of any condition thereof, or become void or unsafe by reason of the value or impairment of the capital of any company in which the insurance may then be carried, or if for any reason whatever the insurance shall be unsatisfactory to Agent, Borrowers shall place new insurance that satisfies the requirements of this Section 6.6.

(j)           Any notice pertaining to insurance and required pursuant to this Section 6.6 shall be given in the manner provided in this Agreement at the address from time to time directed by Agent by notice to Master Borrower.  The insurance shall be evidenced by, at the option of Agent, the original policy or a true and certified copy of the original policy, or in the case of liability insurance, a Certificate of Liability Insurance.  Borrowers shall use their best efforts to deliver originals of all policies and renewals (or certificates evidencing the same), marked “paid,” to Agent at least thirty (30) days before the expiration of existing policies and, in any event, Borrowers shall deliver originals of such policies or certificates to Agent at least fifteen (15) days before the expiration of existing policies.  If Agent has not received satisfactory evidence of such renewal or substitute insurance in the time frame specified herein, Agent shall have the right, but not the obligation, to purchase such insurance for Lender’s interest only.  Any amounts so disbursed pursuant to this Section 6.6(j) shall be paid by Borrowers.  Nothing contained in this Section 6.6 shall require Agent or any Lender to incur any expense or take any action hereunder, and inaction by Agent and Lenders shall never be considered a waiver of any right accruing to Mortgagee on account of this Section 6.6.

(k)           No Borrower shall carry any separate insurance on any Project concurrent in kind or form with any insurance required hereunder or contributing in the event of loss without Agent’s prior written consent and any such policy shall have attached a standard non-contributing mortgagee clause, with loss payable to Agent, and shall meet all other requirements set forth herein.

(l)           The evidence of insurance shall contain the agreement of the insurer to give not less than thirty (30) days’ notice to the Agent prior to cancellation of such policies or material change in the coverage thereof or ten (10) days’ notice for non-payment of premium and shall be on a form ACORD 27 (with respect to property insurance), ACORD 25 (with respect to liability insurance), or such similar form as is acceptable to Agent.

(m)           Upon receipt by any Borrower of any Net Insurance/Condemnation Proceeds, Borrowers shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in Section 2.10(b)(iv).

6.7          ERISA.  Each Borrower shall comply in all material respects with the requirements of ERISA applicable to any employee benefit plan (within the meaning of Section 3(2) of ERISA), sponsored by any Borrower.  Each Borrower shall to furnish to the Agent (a) as soon as possible, and in any event within thirty (30) days after any executive officer of a Borrower has knowledge that (i) any Reportable Event with respect to any Plan has occurred, a statement of an executive officer of the Borrower, setting forth on behalf of such Borrower details as to such Reportable Event and the action which it proposes to take with respect thereto, together with a copy of the notice, if any, required to be filed of such Reportable Event given to the PBGC, or (ii) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard or an extension of any amortization period under Section 412 of the Code with respect to a Plan, a Plan or Multiemployer Plan has been or is proposed to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, proceedings have been instituted to terminate a Plan, a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan, or any such Borrower or ERISA Affiliate will incur any material liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Sections 4062, 4063, 4201 or 4204 of ERISA, a statement of an executive officer of the Borrower, setting forth details as to such event and the action the applicable Borrower proposes to take with respect thereto, (b) promptly upon reasonable request of the Agent, copies of each annual and other report with respect to each Plan subject to Title IV of ERISA and (c) promptly after receipt thereof, a copy of any notice any Borrower or ERISA Affiliate may receive from the PBGC relating to the PBGC’s intention to terminate any Plan or to appoint a trustee to administer any Plan.

6.8          Accounts.  The Borrowers shall maintain one or more demand Deposit Accounts with Agent into which the proceeds of each Revolving Loan shall be deposited.

6.9          Compliance with Laws.  Each Borrower shall comply with all applicable laws (including but not limited to any applicable Tax law, product safety law, occupational safety or health law, Environmental Law, and Prescribed Laws) in all respects.

6.10        Payment of Debt.  Subject to Bankruptcy Code limitations and the Budget, each Borrower shall promptly pay and discharge (i) all of its Debt incurred after the Petition Date in accordance with the terms thereof and in accordance with the Budget; and (ii) all lawful claims for labor, materials and supplies or otherwise incurred after the Petition Date, which, if unpaid, might become a lien or charge upon any Real Estate (except for Permitted Liens) or, if the same could reasonably be expected to have a Material Adverse Effect, against any other property or any part thereof; provided that so long as Borrowers notify Agent in writing of their intention to do so, no Borrower shall be required to pay and discharge any such Debt or claim so long as the failure to so pay or discharge does not constitute or result in an Event of Default and so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently pursued and it shall have set aside on its books adequate reserves with respect thereto.

6.11        Maintenance of Properties.  Each Borrower shall maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all their material properties used or useful in the business of the Borrowers (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

6.12         Deposit Accounts, Securities Accounts and Cash Management Systems.  Each Borrower shall use and maintain its Deposit Accounts, Securities Accounts, and cash management systems in a manner reasonably satisfactory to Agent.  Borrowers shall not permit any of such Deposit Accounts and Securities Accounts at any time to be located other than with Agent.

6.13          Tax Refunds.  Within five (5) Business Days of the Closing Date, the Borrowers shall file an amendment to their federal Tax return claiming an additional Tax refund with respect to the current net operating loss carryback law.  If any Borrower files any state or federal tax return or an amendment thereto claiming a tax refund (including without limitation with respect to the current net operating loss carryback law) such Borrower shall (x) concurrently file any and all forms required by Agent, so that the proceeds of any such refund to which such Borrower may be entitled is delivered directly to Agent on behalf of the Lenders (in connection with its security interest in such Tax refund) and made payable to Agent for the ratable benefit of Lenders, and (y) obtain prior written approval of Agent of such filing and forms.

6.14          Monitoring of Expenses.  Notwithstanding any Bankruptcy Court authorization to pay “critical vendors”, prior to making such payments, the Borrowers shall implement procedures, which shall be acceptable to the Revolving Lenders in their sole discretion, for monitoring and controlling the Borrowers’ compliance with the Budget, which shall include, without limitation, implementation of protocols by the Borrowers’ financial advisors, which protocols shall include training and implementation of standards for paying expenses in accordance with the Budget.

6.15          Budget Compliance.

(a)           Expenses.

(i)           At the end of each calendar week, the aggregate actual disbursements made by the Borrowers on items in the Budget other than Permitted Critical Vendor Payments, shall not exceed 115% of the aggregate amount of projected disbursements for that week other than Permitted Critical Vendor Payments plus the Excess Variance Amount from the prior week, as set forth in the Budget (“Excess Variance Amount” being 115% of the cumulative budgeted disbursements through such period less aggregate cumulative actual disbursements other than Permitted Critical Vendor Payments); provided that the Excess Variance Amount shall (i) at no time exceed $2,000,000, and (ii) be reduced to $0 upon the earlier to occur of (A) delivery, approval and implementation of each updated Budget, or (B) six weeks after the delivery of the previously delivered Budget.

(ii)           Further, notwithstanding the foregoing, at no time may the outstanding principal amount of outstanding Revolving Loans (excluding Revolving Loans resulting from any draw of a Letter of Credit or Tri-Party Agreement) exceed Revolving Loans projected under the Budget by more than $2,000,000 for more than five (5) Business Days.

(b)           Measurement. The Budget compliance covenants set forth in this Section shall be measured by the Agent upon the Agent’s receipt of the weekly budget to actual report required to be delivered by the Borrower pursuant to Section 6.1(g) of this Agreement.

6.16          Other Actions.  Borrowers shall take the following actions as soon as reasonably possible, but not later than the following dates, either:  (i) (a) file their joint disclosure statement and joint plan of reorganization with the Bankruptcy Court not later than May 15, 2010, (b) obtain court approval of their joint disclosure statement not later than June 30, 2010, and (c) obtain confirmation of their plan of reorganization no later than July 30, 2010; or (ii) (a) file its motion under Bankruptcy Code Section 363(b) to sell substantially all assets and bidding procedures no later than April 30, 2010, (b) obtain court approval of bidding procedures for such sale not later than May 20, 2010, (c) conduct an auction of all or substantially all of the Borrowers’ assets not later than June 23, 2010; (d) obtain court approval of such sale to the successful bidder not later than June 24, 2010; and (e) close sales transaction and receipt of Lenders of sale proceeds not later than July 5, 2010.  Notwithstanding the foregoing, the aforementioned dates may be extended by thirty (30) days at the discretion of the Agent.

6.17          Reduction of Letters of Credit.  Borrowers shall use commercially reasonable best efforts to work with municipalities to reduce any supporting letters of credit required by such municipalities.

6.18          Further Assurances.  Each Borrower shall do such further acts and things and to execute and deliver to Agent such additional assignments, agreements, powers and instruments, as Agent may reasonably require or reasonably deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto Agent and the Lenders their respective rights, powers and remedies hereunder.

6.19          Landlord Waivers.  Borrowers agree to use commercially reasonable efforts to deliver to Agent Landlord Waivers for leased premises located at 3333 Street Road, Bensalem, Pennsylvania and all other locations where the value of Collateral is greater than $100,000 or where books and records for a division are maintained.

6.21           Super-Priority Lien and Administrative Claim.  Except for the Carve-Out and Permitted Priority Liens, the Borrowers hereby covenant, agree, represent and warrant that (a) all Indebtedness constitutes allowed administrative expenses in the Bankruptcy Cases with priority under Section 364(c)(1) of the Bankruptcy Code over any and all other administrative expenses of the kind specified or ordered pursuant to any provision of the Bankruptcy Code, including, but not limited to, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b) and 726 of the Bankruptcy Code and shall be payable from the Collateral, and (b) pursuant to Section 364(d) of the Bankruptcy Code, the Indebtedness is secured by a priming, first priority, security interest in and Lien on all now owned or hereafter acquired assets and property of the estate (as defined in the Bankruptcy Code), real and personal, of the Borrowers, including without limitation the Collateral and proceeds of all of the foregoing, wherever located.

6.22           Final Order.  The Borrowers shall comply with all terms and conditions of the Orders in all respects and shall not take any action seeking to vacate, stay, reverse, modify or amend the Final Order without the prior consent of Agent and Majority Revolving Lenders.

6.23           Sale of Assets.  The Borrowers shall consult with the Agent in all respects relating to any sale outside of the ordinary course of business, including, without limitation, the approval of any winning bid and the rejection of any potential bid for such assets.

SECTION 7.            NEGATIVE COVENANTS

In addition to the covenants contained in the Loan Documents, Borrowers hereby covenant and agree that, so long as the Lenders have any obligation to make Loans or issue Letters of Credit hereunder, or any Loan is outstanding, Borrowers shall not:

7.1           Creation of Debt.  Create, incur, assume or suffer to exist any Debt except Permitted Debt.

7.2           Grant of Liens; Equitable Lien; Negative Pledge; Restrictions.

(a)           Grant, or permit to exist, any lien on any Project or on any other asset (whether real or personal) of any Borrower, other than Permitted Liens and liens the enforcement of which are stayed in connection with the Bankruptcy Cases.

(b)           create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of Section 7.2(a), unless it shall make or cause to be made an effective provision whereby the Indebtedness will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by any Lenders to the creation or assumption of any such Lien not permitted by the provisions of Section 7.2(a).

(c)           enter into any agreement prohibiting the creation or assumption of any Lien (excluding any Critical Vendor settlement) upon any of its properties or assets, whether now owned or hereafter acquired other than any agreement evidencing an asset sale, as to the assets being sold or stock sale as to the assets or stock being sold, or customary provisions in leases and other contracts restricting the assignment thereof.

(d)           create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by any Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to any Borrower, (iii) make loans or advances to any Borrower, or (iv) transfer any of its property or assets to any Borrower, except (a) as provided in this Agreement and (b), as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets.

7.3           Mergers.  Other than as required or permitted hereby, alter the corporate, capital or legal structure of any Borrower, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except in connection with a Reorganization Plan approved by the Bankruptcy Court.

7.4           Asset Sales.  Convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions (including, without limitation, any sale and leaseback transaction and any disposition under Bankruptcy Code section 363), all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Borrower, whether newly issued or outstanding), whether now owned or hereafter acquired, except for sales approved by the Bankruptcy Court and consented to by the Agent and the Lenders or the retail sale of Units in the ordinary course.

7.5           Transactions With Affiliates.  Enter into any transaction, or cause any Borrower to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate that is not a Borrower, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, except if (a) such transaction is in the ordinary course of or pursuant to the reasonable requirements of Borrowers’ Business on terms that are no less favorable to such Borrower, as the case may be, than those that might be obtained at the time from persons who are not such an Affiliate, and (b) after giving effect to such transaction, Borrowers remain in compliance with all covenants in this Agreement.

7.6           Use of Proceeds.  Directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of the Board of Governors of the Federal Reserve System.

7.7           Restricted Payments.  Permit any Borrower, or any Affiliate of a Borrower with respect to clause (iv), to, directly or indirectly, declare, order, pay, make or set apart any sum for (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Borrower now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Borrower now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Borrower now or hereafter outstanding, and (iv) providing the funds for or the making of any payment or prepayment of principal of, premium, if any, interest on, fees related to, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any purchase money mortgages or Subordinated Debt, other than, in each case, payments, distributions, purchases, acquisitions, providing of funds, pre-payments, redemptions, retirements of sinking funds or similar payments or any other actions to the extent taking place among Borrowers.

7.8           Amendments of Documents Relating to Subordinated Debt.  Amend or otherwise change, or permit or consent to any amendment or change to, the terms of any Subordinated Debt, or any extension, refinancing, renewal, repayment, replacement, defeasance or refund of any Subordinated Debt, or make any payment consistent with such an amendment thereof or change thereto, or any extension, refinancing, renewal, repayment, replacement, defeasance or refund thereof.

7.9           Nature of Business.  (i) Modify or alter in any material manner the nature and type of its business, the manner in which such business is conducted or (ii) Modify or alter its organizational documents or (iii) issue any Capital Stock or accept any contributions from holders of its Capital Stock, except as required by the Bankruptcy Code.

7.10           Subrogation.  Assert any right of subrogation or contribution against any other Debtor until all Indebtedness is indefeasibly paid in full.

7.11           Investments; Acquisitions.   Directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of any Person, or any division or line of business of any Person except in accordance with the Budget.

7.12           ERISA and Other Compensation Arrangements.

(a)           Prohibited Transactions.  Engage in a “prohibited transaction”, as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan or Multiemployer Plan or knowingly consent to any other “party in interest” or any “disqualified person”, as such terms are defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code, respectively, engaging in any “prohibited transaction”, with respect to any Plan or Multiemployer Plan; or permit any Plan to incur any “accumulated funding deficiency”, as defined in Section 302 of ERISA or Section 412 of the Code, unless such incurrence shall have been waived in advance by the Internal Revenue Service; or terminate any Plan in a manner which could result in the imposition of a Lien on any property of any Borrower pursuant to Section 4068 of ERISA; or breach or knowingly permit any employee or officer or any trustee or administrator of any Plan to breach any fiduciary responsibility imposed under Title I of ERISA with respect to any Plan; engage in any transaction which would result in the incurrence of a liability under Section 4069 of ERISA; or fail to make contributions to a Plan or Multiemployer Plan which could result in the imposition of a Lien on any property of any Borrower pursuant to Section 303(k) of ERISA or Section 430(k) of the Code, if the occurrence of any of the foregoing events (alone or in the aggregate) would result in a liability which could reasonably be expected to have a Material Adverse Effect.

(b)           Plans. Modify or amend any Plan in effect as of the Closing Date such that such modification or amendment has the effect of (i) increasing payments to Plan participants or beneficiaries, (ii) increasing the obligations of any Borrower under the Plan or (iii) accelerating a Plan participant’s the right to payment except, in each case, as approved by the Agent, or as required under the Code, ERISA, or other applicable law.  Further no Borrower shall establish or create a Plan, except as approved by the Agent, or as  required under the Code, ERISA, or other applicable law.

7.13           Compensation.  Permit any Borrower to, directly or indirectly, declare, order, pay, make or set apart any sum for commission, payroll, Business-related expenses and similar advances to officers and employees, except for commission, payroll, Business-related expenses and similar advances to officers and employees in accordance with the Budget; provided that Parent or its Affiliates may make bonus payments, incentive payments or any other similar payment by to any Person (regardless of whether such recipient is an employee of a Borrower or not) if (i) such bonus payments (not to include normal course commission payments relating to the sale of real estate assets and construction bonuses) are expressly provided for in a employee bonus program approved by the Agent and Majority Revolving Lenders, which will be subject to notice and hearing and approval by the Bankruptcy Court, or (ii) such bonus payments that are normal course commission payments relating to the sale of real estate assets and construction bonuses (regardless of whether such recipient is an employee of a Borrower or not) are not in a percentage greater than the average percentage on a per home basis of commissions paid prior to the Petition Date.

7.14           DIP Financing.  Incur or apply to the Bankruptcy Court for authority to incur, or suffer to exist, any indebtedness having the priority afforded by Section 364(c) or (d) of the Bankruptcy Code (including any Superpriority Claims) other than the financing provided for under this Agreement unless such financing would pay in full the Indebtedness and the Pre-Petition Indebtedness.

7.15           Alteration of Rights of Lenders.  Limit, affect or modify, or apply to the Bankruptcy Court to limit, affect or modify any of the Lenders’ rights with respect to the Indebtedness, including rights with respect to Pre-Petition Collateral and Post-Petition Collateral (each as defined in the Orders) and the priority thereof and payment of various amounts, pursuant to any Reorganization Plan or otherwise.

7.16           Chapter 11 Claims.  Except for the Carve-Out and the Permitted Priority Liens, apply to the Bankruptcy Court for the authority or allow to be incurred, created, assumed, suffered or permitted any Lien against any Borrower, or any of their assets in the Bankruptcy Cases to be pari passu with, or senior to, the liens, Encumbrances and claims of the Lenders granted and arising hereunder and under the Orders.

7.17           Reclamation Claims; Bankruptcy Code § 546(c) Agreements.

(a)           Make any payments or transfer any property on account of claims asserted by the Borrowers’ vendors for reclamation in accordance with UCC Section 2 702 and Bankruptcy Code Section 546(c) in excess of an amount to be agreed upon, in each case, by the Borrowers and the Majority Revolving Lenders.

(b)           Enter into any agreements or file any motion seeking a Bankruptcy Court order for the return of inventory or supplies to any vendor pursuant to Bankruptcy Code Section 546(c) without the written consent of the Lenders.

7.18           506(c) Claims.  Make or impose any claim of any kind upon or against any Lender, the Agent or the Collateral pursuant to Section 506(c) of the Bankruptcy Code or otherwise.  Each Borrower hereby irrevocably waives all such claims and agrees that it shall not assert such claims at any time.  In addition the Borrowers shall cause the priority of all liens of the Lenders and the Agent on the Collateral to be maintained in full force and effect and in accordance with this Agreement, the other Loan Documents and the Order.  The Borrowers will ensure that except as otherwise provided in this Agreement, no person or entity shall be permitted to exercise any rights or remedies with respect to the Collateral unless and until all amounts due under this Agreement and the other Loan Documents have been paid in full.

7.19           Other Payments.

(a)           Prepay pre-petition Debt, except as expressly provided for in the Loan Documents or pursuant to “first day” or other orders entered upon pleadings in form and substance satisfactory to the Agent and Majority Revolving Lenders.

(b)           Make payments from Cash or otherwise with respect to post-petition liabilities other than (i) for items provided for in the Budget, in the amount for such item provided for in the Budget plus the Excess Variance Amount, or (ii) as otherwise approved by agent and Majority Revolving Lenders.

(c)           Make payments with respect to pre-petition accounts payable except for such payments that: (i) comply with the Order approving Debtors’ Motion for Entry of Orders Authorizing Debtors to Pay Pre-Petition Obligations to Certain Critical Vendors, (ii) are provided for in the Budget, (iii) are not in excess of $100,000 except as approved by Agent, and (iv) do not exceed an aggregate amount of $7,500,000 except if Agent and Majority Revolving Lenders agree to increase such amount to $10,000,000 (each payment made in compliance with this Section 7.19(c), an “Permitted Critical Vendor Payment”).

7.20           Construction.  The Borrowers shall not initiate, begin or continue construction of any Lots or Units (including attached Units) that, as of the Petition Date, the Borrowers have not made significant progress in the construction of such Lot or Unit beyond the completion of stage 2 (foundation and footing complete).  The Lots and Units upon which construction may occur are set forth on Schedule 7.20.  The Borrowers shall take whatever action is required to return such Units or Lots to “finished Lot status”.

SECTION 8.           FINANCIAL COVENANTS

So long as the Indebtedness shall remain unpaid or Lenders have any obligation to make Loans or issue Letters of Credit hereunder, Borrowers shall comply with all covenants in this Section 8.  Compliance with the covenants contained in this Section 8 shall, as appropriate, be determined on the consolidated Financial Statements of Parent (which shall include all Borrowers and all consolidated subsidiaries of any Borrower).

8.1           Real Estate Acquisitions.  No Borrower shall purchase any Real Estate, Lots or Units after the Closing Date.

8.2           Minimum Collateral Value Ratio.  The Borrowers shall not permit the Collateral Value Ratio as of the last day of the most recently ended calendar month, commencing with the month ending April 30, 2010, to be less than 2.00:1.00.

8.3           Limitation on Holdings of Cash and Cash Equivalents.  Borrowers may not have Investments, Cash and Cash Equivalents in an aggregate amount not to exceed $5,000,000 (including the amount of any proceeds of any Revolving Loan or other amounts in the Cash Collateral Account, but excluding all other Special Purpose Accounts) for a period of more than two (2) Business Days.

SECTION 9.            EVENTS OF DEFAULT

The occurrence of any of the following shall constitute an “Event of Default” hereunder:

9.1           The failure of Agent to receive from Borrowers payment of any sum as required pursuant to this Agreement or any other Loan Document when due; or

9.2           The failure of any Borrower to observe or perform any promise, covenant, warranty, obligation, representation or agreement in this Agreement or in any other Loan Document, or in any other document evidencing or securing any of the Indebtedness or the repayment thereof (and not specifically addressed in the other Sections of this Section 9), within five (5) days after the earlier of (i) a senior officer of any Borrower becoming aware of such default or (ii) receipt by Master Borrower or such Borrower of written notice from Agent or any Lender of such default; provided that the notice and cure period contained in this Section 9.2 shall not apply to the breach of any covenant or obligation contained in Section 6.1, 6.15, 6.16, Section 7, Section 8 or to any other failure that, by its nature, is not susceptible to being cured by any Borrower; or

9.3           Any assignment for the benefit of the creditors of any Borrower, the filing of any other proceedings by any Borrower or by any other person or entity rendering any Borrower or any of the Collateral subject to a proceeding in insolvency or in bankruptcy, either for liquidation or for reorganization (and in the case of an involuntary proceeding under the Bankruptcy Code, the failure to have same dismissed prior to the entry of an Order for Relief), or if the Borrowers taken as a whole shall become insolvent or unable to pay debts as they mature; or

9.4           The dissolution or reorganization of any Borrower or a Change of Control shall occur; or

9.5           The (i) entry of a judgment or judgments against any Borrower at any time (a) in an aggregate amount that is at least $500,000 in excess of insurance proceeds available to such Borrower with respect to such judgment or judgments, if such judgment or judgments are not dismissed or bonded within thirty (30) days or (b) that prevents Borrower from conveying Lots and Units in the ordinary course of business if such judgment or judgments are not dismissed or bonded within thirty (30) days, (ii) issuance of any writs of attachment, execution or garnishment against any Borrower, or (iii) one or more non-monetary judgments or decrees with respect to a post-petition event against the against the Borrowers or any other material subsidiaries which would reasonably be expected to cause a material adverse change or a material adverse effect on the ability of the Borrowers or any other material subsidiaries taken as a whole to perform their obligations under the Loan Documents or the value of the Collateral or the interests of any Lender in the Collateral; or

9.6           The furnishing to Agent or any Lender, heretofore or hereafter, by or on behalf of any Borrower of materially false information, or the refusal by any Borrower to hereafter provide material information to Agent upon request; or

9.7           If any signature, certificate, opinion, financial statement or other information heretofore or hereafter furnished or made by any Borrower to Agent or the Lenders shall prove to be false, incorrect, incomplete or misleading in any material respect on or as of the date furnished, made or deemed made; or

9.8           The occurrence of any Material Adverse Effect; or

9.9           Any warranty or representation by any Borrower contained in this Agreement or in any other Loan Document is now or hereafter materially false or incorrect when made or deemed made; or

9.10           Subject to any applicable grace or cure period therein contained, the occurrence of any “Event of Default” as defined in or occurring under any Loan Document; or

9.11           The occurrence of any default under the terms of any note or other instrument that evidences Debt of any Borrower, which default continues beyond any applicable cure period contained therein; or

9.12           At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Indebtedness, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Agent or any Lender shall not have or shall cease to have a valid and perfected first priority Lien in any Collateral, subject only to Permitted Priority Liens, to the extent such Lien is required under this Agreement, in each case for any reason other than the failure of Agent or any Lender to take any action within its control, or (iii) any Borrower shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party; or

9.13           Subject to the entry of the Final Order, the occurrence of any insolvency or bankruptcy proceeding with respect to any significant subsidiary of Parent that is not a Debtor in the Bankruptcy Cases; or

9.14           The Bankruptcy Court shall enter an order with respect to any Borrower dismissing its Bankruptcy Case or converting it to a case under chapter 7 of the Bankruptcy Code, or appointing a trustee, receiver, interim receiver or receiver and manager in its Bankruptcy Case (other than at the request of the Lenders) or appointing a responsible officer or an examiner with enlarged powers shall be appointed in any of the Bankruptcy Cases (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4)) (other than at the request of the Lenders); or

9.15           any other superpriority administrative expense claim or lien (other than Permitted Priority Liens and the Carve-Out) which is pari passu with or senior to the claims or Liens of the Lenders under the Loan Documents or the Pre-Petition Lenders in connection with their Adequate Protection claim shall be granted in any of the Bankruptcy Cases without the consent of the Lenders; or

9.16           The Bankruptcy Court shall enter an order granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to any creditor or party in interest (other than the Lenders or the Pre-Petition Lenders) (i) subject to the entry of the Final Order, to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Borrowers which have an aggregate value in excess of an amount to be agreed or (ii) to permit other actions that would have a material adverse effect on the Borrowers or their estates or the value of the Collateral or the interests of the Lenders in the Collateral; or

9.17           An order of the Bankruptcy Court shall be entered in the Bankruptcy Cases reversing, amending, supplementing, staying for a period of five (5) days or more, vacating or otherwise modifying any of the Orders, or the any Borrower shall apply for authority to do so without the prior written consent of the Agent and Majority Revolving Lenders; provided that no Event of Default shall occur under this clause to the extent that any such amendment, supplement or other modification is made in compliance with this Agreement and is not adverse, in the sole and absolute judgment of the Majority Revolving Lenders, to the rights and interests of the Lenders under this Agreement and the Loan Documents; or

9.18           Any Borrower shall support (in any such case by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of a Borrower or by way of other written or unwritten statements to the Bankruptcy Court) any other Person’s opposition of any motion made in the Bankruptcy Court by the Lenders seeking confirmation of the amount of the Lenders’ claim or the validity and enforceability of the Liens in favor of the Lenders and/or the Agent for the benefit of the Lenders; or

9.19           From and after the date of entry thereof, the Final Order shall cease to be in full force and effect (or shall have been vacated, stayed, reversed, modified or amended), in each case without the consent of the Majority Revolving Lenders; or

9.20           Other than as required by the Bankruptcy Code, or as may be permitted in the Loan Documents or herein as permitted by the Bankruptcy Court, the Borrowers shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition Debt or payables; or

9.21           Any of the Borrowers or their Affiliates shall fail to comply with the terms of the Orders in any material respect; or

9.22           A plan shall be confirmed in any of the Bankruptcy Cases that does not either provide for termination of the Revolving Loan Commitments and payment in full in cash of the Indebtedness and the Pre-Petition Balance on or shortly after the effective date of such plan of reorganization or liquidation or is not otherwise acceptable to the Agent and the Majority Revolving Lenders or any order shall be entered which dismisses any of the Bankruptcy Cases and which order does not provide for termination of the Revolving Loan Commitments and payment in full in cash of the Indebtedness and the Pre-Petition Balance or which is not otherwise acceptable to the Agent and the Majority Revolving Lenders, or any of the Borrowers shall seek, support, or fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order; or

9.23           Any material provision of the Loan Documents shall cease to be effective or shall be contested by any Borrower or any of their Affiliates; or

9.24           The filing of a motion, pleading or proceeding by any Borrowers or their Affiliates which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders or Pre-Petition Lenders or a final non-appealable determination by a court with respect to any motion, pleading or proceeding brought by another party which results in a material impairment; or

9.25           Any of the Collateral is attached, seized, or repossessed or transferred, actually or constructively, to the possession of a trustee, receiver, custodian or similar party; or

9.26           Any order shall be entered by the Bankruptcy approving a motion or permitting a claim against the Collateral under Section 506(c) or 552 of the Bankruptcy Code; or

9.27           Any objections and other challenges shall be approved or granted by the Bankruptcy Court with respect to the validity, priority, secured status or amount of any of Lenders’ or Agent’s liens or claims (whether pre or post petition) as provided for herein; other than with respect to a claim or cause of action the Committee may bring relating to the Debt owed under the Pre-Petition Loan Documents as permitted under the Final Order; or

9.28           Any Borrower shall file a motion seeking the relief described in Sections 9.26 or 9.27.

SECTION 10.            REMEDIES

10.1           Remedies of Lenders.  Upon the occurrence of an Event of Default hereunder and the completion of any applicable grace or cure period, and during continuance of such Event of Default, (i) Agent may and (ii) upon the request of Majority Revolving Lenders Agent shall, and without further order of the Bankruptcy Court by notice to Master Borrower on behalf of the Lenders, and with respect to Section 10.1(c) each individual Lender may, exercise all or any of the following remedies, all of which rights and remedies shall be cumulative:

(a)           Demand immediate payment in full of all Indebtedness, whereupon the same shall be immediately due and payable.

(b)           Immediately terminate Revolving Lenders’ obligations to make any Loans or to issue any Letters of Credit or Tri-Party Agreements hereunder.

(c)           Set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by any Lender to or for the credit or the account of any Borrower, irrespective of whether Agent or Lenders shall have made any demand under this Agreement, the Term Notes, the Revolving Notes or any other Loan Document and although such obligations may be unmatured (which rights of the Lenders are in addition to other rights and remedies, including, without limitation, other rights of setoff, which the Lenders may have).  All net funds recovered under the rights provided in this Section 10.1(c) shall be recovered by Lenders as agent for the other Lenders and shall be distributed among Lenders according to their Pro Rata Share.  Each Lender shall be an agent of all other Lenders for purposes of rights of set-off.

(d)           Credit bid some or all of the Indebtedness and the Debt under the Pre-Petition Loan Documents at a sale of some or all of the Collateral outside of a sale in the ordinary course of business.

(e)           Exercise its rights or remedies granted herein, or under applicable law, or which it may otherwise have under any other Loan Document, against any Borrower.

(f)           Notwithstanding anything to the contrary contained in this Section 10.1, upon the occurrence with respect to Parent of any event described in Sections 9.13, 9.14, 9.15, 9.17, or 9.19, the entire Indebtedness shall be immediately due and payable and Lenders’ obligations to make Loans or to issue Letters of Credit or Tri-Party Agreements, shall automatically and immediately terminate, without notice from Agent or any Lender.

(g)           Apply the available funds contained in the Cash Collateral Account to reduce the Indebtedness in the manner deemed appropriate by the Agent in the Agent’s sole and absolute discretion.

10.2           Effect of Delay.  Neither failure nor delay on the part of Agent or the Lenders to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3           Acceptance of Partial Payment.  The acceptance by the Lenders of any partial payments of Loans made by any Borrower after the occurrence of an Event of Default hereunder, or the advance of any additional funds or the issuance of a Letter of Credit or execution of a Tri-Party Agreement at any such time, shall not be deemed a waiver by the Lenders of such Event of Default unless expressly agreed in writing by the Agent.

10.4           Application of Proceeds.  Upon the occurrence and during the continuation of an Event of Default, if requested by Majority Revolving Lenders, or upon acceleration of the Indebtedness pursuant to Section 9, (a) all payments received by Agent, whether from Borrowers or otherwise, and (b) all proceeds received by Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Agent, be held by Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Agent, in each case in accordance with Section 2.10(b)(vi).

10.5           Other Available Remedies.  The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under any other Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise.

10.6           Waiver of Marshalling of Assets.  To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrowers and others with interests in any Borrower, and of the Projects, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Agent or Lenders under the Loan Documents to a sale of the Projects for the collection of the Indebtedness without any prior or different resort for collection or of the right of Lenders to the payment of the Indebtedness out of the net proceeds of the Projects in preference to every other claimant whatsoever.  In addition (but subject to any applicable statute or law governing deficiencies remaining after the sale of any collateral), each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to any Borrower which would require the separate sale of the Projects or require Agent to exhaust its remedies against any individual or any combination of the Projects before proceeding against any other Project or combination of Projects; and further in the event of such foreclosure each Borrower hereby expressly consents to and authorizes, at the option of Agent, the foreclosure and sale either separately or together of any combination of the Projects, to the extent permitted by any applicable statute or law.

10.7           Waiver of Counterclaim.  Each Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Agent or Lenders.

10.8           Relief from Stay.           Five (5) days after written notice to the Borrowers by the Agent of the occurrence of any one or more Events of Default and without further permission of the Bankruptcy Court, the Agent, on behalf of the Lenders, shall be deemed to have been granted relief from the automatic stay imposed by Section 362 of the Bankruptcy Code in order to enforce the rights and remedies available to them under this Agreement and the other Loan Documents.

10.9           Further Remedies. Five (5) days after written notice to the Borrowers by the Agent of the occurrence of any one or more Events of Default and without further permission of the Bankruptcy Court, the Lenders may proceed to protect and enforce its rights under this Agreement and the other Loan Documents by exercising such remedies as are available to the Lenders in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any provision contained in this Agreement or any of the other Loan Documents or in aid of the exercise of any power granted in this Agreement or any of the other Loan Documents.

10.10         Credit Bidding.  In the event that there shall occur a sale of the Collateral outside of a sale in the ordinary course of business (regardless of whether an Event of Default has occurred), whether the sale shall occur within the Bankruptcy Cases pursuant to the Bankruptcy Code or under Article 9 of the Uniform Commercial Code or otherwise, each Borrower and Lender hereby agrees that the Agent, on behalf of all Lenders and Pre-Petition Lenders, shall be the only party that is entitled to credit bid the Indebtedness and the Pre-Petition Balance, on behalf of all Lenders and Pre-Petition Lenders, or any portion thereof and to determine, in its sole discretion, the amount of any such initial credit bid or bid increments; provided, however, that Requisite Revolving Lenders shall approve in advance the maximum dollar amount of any such credit bid.  Notwithstanding anything contained in the Pre-Petition Loan Documents, the Lenders who constitute Pre-Petition Lenders hereby consent and agree that to the extent the Agent needs the consent of Lenders under the Pre-Petition Loan Documents in order to be able to credit bid some or all of the Pre-Petition Balance, such approval shall only require approval by any combination of Pre-Petition Lenders whose Pro Rata Shares aggregate more than sixty six and two thirds percent (66 2/3%) of the aggregate Pre-Petition Balance of all Pre-Petition Lenders; provided, further, that for the avoidance of doubt, nothing contained in this Section 10.10 is intended to nor shall it take away any individual Lender’s or Pre-Petition Lender’s right to credit bid its Pro Rata Share of the Indebtedness or the Pre-Petition Balance pursuant to Section 363(k) of the Bankruptcy Code.

SECTION 11.          THE AGENT

11.1         Appointment.  Each of the Lenders hereby irrevocably designates and appoints Agent as agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes Agent, as agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent.  Any reference to the Agent in this Section 11 shall be deemed to refer to the Agent solely in its capacity as Agent and not in its capacity as a Lender.

11.2         Delegation of Duties.  Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely on advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by Agent with reasonable care.

11.3         Exculpatory Provisions.  Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, subsidiaries or affiliates shall be (i) liable for any action taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for (a) any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or the other Loan Documents or, (b) the satisfaction of any condition specified herein, other than receipt of items required to be delivered to Agent, or (c) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents, or (d) for any failure of any Borrower to perform their obligations hereunder or thereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of any Borrower.  Agent shall have no duty to disclose to Lenders information that is not required to be furnished by any Borrower to Agent at such time, but is voluntarily furnished by any Borrower to Agent in its individual capacity.

11.4         Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by Agent.  Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 13.9 hereof.  Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Majority Revolving Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Majority Revolving Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

11.5         Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, subsidiaries or affiliates has made any representations or warranties to it and that no act by Agent hereinafter taken, including any review of the affairs of the Borrowers or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by Agent to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of any Borrower and their respective Affiliates and made its own decision to make Loans and to enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any Borrower and their respective Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent hereunder or by the other Loan Documents, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any Borrower or any of their respective Affiliates which may come into the possession of Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, subsidiaries or affiliates.

11.6         Indemnification.  Lenders agree to reimburse and indemnify Agent (in its capacity as Agent but not as a Lender) ratably in proportion to their respective Commitments (i) for any amounts (but excluding syndication expenses) not reimbursed by any Borrower for which Agent is entitled to reimbursement by such Borrower under the Loan Documents (and without limiting the obligation of such Borrower to pay such reimbursement), including costs and expenses required to be reimbursed by any Borrower under Section 12.15(a), (ii) for any other reasonable out-of-pocket expenses incurred by Agent, on behalf of Lenders, in connection with the administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing, including without limitation any indemnified amount not paid by the Borrowers that is required to be paid under Section 12.15(b); provided that no Lender shall be liable for any of the foregoing to the extent they arise from (a) the gross negligence or willful misconduct of Agent as determined by a court of competent jurisdiction by final and nonappealable judgment or (b) a dispute which is solely between Agent and one or more Lenders in which the other Lender prevails as determined by a court of competent jurisdiction by final and nonappealable judgment.  The obligations of Lenders under this Section 11.6 shall survive payment of the Indebtedness and termination of this Agreement.  Each Lender shall, within ten (10) Business Days after a written demand therefor accompanied with a description of the amounts payable, contribute its respective Pro-Rata Share of the out-of-pocket costs and expenses incurred by Agent in accordance with the terms of this Agreement, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers’ fees and reasonable fees and expenses of attorneys.

11.7         Consequential Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR IN ANY OF THE LOAN DOCUMENTS, NEITHER AGENT NOR ANY LENDER SHALL BE RESPONSIBLE OR LIABLE TO ANY LENDER OR TO AGENT FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.8         Agent in Its Individual Capacity.  Agent and its respective subsidiaries and affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrowers as though Agent were not an Agent hereunder.  With respect to any Loans made or renewed by it and any Term Note or Revolving Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include Agent in its individual capacity.

11.9         Resignation or Removal of Agent as Agent.  Subject to the appointment and acceptance of a successor administrative agent as provided below, (i) Agent may resign at any time by giving sixty (60) days’ written notice thereof to Lenders and Master Borrower, and (ii) Agent may be removed at any time by Majority Revolving Lenders with cause, if it is reasonably determined by Majority Revolving Lenders that Agent has failed, and continues to fail, in the administration of this Agreement and the other Loan Documents in accordance with customary practices for similar credit facilities.  Upon any such resignation or removal, Majority Revolving Lenders shall have the right to appoint a successor Agent, subject to the approval of Borrowers, which approval shall not be unreasonably withheld or delayed; provided, that no such approval of Borrowers shall be required if an Event of Default is in existence.  If no successor administrative agent shall have been so appointed by Majority Revolving Lenders and shall have accepted such appointment within sixty (60) days after the retiring Agent’s notice of resignation or the Majority Revolving Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of Lenders, appoint a successor administrative agent, subject to the approval of Borrowers, which approval shall not be unreasonably withheld or delayed; provided, that no such approval of Borrowers shall be required if an Event of Default is in existence.  Any successor administrative agent shall be a Lender which has a combined capital and surplus of at least $1,000,000,000.00.  Upon the acceptance of any appointment as Agent hereunder by a successor administrative agent, such successor administrative agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent hereunder.

11.10   Authority.

(a)           Agent, as described herein, shall have all rights with respect to collection and administration of the Indebtedness, the security therefor and the exercise of remedies with respect thereto, except, to the extent otherwise expressly set forth herein.  Lenders agree that Agent shall make all determinations as to whether to grant or withhold approvals or consents under the Loan Documents and as to compliance with the terms and conditions of the Loan Documents, except to the extent otherwise expressly set forth therein or herein.  Agent will simultaneously deliver to Lenders copies of any default notice sent to Borrowers under the terms of the Loan Documents and will promptly provide to Lenders copies of any other material notices.

(b)           As to any matters which are subject to the consent of any or all of Lenders, as set forth in this Agreement, Agent shall not be permitted or required to exercise any discretion or to take any action except upon the receipt of the written consent to such action by Lenders holding the required Pro Rata Shares, which written instructions shall be binding upon Lenders.  Notwithstanding anything contained herein to the contrary, it is understood and agreed that Lenders’ right to consent to or disapprove any particular matter shall be limited to the extent that Lenders’ or Agent’s rights to consent to or disapprove of such matter are limited in the Loan Documents.  Subject to the foregoing limitations, each Lender hereby appoints and constitutes Agent as its agent with full power and authority to exercise on behalf of such Lender any and all rights and remedies which such Lender may have with respect to, and to the extent necessary under applicable law for, the enforcement of the Loan Documents, including the right to exercise, or to refrain from exercising, any and all remedies afforded to such Lender by the Loan Documents or which such Lender may have as a matter of law.

11.11   Borrower Default.  Agent shall not be deemed to have knowledge of the occurrence of a default or an Event of Default (other than the nonpayment of principal of or interest on the Loans) unless Agent has received notice from a Lender or a Borrower specifying such default or Event of Default and stating that such notice is a “Notice of Default”.  In the event that Agent receives such a notice of the occurrence of a default or an Event of Default, Agent shall give prompt notice thereof to Lenders.  Agent shall give each Lender prompt notice of each nonpayment of principal of or interest on the Loans, whether or not Agent has received any notice of the occurrence of such nonpayment.  Agent shall (subject to Section 11.10) take such action hereunder with respect to such default or Event of Default as shall be directed by Majority Revolving Lenders, provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such default or Event of Default as it shall deem advisable in the best interests of Lenders, including, without limitation, continuing to make Loans.

11.12     Lender Default.

(a)           Definition.  If any Lender (a “Defaulting Lender”) (i) fails to fund its Pro Rata Share of any Loan on or before the time required pursuant to this Agreement, (ii) fails to pay Agent, within ten (10) days of demand (which demand shall be accompanied by invoices or other reasonable back up information demonstrating the amount owed) for such Lender’s Pro Rata Share of any out-of-pocket costs, expenses or disbursements incurred or made by Agent pursuant to the terms of this Agreement (the aggregate amount described in the foregoing clauses (i) and (ii) which the Defaulting Lender fails to pay or fund is referred to as the “Defaulted Amount”), (iii) has given notice to Agent or any Borrower that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Loan hereunder (unless such notice is given by all Lenders), (iv) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, or (v) has been placed under a receivership or conservatorship by the Federal Deposit Insurance Corporation (“FDIC”) and the FDIC or an Eligible Assignee has not assumed the obligations of such Lender under the Loan Documents and affirmed to Agent its intent to fully comply with its obligations under the Loan Documents, in each case in writing in form and substance satisfactory to Agent, then, in addition to the rights and remedies that may be available to the other Lenders and the Borrowers (the “Non-Defaulting Lenders”) at law and in equity, the provisions of this Section 11.12 shall apply.

(b)           Voting.  The Defaulting Lender’s right to participate in the administration of the Loans and the Loan Documents, including without limitation, any rights to vote upon, consent to or direct any action of Agent or Lenders shall be suspended and such rights shall not be reinstated unless and until such default is cured and all decisions (except the decision to remove Agent), which are subject to receiving a vote of a required percentage of Lenders shall be approved if voted in favor of by the required percentage of the Non-Defaulting Lenders; provided that if Agent is a Defaulting Lender, Agent shall continue to have all rights provided for in this Agreement with respect to the administration of the Loan, unless Majority Revolving Lenders vote to remove and replace such Agent as provided in Section 11.9. Notwithstanding the foregoing, if a Lender (i) was a Defaulting Lender pursuant to clause (v) of this Section 11.12, and (ii) such Lender is no longer a Defaulting Lender but is still under an FDIC receivership or conservatorship (a “Special Lender”), then such Special Lender shall be deemed to have acted with respect to a specific matter in the same manner as Majority Revolving Lenders (other than the Defaulting Lenders) that have expressly voted, consented or withheld consent, or directed any action of Agent or Lenders if such Special Lender does not expressly respond to any request for such vote consent or direction by the date and time by which a response was requested.

(c)           Reserved.

(d)           Purchase of Defaulting Lender’s Commitment.  Agent or any Lender shall have the right, with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Defaulting Lender, and such Defaulting Lender agrees that it shall, upon Agent’s request, sell and assign to Agent or such Lender or Lenders, all of the Commitment of such Defaulting Lender for an amount equal to the principal balance of the Note held by the Defaulting Lender and all accrued interest and fees, less any amounts due from the Defaulting Lender with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to  an executed Assignment and Assumption Agreement.

(e)           Distribution of Interest and Principal Payments.    Notwithstanding anything in Section 2.12 to the contrary, so long as any Lender is a Defaulting Lender, such Defaulting Lender’s Pro Rata Share of any interest payments, principal payments and Loan Fees received by Agent for the account of Lenders shall be deposited by Agent in a Special Purpose Collateral Account.  Agent may use the funds in the Special Purpose Collateral Accounts as it deems appropriate to fund Loans of such Defaulting Lender.

(f)           Other.  Nothing contained in this Section 11.12 shall be deemed or construed to waive, diminish or limit, or prevent or stop any Lender from exercising or enforcing, any rights or remedies which may be available at law or in equity as a result of or in connection with any default under this Agreement by a Lender.  In addition, no Lender shall be deemed to be a Defaulting Lender if such Lender refuses to fund its Pro Rata Share of any Loan being made after any bankruptcy related Event of Default hereof due to the lack of bankruptcy court approval for such Revolving Loan.

11.13   Ratable Sharing.  The Lenders, by acceptance of a Note, agree among themselves that with respect to all amounts received by them which are applicable to the payment of or reduction of a proportion of the aggregate amount of principal and interest due with respect to the Notes held by any Lender (whether as a result of the enforcement of any Loan Document or on foreclosure of any banker’s or other lien or any setoff or other claim on or against any deposit or other balance of any Borrower held by any Lender) which is greater than the proportion received by any other holder of a Note in respect to the aggregate amount of principal and interest due with respect to the Notes held by it, or any other amount payable hereunder, such Lender or such holder of a Note receiving such proportionately greater payments shall notify each other Lender and Agent of such receipt and remit to them such amounts as are necessary so that all such recoveries of principal and interest with respect to the Notes shall be proportionate to the Lenders’ respective Pro Rata Shares.  If any Lender or holder of a Note receiving such proportionately greater payments is required to return such proportionately greater payment to any trustee, receiver or other representative of or for any Borrower upon or by reason of the bankruptcy, insolvency, reorganization or dissolution of such Borrower, then such other Lender(s) which received its or their Pro Rata Share of such proportionately greater payment must also return such amounts to the appropriate Borrower as if such payment or payments from the Lender receiving such proportionately greater payments had not been made.

11.14   Documentation.  Agent shall deliver to any Lender, in addition to the information required to be delivered by Agent to Lenders pursuant to this Agreement, copies of such Loan Documents now or hereafter executed by Borrowers and other documents delivered by Borrowers to Agent, promptly after receipt of a written request therefor.

SECTION 12.          MISCELLANEOUS

12.1     Modifications; Amendments, Waivers and Consents.

(a)           Modifications, waivers or amendments of or to the provisions of this Agreement or any other Loan Document shall be effective only if set forth in a written instrument signed by each of the parties required by this Section 12.

(b)           Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Majority Revolving Lenders (or by Agent with the consent of the Majority Revolving Lenders) and delivered to Agent and, in the case of an amendment, signed by the Borrowers; provided that (x) without consent of each Term Lender, no amendment, waiver or consent shall increase the Term Loan Commitments, (y) without the prior written consent of each Borrower or Revolving Lender no amendment, waiver or consent shall: (i) Increase the Revolving Loan Commitment or the Letter of Credit Sublimit, (ii) postpone the date or reduce the amount of any scheduled reduction of the Revolving Loan Commitment Amount, (iii) postpone the due date of any amount payable in respect of any Letter of Credit or Tri-Party Agreement, (iv) extend the expiration date of any Letter of Credit or Tri-Party Agreement beyond the Maturity Date, (v) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit or Tri-Party Agreements, (vi) amend the definition of Majority Revolving Lenders and (z) without the prior written consent of each Lender (i) postpone the Maturity Date or postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan, (ii) postpone the date on which any payment of interest or any fee is due; (iii) reduce the principal amount of any Loan, (iv) reduce the Interest Rate payable on any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.5) or the amount of any Loan Fee; (viii) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Borrowers’ rights and obligations hereunder; (ix) release any guarantor; (x) release any Collateral or consent to the transfer, pledge, mortgage or assignment of any Collateral, other than as specifically provided in this Agreement; or (xi) amend the provisions of this Section 12.1, (xii) amend the definition of Pro Rata Share or Majority Lenders (except for any changes resulting solely from an increase in the aggregate amount of the Revolving Loan Commitments approved by Majority Revolving Lenders), (xiii) amend any other provision of this Agreement specifying the number or percentage of Lenders required to (a) amend, waive or otherwise modify any rights of Lenders hereunder, (b) make any determination that is to be made by Lenders or (c) grant any consent that is required to be obtained from Lenders.  In addition, no amendment or waiver of the provisions of this Section 11 shall be made without the written consent of Agent and no Lender’s Commitment may be increased without such Lender’s consent with respect to any amendment or consent hereunder, each Loan held by the same Legal entity shall provide its consent in the same manner.

12.2     Binding Nature.  The rights and privileges of Agent and Lenders contained in this Agreement shall inure to the benefit of their respective successors and permitted assigns, and the duties of the Borrowers shall bind all successors and permitted assigns.  All agreements, representations, warranties and covenants made by the Borrowers herein or in any of the other Loan Documents shall survive the execution and delivery of this Agreement and all other documents referred to herein and shall be continuing as long as any portion of any Indebtedness owed to Lenders hereunder shall remain outstanding and unpaid.

12.3     Governing Law.  This Agreement shall in all respects be governed by the laws of the Commonwealth of Pennsylvania.  This Agreement and all of the other Loan Documents shall be construed as if drafted equally by all parties hereto.

12.4     Time of Performance.  Time of performance hereunder is of the essence of this Agreement.

12.5     Severability.  If any provision hereof shall for any reason be held invalid or unenforceable, no other provision shall be affected thereby, and this Agreement shall be construed as if the invalid or unenforceable provision had never been a part of it.

12.6     Captions.  The descriptive headings hereof are for convenience only and shall not in any way affect the meaning or construction of any provision hereof.

12.7     Computations.  Except as otherwise expressly stated herein, all computations required herein shall be made by the application of generally accepted accounting principles and practices applied on a consistent basis.

12.8     Continuing Obligation.  If any claim is ever made upon any Lender for the repayment or return of any money or property received by such Lender from any Borrower in payment of the Loan or any other Obligation and such Lender repays or returns all or part of said money or property by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Lender or any of its property or (ii) any settlement or compromise of any such claim accomplished by such Lender with such claimant, then in such event Borrowers agree that any such judgment, decree, settlement or compromise shall be binding upon Borrowers, notwithstanding any termination hereof or the cancellation of any note or other instrument evidencing any liability to such Lender, and the Borrowers shall be and shall remain liable to such Lender hereunder for the amount so repaid or the value of the property returned to the same extent as if such had never originally been received by such Lender.  Borrowers agree that no Lender shall have any duty or affirmative obligation to defend against such claim and may object to or pay such claim in its sole discretion without impairing or relinquishing the obligations of Borrowers hereunder.  This Section 13.8 shall survive the termination of this Agreement.

12.9     Assignment and Participation.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.9(b), (ii) by way of participation in accordance with the provisions of Section 12.9(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.9(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.9(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)      Minimum Amounts.

(1)      in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(2)      in any case not described in Section 12.9(b)(i)(1), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,500,000, unless the Agent consents (such consent not to be unreasonably withheld or delayed).

(ii)      Common Interest and Confidentiality Agreement.  Upon the effective date of any assignment, such assignee shall be deemed to be a party to the Common Interest and Confidentiality Agreement and agrees to be bound thereto as if it was a signing party on the Closing Date.

(iii)      Required Consents.  No consent shall be required for any assignment except to the extent required by Section 12.9(b)(ii) or this Section 12.9(b)(iv) and, in addition:

(1)      the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Loan or Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(2)      the consent of the Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)      Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)      Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Subject to acceptance and recording thereof by Agent pursuant to Section 12.9(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17 and 12.15 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.9(d).

(c)      Register.  Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at its office in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)      Participations.

(i)      Any Lender may at any time, without the consent of, or notice to, Borrowers or Agent, sell participations to any Eligible Assignee (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii)      Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of Participant, agree to any amendment, modification or waiver described in Section 12.1 that requires the consent of all Lenders, that affects such Participant.  Subject to Section 12.9(d)(ii), Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 12.15 hereof  to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.9(a).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.14 as though it were a Lender, provided such Participant agrees to be subject to Section 11.14 as though it were a Lender.

(iii)      A Participant shall not be entitled to receive any greater payment under Sections 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Master Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless Master Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 2.16 as though it were a Lender.

(e)      Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

12.10     Notices.

(a)      Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.10(d)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the addresses set forth below:

If to Master Borrower, any other
Borrower or Parent:	c/o Orleans Homebuilders, Inc.
3333 Street Road
Bensalem, Pennsylvania 19020
Attention: Garry P. Herdler
Fax: (215) 633-2352
E-mail: gherdler@orleanshomes.com

with copies to:	Lawrence J. Dugan, Esquire
c/o Orleans Homebuilders, Inc.
3333 Street Road
Bensalem, Pennsylvania 19020

Fax: 215-633-3019
E-mail: ldugan@orleanshomes.com

and

Mitchell B. Arden, CTP
Managing Director and Shareholder
Phoenix Management Services, Inc.
110 Chadds Ford Commons
Chadds Ford, PA 19317
Fax: 610-358-9377
E-mail: marden@phoenixmanagement.com

and

William M. Hartnett, Esquire
Cahill Gordon & Reindel LLP
Eighty Pine Street
New York, NY 10005-1702
Fax: 212-378-2198
E-mail: whartnett@cahill.com

Joel H. Levitin, Esquire
Cahill Gordon & Reindel LLP
Eighty Pine Street
New York, NY 10005-1702
Fax: 212-378-2198
E-mail: Jlevitin@cahill.com

and

Michael E. Plunkett, Esquire
Blank Rome LLP
One Logan Square 130 North 18th Street
Philadelphia, PA 19103
Fax: 215-832-5471
E-Mail: plunkett@blankrome.com
If to Agent (other than
regarding fundings):	Wells Fargo Bank, National Association
301 South College Street, 4th Floor
Mail Code D1053-04R
Charlotte, NC 28202
Attention: Nathan Rantala, Director
Fax: (704) 383-2647
Email: Nathan.rantala@wachovia.com

with copies to:	Wells Fargo Bank, National Association
Mail Code VA 7391
P.O. Box 13327
Roanoke, VA 24040

or

10 South Jefferson Street
Roanoke, VA 24011

and

Claudia Z. Springer, Esquire
Reed Smith LLP
2500 One Liberty Place
Philadelphia, PA 19103
Fax: 215-851-8100
E-mail: cspringer@reedsmith.com

and

Scott M. Esterbrook, Esquire
Reed Smith LLP
2500 One Liberty Place
Philadelphia, PA 19103
Fax: 215-851-8100
E-mail: sesterbrook@reedsmith.com

If to Agent regarding fundings:	To Agent as provided in Section 2.12.2

If to Lenders:	At the address provided on the
Signature Page of such Lender

If to the Committee:	Richard W. Riley, Esq.
Duane Morris LLP
1100 North Market Street
Suite 1200
Wilmington, Delaware 19801
Fax: 302-397-0801
E-mail: RWRiley@duanemorris.com

and

Gerard S. Catalanello, Esq. and
James J. Vincequerra, Esq.
Duane Morris LLP
1540 Broadway
New York, New York 10036-4086

Fax: 212-692-1037 and 212-672-1178
E-mail: gcatalanello@duanemorris.com and jvincequerra@duanemorris.com

and

Lawrence J. Kotler, Esq.
Duane Morris LLP
30 South 17th Street
Philadelphia, Pennsylvania 19103-4196
Fax: 215-979-1514
E-mail: LJKotler@duanemorris.com

(b)           Notices given to Master Borrower shall be deemed to have been given to all of the Borrowers, notwithstanding that any such notice is addressed only to Master Borrower.

(c)           Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 12.10(d), shall be effective as provided in Section 12.10(d).

(d)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Agent that it is incapable of receiving notices under such Article by electronic communication.  Agent or Borrowers may, in its or their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(e)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(f)           Notice given to any party by the attorney for another party shall constitute notice from such party (and the attorneys for each party are hereby permitted to give such notice to each other party on behalf of their client).  Failure to provide copies of any notice to counsel as provided above shall not invalidate or limit the effect of such notice.

12.11     Cumulative Remedies.  The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies (including without limitation, the right of specific performance) which Agent or Lenders would otherwise have.  Any waiver, consent or approval of any kind or character on the part of Agent or Lenders of any Event of Default or breach of this Agreement or any Loan Document or any such waiver of any provision or condition hereof or thereof must be in writing, signed by Agent, and shall be effective only to the extent in such writing specifically set forth.  Borrowers acknowledge that, with respect to this Agreement and its terms, Borrowers are neither authorized nor entitled to rely on any representations, course of dealing, modifications or assurances in any form as to any subject from any officer of Agent unless and until such representations, modifications, course of dealing, or assurances are set forth in writing and signed by such officer of Agent.

12.12     Third Party Beneficiaries.  The parties do not intend the benefits of this Agreement to inure to any third party.  Notwithstanding anything contained herein or in the Notes or any other Loan Document executed in connection with this transaction, or any conduct or course of conduct by either or both of the parties hereto, or their respective Affiliates, agents, or employees, before or after the signing of this Agreement or any of the other aforesaid Loan Documents, this Agreement shall not be construed as creating any rights, claims, or causes of action against Agent or any Lender, or any of their respective officers, directors, agents, or employees, in favor of any person or entity other than the Borrowers.  Under no circumstances shall any party referred to in Section 2.11(c) be deemed a third-party beneficiary of this Agreement.

12.13     Entire Agreement.  This Agreement, the other Loan Documents contain the entire agreement and understanding among Borrowers, Lenders and Agent regarding the transactions contemplated by the Loan Documents.  All prior negotiations and discussions between or among any of the parties hereto regarding the transactions contemplated by the Loan Documents and the terms and conditions thereof are superseded by this Agreement and the other Loan Documents.

12.14     Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

12.15     Expenses and Indemnification.

(a)           Costs and Expenses.

(i)           The Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Tri-Party Agreement or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Agent, any Lender or the Issuer (including the fees, charges and disbursements of any counsel for the Agent, any Lender or the Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Agent, any Lender or the Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit or Tri-Party Agreements issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(ii)          Borrowers shall be solely responsible for the cost of preparing any Environmental Report or of obtaining a reliance letter in form acceptable to Agent in good faith and addressed to Agent as agent for the Lenders for any Phase I or Phase II environmental site assessment which Borrowers did not cause to be prepared.

(b)           Indemnification by Borrowers.

(i)           The Borrowers shall indemnify the Agent (and any sub-agent thereof), each Lender and the Issuer, and each of their Affiliates and the partners, directors, officers, employees, agents and advisors of Agent (and any sub-agent thereof), each Lender and the Issuer and of their Affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by U.S. Department of the Treasury’s Office of Foreign Assets Control), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless, each Indemnitee from, and shall pay or reimburse any such Indemnitee for, all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Revolving Loan, Loan, Letter of Credit or Tri-Party Agreement or the use or proposed use of the proceeds therefrom (including any refusal by the Issuer to honor a demand for payment under a Letter of Credit or Tri-Party Agreement if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by any Borrower or any Subsidiary thereof, or any Environmental Claim related in any way to any Borrower or any Subsidiary thereof, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control), investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(ii)          Agent shall promptly give Borrowers written notice of all suits or actions instituted against Lenders with respect to which Borrowers have indemnified Lenders, and Borrowers shall timely proceed to defend any such suit or action through counsel reasonably acceptable to Lenders.  In the event that Lenders determine in good faith that the subject action, if decided adversely to Lenders’ interest, would have a material adverse effect upon any Lender, Lenders shall also have the right, at the expense of Borrowers, to participate in or, at Lenders’ election, assume the defense or prosecution of such suit, action, or proceeding, and in the latter event Borrowers may employ counsel and participate therein.  Agent shall have the right to adjust, settle, or compromise any claim, suit, or judgment after notice to Borrowers, unless Borrowers desire to litigate such claim, defend such suit, or appeal such judgment and simultaneously therewith deposit with Agent collateral security sufficient to pay any judgment rendered, with interest, costs, legal fees and expenses; and the right of Lenders to indemnification under this Agreement shall extend to any money paid by Lenders in settlement or compromise of any such claims, suits, and judgments in good faith, after notice to Borrowers.

(iii)         If any suit, action, or other proceeding is brought by Lenders against Borrowers for breach of Borrowers’ covenant of indemnity herein contained, separate suits may be brought as causes of action accrue, without prejudice or bar to the bringing of subsequent suits on any other cause or causes of action, whether theretofore or thereafter accruing.

(iv)         The obligations of Borrowers and Parent under this Section 12.15 shall survive the repayment of the Debt and termination of this Agreement, and shall continue in full force and effect so long as the possibility of such claim, action or suit exists.  If, and to the extent that the obligations of Borrowers or Parent under this Section 13.15 are unenforceable for any reason, Borrowers and Parent hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

12.16     Relationship of Parties.  It is hereby acknowledged by Lenders and Borrowers that the relationship between them created hereby and by the other Loan Documents is that of creditor and debtor and is not intended to be and shall not in any way be construed to be that of a partnership, a joint venture, or principal and agent.  It is hereby further acknowledged that Agent’s disbursement of any Loan proceeds to anyone other than a Borrower shall not be deemed to make Agent or Lenders a partner, joint venturer, or principal or agent of Borrowers, but rather shall be deemed to be solely for the purpose of protecting Lenders’ security for the Indebtedness.  The relationship between Agent and the Lenders is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between or among them.

12.17     Damage Waiver.  To the extent permitted by law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

12.18     Publicity.  Agent may, at its option and in such manner as it may determine and which Master Borrower shall approve (such approval not to be unreasonably withheld, delayed or conditioned), announce and publicize the involvement of Agent and Lenders in the entering into of this Agreement.

12.19     No Implied Waiver.  No delay or failure of Agent or the Lenders in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.20     USA Patriot Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56) (signed into law October 26, 2001) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify Borrowers in accordance with the Act; Agent shall obtain such information on behalf of the Lenders.

12.21     Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control; provided that any provision of the Loan Documents which imposes additional burdens on Borrowers or further restricts the rights of Borrowers or gives the Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted them.  Each Borrower acknowledges that it has read the entirety of this Agreement and of every other Loan Document and that Borrowers shall rely solely on their own judgment and on their legal counsel and advisors in entering into this Agreement and executing the Loan Documents, without relying in any manner on any statements, representations or recommendations of Agent or any Lender or any parent, subsidiary or Affiliate of Agent or of any Lender, or of any employee, officer, agent or advisor of any of the foregoing entities.

12.22     Jurisdiction.  IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE RELATIONSHIP EVIDENCED HEREBY, BORROWERS HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND ANY APPROPRIATE COURT ON APPEAL THERE FROM.  BORROWERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWERS HEREBY WAIVE ANY OBJECTION WHICH BORROWERS MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, OR FORUM NON CONVENIENS.  BORROWERS HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND ANY OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT, AND ANY OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH ABOVE AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE PROVIDING OF NOTICE IN ACCORDANCE WITH THE TERMS HEREOF.  NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHTS OF AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR LENDERS OF ANY CLAIM, JUDGMENT OR ORDER OBTAINED IN SUCH FORUM, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT OR OTHERWISE TO ENFORCE SAME, IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

12.23     Waiver of Jury Trial.  BORROWERS, AGENT AND LENDER, AFTER CONSULTATION WITH THEIR RESPECTIVE COUNSEL, EACH HEREBY WAIVE ANY RIGHT WHICH THEY MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) COMMENCED BY OR AGAINST THEM OR ANY OF THEM IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE LOAN DOCUMENTS, OR IN ANY WAY PERTAINING TO THE RELATIONSHIPS EVIDENCED BY THIS AGREEMENT.

12.24     Interim Loan Documents; No Novation or Impairment of Security Interests.  This Agreement supersedes, amends and restates in full, the Interim Loan Documents and all prior amendments thereof.  The Indebtedness referred to herein includes all of the Indebtedness outstanding pursuant to the Interim Loan Documents immediately prior to the execution of this Agreement.  This Agreement shall not cause a novation, payment and reborrowing, or termination of any of the indebtedness or obligations of Borrowers under the Interim Loan Documents or other loan documents executed in connection therewith, nor shall it extinguish, discharge, terminate or impair Borrowers’ indebtedness or obligations or Agent’s or any Lender’s rights or remedies under the Interim Loan Documents; provided that all such indebtedness, obligations, rights and remedies shall be on the terms and conditions of, and as set forth in, this Agreement, the Notes and the other Loan Documents.  In addition, this Agreement shall not release, limit or impair in any way the priority of any security interests and liens held by Agent for the benefit of the Lenders against any assets of Borrowers arising under the Interim Loan Documents.

12.25     General Acknowledgments.  Each Borrower and Parent acknowledges and agrees that:

(a)           Neither this Agreement nor any other agreement entered in connection herewith or pursuant to the terms hereof shall be deemed or construed to be a compromise, satisfaction, reinstatement, accord and satisfaction, novation or release of any of the Pre-Petition Loan Documents, or any rights or obligations thereunder, or a waiver by Agent or any Lender of any of their rights under the Pre-Petition Loan Documents or at law or in equity.

(b)           All liens, security interests, rights and remedies granted to Agent and the Lenders in the Pre-Petition Loan Documents are hereby renewed, confirmed and continued, and shall also secure the performance by Borrowers of the Indebtedness hereunder.

(c)           The Borrower has no defense, set-off, counterclaim or challenge against the payment of any sums owing under the Pre-Petition Loan Documents, or the enforcement of any of the terms or conditions thereof.

(d)           The Borrower hereby confirms and acknowledges that the Pre-Petition Balance is validly and duly owing under the Pre-Petition Loan Documents to the Lenders, including all sums included therein for accrued and unpaid interest, legal fees and expenses and earned and unpaid fees due to the Agent or the Lenders under the Pre-Petition Loan Documents.

12.26     Releases.

(a)           Release.

(i)           Each Borrower hereby acknowledges and agrees that, as of the Closing Date, no right of offset, defense, counterclaim, claim, causes of action or objection in favor of any Borrower and Parent against the Lenders (including all lenders prior to the Closing Date) or the Agent, any other agent or any Issuer exists arising out of or with respect to (i) the Indebtedness, this Agreement or any of the other Loan Documents; (ii) any other documents evidencing, securing or in any way relating to the foregoing, or (iii) the administration or funding of the Loans, the Commitment or the issuance of Letters of Credit or Tri-Party Agreements.

(ii)          Each Borrower hereby expressly waives, releases and relinquishes any and all defenses, setoffs, claims, counterclaims, causes of action or objections, if any, against such Lenders, the Agent, the other agents or any Issuer, whether known or unknown, both at law and in equity, only to the extent arising out of any matter, cause or event occurring on or prior to the Closing Date.

(iii)         Each Borrower for itself, each other Borrower and their respective successors and assigns in interest and any person that may derivatively or otherwise assert a claim through or by any of the foregoing to the fullest extent permitted by applicable law (collectively, the “Releasors”) waives and releases against Agent and each Lender and each of their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, related corporate divisions, participants and assigns (collectively, the “Releasees”), and covenants not to commence or pursue any litigation or action, claims, demands, causes of action, suits, debts, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, setoffs, recoupments, counterclaims, defenses, expenses, damages and/or judgments, whatsoever in law or in equity (whether matured, unmatured, contingent or non-contingent) that relate in any way, either directly or indirectly, to this Agreement, any Loan Documents, the transactions contemplated thereby or any action by Agents, Lenders or any other Releasee in any way related thereto, whether known or unknown, which each of the Releasors had, now has or may have, in each case only to the extent arising out of any matter, cause or event occurring prior to the Closing Date.  Each of the Releasors hereby agrees that federal or state laws, rights, rules or legal principles of any other jurisdiction which may be applicable thereto, to the extent that they apply to the matters released hereby, are knowingly and voluntarily waived and relinquished by such Releasors, to the full extent that such rights and benefits pertaining to the matters released herein may be waived, and each of the Releasors hereby agrees and acknowledges that this waiver is an essential term of this Agreement, without Agents and Lenders would not have entered into this Agreement.  Each of the Releasors represents and warrants that it has not purported to transfer, assign, pledge or otherwise convey any of its right, title or interest in any matter released hereby to any other person.  In connection with the release in this Agreement, each of the Releasors acknowledges that it is aware it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which such Borrowers now knows or believes to be true, with respect to the matters released herein.  Nevertheless, it is each of the Releasors’ intent in executing this Agreement to fully, finally and forever release and settle such matters to the extent they arise out of any matter, cause or event occurring prior to the Closing Date.  In making this release, each of the Releasors has consulted with counsel concerning the effect thereof.

(iv)         Nothing contained in this Section 12.26, is intended to nor shall it limit the Committee’s rights to bring claims or causes of action against the Lenders as permitted under the Final Order.

12.27     Limited Subordination of Deficiency Claim.  By executing this Agreement, the Agent and each Lender covenants and agrees that the payment of any Deficiency Claim in the Bankruptcy Cases is hereby expressly made subordinate to the Limited Unsecured Claim Payment, notwithstanding any contractual (or other) right of subordination the Agent and the Lenders may be entitled to assert against any holder of any claim against any Borrower.  Upon full payment or distribution of the entire Limited Unsecured Claim Payment to unsecured creditors, each Lender shall then have the right to payment of its respective Deficiency Claim, if any, and, assuming the Lender has a Deficiency Claim, to share, pro rata, in any additional proceeds of any Avoidance Actions and/or any other distributions made to or for the benefit of unsecured claims in the Bankruptcy Cases.  The provisions of this Section 12.27 are and are intended solely for the purpose of defining the relative rights of the Lenders on the one hand and the holders of unsecured claims against the Borrowers in the Bankruptcy Cases on the other hand.  Nothing contained in this Section 12.27 is intended to nor shall it (a) impair, as between the Borrowers and the Lenders, the obligations of the Borrowers, which are absolute and unconditional, to comply with the terms of this Agreement and pay to the Lenders any amounts required to be paid hereunder as and when the same shall become due and payable in accordance with their terms, (b) other than with respect to payment in full of the Limited Unsecured Claim Payment pursuant to this Section 12.27, impair, amend or modify the rights (whether in contract or otherwise) the Agent or any Lender may have (whether pursuant to contract or otherwise) against (i) any Borrower or (ii) any holder of any claim against any Borrower, including, without limitation, any contractual right of subordination the Agent and the Lenders may be entitled to, which are hereby reserved and preserved in every respect or (c) other than with respect to the payment in full of the Limited Unsecured Claim Payment pursuant to this Section 12.27, prevent the Agent or the Lenders from enforcing any rights and remedies the Agent or any Lender may have (whether pursuant to contract or otherwise) against (i) any Borrower and (ii) any holder of any claim against any Borrower, including, without limitation, any contractual right of subordination the Agent and the Lenders may be entitled to, which are hereby reserved and preserved in every respect.  Each Lender authorizes and directs Agent on its behalf to take any action as may be necessary or appropriate to acknowledge and effectuate the subordination set forth in this Section 12.27 and appoints the Agent as its attorney-in-fact for any and all such purposes.  This Section 12.27 shall survive payment of the Indebtedness and termination of this Agreement.

[Remainder of page is blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year set forth above.

Master Borrower:	Greenwood Financial Inc., a Delaware corporation

	By:	/s/ Lawrence J. Dugan
Name: Lawrence J. Dugan
Title: Vice President

Corporate Borrowers:	Community Management Service Group, Inc.
OHB Homes, Inc.
OHI Financing, Inc.
Orleans Arizona, Inc.
Orleans Corporation
Orleans Corporation of New Jersey
Orleans Construction Corp.
Parker & Lancaster Corporation
Parker & Orleans Homebuilders, Inc.
Sharp Road Farms, Inc.

	By:	/s/ Lawrence J. Dugan
Name: Lawrence J. Dugan
Title: Vice President

Limited Liability Company
Borrowers:	Masterpiece Homes, LLC
OHI PA GP, LLC
OPCNC, LLC
Orleans at Bordentown, LLC
Orleans at Cooks Bridge, LLC
Orleans at Covington Manor, LLC
Orleans at Crofton Chase, LLC
Orleans at East Greenwich, LLC
Orleans at Elk Township, LLC
Orleans at Evesham, LLC
Orleans at Hamilton, LLC
Orleans at Harrison, LLC
Orleans at Hidden Creek, LLC
Orleans at Jennings Mill, LLC
Orleans at Lambertville, LLC
Orleans at Lyons Gate, LLC
Orleans at Mansfield, LLC
Orleans at Maple Glen, LLC
Orleans at Meadow Glen, LLC
Orleans at Millstone, LLC
Orleans at Millstone River Preserve, LLC
[Borrowers’ signatures continued on the following page]

(Signature Pages to DIP Loan Agreement)

Orleans at Moorestown, LLC
Orleans at Tabernacle, LLC
Orleans at Upper Freehold, LLC
Orleans at Wallkill, LLC
Orleans at Westampton Woods, LLC
Orleans at Woolwich, LLC
Orleans Arizona Realty, LLC
Orleans DK, LLC
Parker Lancaster, Tidewater, L.L.C.
RHGP, LLC
Wheatley Meadows Associates, LLC

	By:	/s/ Lawrence J. Dugan
Name: Lawrence J. Dugan
Title: Vice President
Limited Partnership
Borrowers:	Brookshire Estates, L.P. (f/k/a Orleans at Brookshire Estates, L.P.)
Orleans at Falls, LP
Orleans at Limerick, LP
Orleans at Lower Salford, LP
Orleans at Thornbury, L.P.
Orleans at Upper Saucon, L.P.
Orleans at Upper Uwchlan, LP
Orleans at West Bradford, LP
Orleans at West Vincent, LP
Orleans at Windsor Square, LP
Orleans at Wrightstown, LP
Stock Grange, LP
	By:	OHI PA GP, LLC, sole General Partner

By:	/s/ Lawrence J. Dugan
Name: Lawrence J. Dugan
Title: Vice President

Orleans RHIL, LP
Realen Homes, L.P.
By:	RHGP, LLC, sole General Partner
	By:	Orleans Homebuilders, Inc.,
Authorized Member

By:	/s/ Lawrence J. Dugan
Name: Lawrence J. Dugan
Title: Vice President

(Signature Pages to DIP Loan Agreement)

Parent:	Orleans Homebuilders, Inc., a Delaware corporation

	By:	/s/ Lawrence J. Dugan
Name: Lawrence J. Dugan
Title: Vice President

[Lenders’ signatures continued on the following pages]

(Signature Pages to DIP Loan Agreement)

IN WITNESS WHEREOF, the parties hereto have executed this Agreemetn under seal the day and year set forth above.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Nathan R. Rantala
Name: Nathan R. Rantala
Title: Director

(Signature Pages to DIP Loan Agreement)

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as
☒ Revolving Lender, Tranche 1 Term Lender and Tranche 2 Term Lender
☐ Tranche 1 Term Lender

By:	/s/ Nathan R. Rantala
Name: Nathan R. Rantala, Director

(Signature Pages to DIP Loan Agreement)

BANK OF AMERICA, N.A., as
☒ Revolving Lender, Tranche 1 Term Lender and Tranche 2 Term Lender
☐ Tranche 1 Term Lender

By:	/s/ John L. McDonald
Name: John L. McDonald
Title: SVP

(Signature Pages to DIP Loan Agreement)

MANUFACTURERS AND TRADERS TRUST COMPANY, as
☒ Revolving Lender, Tranche 1 Term Lender and Tranche 2 Term Lender
☐ Tranche 1 Term Lender

By:	/s/ Anne D. Brehony
Name: Anne D. Brehony
Title: Vice President

(Signature Pages to DIP Loan Agreement)

PNC BANK, N.A., successor to National City Bank, as
☒ Revolving Lender, Tranche 1 Term Lender and Tranche 2 Term Lender
☐ Tranche 1 Term Lender

By:	/s/ Chris Guyer
Name: Chris Guyer
Title: VP

(Signature Pages to DIP Loan Agreement)

FIRSTRUST BANK, as
☒ Revolving Lender, Tranche 1 Term Lender and Tranche 2 Term Lender
☒ Tranche 1 Term Lender

By:	/s/ Seth Mackler
Name: Seth Mackler
Title: Senior Vice President

(Signature Pages to DIP Loan Agreement)

COMPASS BANK, an Alabama Banking Corporation, as
☒ Revolving Lender, Tranche 1 Term Lender and Tranche 2 Term Lender
☐ Tranche 1 Term Lender

By:	/s/ Linda Garcia
Name: Linda Garcia
Title: SVP

(Signature Pages to DIP Loan Agreement)

TD BANK, NA, successor by merger to Commerce Bank, N.A., as
☒ Revolving Lender, Tranche 1 Term Lender and Tranche 2 Term Lender
☐ Tranche 1 Term Lender

By:	/s/ Kenneth V. Jones
Name: Kenneth V. Jones
Title: Vice President

(Signature Pages to DIP Loan Agreement)

SUNTRUST BANK, as
☒ Revolving Lender, Tranche 1 Term Lender and Tranche 2 Term Lender
☒ Tranche 1 Term Lender

By:	/s/ Janet R. Naifeh
Name: Janet R. Naifeh
Title: Senior Vice-President

(Signature Pages to DIP Loan Agreement)

REGIONS BANK, successor by merger to Amsouth Bank, as
☒ Revolving Lender, Tranche 1 Term Lender and Tranche 2 Term Lender
☐ Tranche 1 Term Lender

By:	/s/ William Carroll
Name: William Carroll
Title: Senior Vice President

(Signature Pages to DIP Loan Agreement)

JPMORGAN CHASE BANK, N.A., as
☒ Revolving Lender, Tranche 1 Term Lender and Tranche 2 Term Lender
☒ Tranche 1 Term Lender

By:	/s/ Michael J. Burke
Name: Michael J. Burke
Title: SVP

(Signature Pages to DIP Loan Agreement)

DEUTSCHE BANK TRUST COMPANY AMERICAS, as
☐ Revolving Lender, Tranche 1 Term Lender and Tranche 2 Term Lender
☒ Tranche 1 Term Lender

By:	/s/ Michael M. Meagher
Name: Michael M. Meagher
Title: Vice President

/s/ David J. Crescenzi
Name: David J. Crescenzi
Title: Managing Director

(Signature Pages to DIP Loan Agreement)

GOLDMAN SACHS CREDIT PARTNERS L.P.
☒ Revolving Lender, Tranche 1 Term Lender and Tranche 2 Term Lender
☐ Tranche 1 Term Lender

By:	/s/
Name:
Title: Counsel – Assistant Secretary

(Signature Pages to DIP Loan Agreement)